EXECUTION VERSION

ASSET PURCHASE AND SALE AGREEMENT

by and among

REED KRAKOFF INVESTMENTS LLC,

REED KRAKOFF

and

COACH, INC.

Dated:  July 29, 2013

TABLE OF CONTENTS

ARTICLE I Definitions and Rules of Construction		1
1.1.	Definitions	1
1.2.	Rules of Construction	9
ARTICLE II Purchase and Sale		10
2.1.	Closing	10
2.2.	Sale and Purchase of the Assets	10
2.3.	Nonassignable Assets and Liabilities	12
2.4.	Excluded Assets	12
2.5.	Assumption of Liabilities	13
2.6.	Excluded Liabilities	14
2.7.	Payments at the Closing	14
2.8.	Working Capital Adjustment	15
ARTICLE III Representations and Warranties of Seller		17
3.1.	Organization and Power	17
3.2.	Authorization and Enforceability	17
3.3.	No Violation	18
3.4.	Governmental Authorizations and Consents	18
3.5.	Title	18
3.6.	No Brokers	18
3.7.	Intellectual Property	18
3.8.	Real Property Leases	20
3.9.	Assumed Contracts	20
3.10.	No Undisclosed Liabilities of RK LLC	20
ARTICLE IV Representations and Warranties of Buyer		20
4.1.	Organization and Power	20
4.2.	Authorization and Enforceability	20
4.3.	No Violation	21
4.4.	Governmental Authorizations and Consents	21
4.5.	Litigation	21
4.6.	Capitalization	21
4.7.	No Brokers	21
4.8.	Investigation	22
4.9.	Business Prospects	22
4.10.	Sketches, Drawings and Designs	22
ARTICLE V Covenants		22
5.1.	Conduct of Seller	22
5.2.	Approvals and Consents	23
5.3.	Tax Matters	24
5.4.	Employee Matters	24
5.5.	Preservation of Books and Records	26
5.6.	Proprietary Information	26
5.7.	Non-Solicitation	27
5.8.	Public Announcements	27
5.9.	Funding of Buyer	28
5.10.	Intellectual Property	28

5.11.	Post-Closing Deliveries	29
5.12.	Efforts	30
ARTICLE VI Conditions to Closing		30
6.1.	Conditions to All Parties’ Obligations	30
6.2.	Conditions to Seller’s Obligations	30
6.3.	Conditions to Buyer’s Obligations	31
ARTICLE VII Deliveries by Seller at Closing		32
7.1.	Officer’s Certificate	32
7.2.	Lease Assignment and Assumption Agreements	32
7.3.	Bill of Sale	32
7.4.	Intellectual Property Assignments	32
7.5.	LLC Agreement	32
7.6.	Credit Agreement	32
7.7.	Modified Branding Agreement	32
7.8.	Branding Agreement Side Letter	33
7.9.	Branding Agreement Termination Agreement	33
7.10.	Transition Services Agreement	33
7.11.	RK Interest Assignment	33
7.12.	FIRPTA Certificate	33
7.13.	Concession Agreement Assignment	33
7.14.	Further Instruments	33
ARTICLE VIII Deliveries by Buyer at Closing		33
8.1.	Officer’s Certificate	33
8.2.	Closing Consideration Amount	33
8.3.	Confirmation of Funding	34
8.4.	Assumption Agreement	34
8.5.	LLC Agreement	34
8.6.	Credit Agreement	34
8.7.	Modified Branding Agreement	34
8.8.	Branding Agreement Side Letter	34
8.9.	Branding Agreement Termination Agreement	34
8.10.	Transition Services Agreement	34
8.11.	Lease Assignment and Assumption Agreements	34
8.12.	Further Instruments	34
ARTICLE IX Indemnification; Survival		35
9.1.	Expiration/Survival of Representations and Warranties	35
9.2.	Indemnification	35
ARTICLE X Termination		38
10.1.	Termination	38
10.2.	Procedure and Effect of Termination	38
ARTICLE XI Miscellaneous		39
11.1.	Expenses	39
11.2.	Notices	39
11.3.	Governing Law	40
11.4.	Entire Agreement	40
11.5.	Severability	40

- ii -

11.6.	Amendment	40
11.7.	Effect of Waiver or Consent	41
11.8.	Bulk Transfer Laws	41
11.9.	Parties in Interest; Limitation on Rights of Others	41
11.10.	Assignability	41
11.11.	Jurisdiction; Court Proceedings; Waiver of Jury Trial	42
11.12.	No Other Duties	42
11.13.	Reliance on Counsel and Other Advisors	42
11.14.	Remedies	42
11.15.	Specific Performance	42
11.16.	Counterparts	43
11.17.	Further Assurance	43

Exhibits

Exhibit A – Form of LLC Agreement
Exhibit B – Amended LLC Agreement Term Sheet
Exhibit C – Form of Modified Branding Agreement
Exhibit D – Form of Transition Services Agreement
Exhibit E – Form of Credit Agreement
Exhibit F – Form of U.S. Patent Assignment
Exhibit G – Form of U.S. Trademark Assignment
Exhibit H – Form of U.S. Copyright Assignment
Exhibit I – Form of Domain Name Assignment
Exhbiit J – Form of Branding Agreement Side Letter
Exhibit K – Form of Branding Agreement Termination Agreement

- iii -

ASSET PURCHASE AND SALE AGREEMENT

ASSET PURCHASE AND SALE AGREEMENT, dated as of July 29, 2013, by and among Reed Krakoff Investments LLC, a Delaware limited liability company (“Buyer”), Reed Krakoff (“Krakoff”) and Coach, Inc., a Maryland corporation (“Seller”).

RECITALS

WHEREAS, Seller and its Affiliates are individually, jointly or in collaboration with or through third parties, engaged in the business of designing, marketing, distributing, producing, manufacturing, selling, importing and exporting luxury ready-to-wear clothing, handbags, shoes, fragrances, accessories and other products or services under, or otherwise exploiting, the Reed Krakoff Brand (the “Business”); and

WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller desires to sell, transfer, convey, assign and deliver to Buyer, the RK Interests and the Assets, upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1.         Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Arbiter” has the meaning set forth in Section 2.8(d).

“Arbiter Statement” has the meaning set forth in Section 2.8(d).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Seller shall not be deemed an Affiliate of Buyer for the purposes of this Agreement.

“Agreement” means this Asset Purchase and Sale Agreement, as it may be amended from time to time.

“Ancillary Documents” means the following documents being executed and delivered in connection with this Agreement and the transactions contemplated hereby: the LLC Agreement, the Credit Agreement (if Buyer exercises its option to enter into the Credit Agreement in accordance with Section 5.9), the Transition Services Agreement, the IP Assignments, the Modified Branding Agreement, the Branding Agreement Side Letter, the Branding Agreement Termination Agreement, the Krakoff Resignation Letter, the Lease Assignment and Assumption Agreements or the Sublease Agreements, as applicable, and the Bill of Sale.

“Assets” has the meaning set forth in Section 2.2.

“Assumption Agreement” has the meaning set forth in Section 8.4.

“Assumed Contracts” has the meaning set forth in Section 2.2(l).

“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Balance Sheet” means the balance sheet of the Business as of June 29, 2013 set forth in Section 1.1(a) of the Schedules.

“Bill of Sale” has the meaning set forth in Section 7.3.

“Books and Records” has the meaning set forth in Section 5.5(a).

“Branding Agreement” means that certain Branding Agreement, dated as of August 5, 2010, by and between Seller and Krakoff.

“Branding Agreement Side Letter” has the meaning set forth in Section 7.9.

“Branding Agreement Termination Agreement” has the meaning set forth in Section 7.9.

“Bulk Transfer Laws” has the meaning set forth in Section 11.8.

“Business” has the meaning set forth in the Recitals.

“Business Benefit Plan” has the meaning set forth in Section 5.4(c).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Business Employee” has the meaning set forth in Section 5.4(a).

“Business Intellectual Property” has the meaning set forth in Section 2.2(h).

“Business IP Agreements” means all Contracts to which Seller or one or more of its Affiliates is a party relating solely to the license, sublicense, creation, development, use, exploitation, disclosure, or transfer of Business Intellectual Property (including any release, covenant not to sue or immunity from suit) other than (a) licenses of Commercial Software and (b) non-exclusive licenses of Intellectual Property incidental to the sale of products in the ordinary course of business.

“Business Material Adverse Effect” means any material adverse effect on the business, operations or financial condition of the Business taken as a whole; provided, that none of the following Events shall be taken into account in determining whether there has been or may be a Business Material Adverse Effect: (i) any Event with respect to United States financial or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) any act of war, armed hostilities or terrorism, (iii) any Event with respect to the luxury apparel and accessories industry, (iv) any change in Law or GAAP or the interpretation or enforcement of either, (v) any termination or failure to renew by any Governmental Authority of any permit or license of the Business, (vi) the negotiation, execution, delivery, performance or public announcement of this Agreement (including, without limitation, any litigation related thereto and/or any adverse change in customer, employee, supplier, financing source, licensor, licensee, stockholder, joint venture partner or any other similar relationships), (vii) any change resulting from the failure of Buyer to consent to any acts or actions requiring Buyer’s consent under this Agreement and for which Seller has sought such consent, (viii) any failure of the Business to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans or (ix) any change, in or of itself, in the market price or trading volume of Seller common stock, except, in the case of clauses (i), (ii) or (iii), to the extent such Events have a materially disproportionate effect on the Business, taken as a whole, relative to other Persons engaged in the luxury apparel and accessories industry.

“Business Trademarks” has the meaning set forth in Section 3.7(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 5.4(c).

“Buyer Indemnitees” has the meaning set forth in Section 9.2(b).

“Buyer Material Adverse Effect” means (i) a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and fulfill its obligations hereunder or (ii) any fact, event or circumstance that would be reasonably likely to delay in any material respect the consummation of the transactions contemplated hereby.

“Closing” has the meaning set forth in Section 2.1.

“Closing Consideration Amount” has the meaning set forth in Section 2.7(a)(i).

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Invest Funding” has the meaning set forth in Section 5.9.

“Commercial Software” means commercially available Software widely licensed by the owner of such Software pursuant to a standard license agreement and used internally (and not licensed or sublicensed to third parties).

“Common Units” means the member interests in Buyer that are designated as Common Units in the LLC Agreement.

“Concession Agreement” means the Licensed Department and Concession Agreement between Saks & Company and Seller dated January 28, 2013.

“Consent” has the meaning set forth in Section 5.2(a).

“Contemplated Transactions” means the purchase and sale of the RK Interests and the Assets as contemplated by this Agreement and the Ancillary Documents.

“Contract” means any oral or written agreement, license, contract, arrangement, understanding, obligation or commitment to which a party is bound.

“Credit Agreement” has the meaning set forth in Section 5.9.

“Determination Date” has the meaning set forth in Section 2.8(d).

“End Date” means August 30, 2013.

“Event” means events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts.

“Excluded Assets” has the meaning set forth in Section 2.4(b).

“Excluded Liabilities” has the meaning set forth in Section 2.6.

“Final CFO Certificate” has the meaning set forth in Section 2.8(b).

“Final Working Capital” has the meaning set forth in Section 2.8(d).

“Fundamental Representations” means (i) with respect to Seller, the representations and warranties in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (No Violation), Section 3.4 (Government Authorizations and Consents), Section 3.5 (Title) and Section 3.6 (No Brokers) and (ii) with respect to Buyer, the representations and warranties in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.3 (No Violation), Section 4.4 (Government Authorizations and Consents), and Section 4.7 (No Brokers).

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 3.4.

“Indemnitee” has the meaning set forth in Section 9.2(d)(i).

“Indemnitor” has the meaning set forth in Section 9.2(d)(i).

“Intellectual Property” means, collectively, all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to: (a) utility and design patents and patent applications, and any and all divisions, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom, and utility models, (collectively, “Patents”), any intellectual property and similar proprietary rights in inventions and invention disclosures, whether or not patentable, (b) copyrights, including copyrights in any works of authorship, such as in drawings, Software, records, website content, marketing materials and databases, (c) trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate names, brand names and other similar identifiers of source or origin, together with all goodwill associated with any of the foregoing, (“Trademarks”) (d) domain names, (e) any intellectual property and similar proprietary rights in designs (f) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Laws and common law), any intellectual property and similar proprietary rights in business, marketing and technical information, product specifications, product designs, plans, proprietary processes, customer or supplier lists, know-how, other non-public, confidential or proprietary information and rights to limit the use or disclosure thereof by any person (“Trade Secrets”), (g) all intellectual property and similar proprietary rights in Software, (h) rights of publicity and other rights to use the names and likeness of individuals, (i) moral rights and (j) claims, causes of action and defenses relating to the enforcement of any of the foregoing, and in each case of (a) to (d), above, including any registrations of, applications to register and renewals and extensions of any of the foregoing with or by any Governmental Authority in any jurisdiction.

“IP Assignments” has the meaning set forth in Section 7.4.

“IP Representations” means the representations and warranties in Section 3.7.

“Krakoff” has the meaning set forth in the Preamble.

“Krakoff Employment Agreement” means that certain Employment Agreement, dated as of June 1, 2003, by and between Seller and Krakoff, as amended.

“Krakoff Funding” has the meaning set forth in Section 5.9.

“Krakoff Investor” has the meaning set forth in Section 5.9.

“Krakoff Resignation Letter” means that certain resignation letter, dated July 29, 2013, from Krakoff to Seller.

“Las Vegas Store” means the Reed Krakoff boutique located at 3500 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Lease Assignment and Assumption Agreement” has the meaning set forth in Section 5.2(a).

“Lease Retention Period” has the meaning set forth in Section 5.2(b).

“Lien” means any lien, security interest, easement, sublease, pledge or other similar encumbrance.

“Litigation” has the meaning set forth in Section 4.5.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Buyer, substantially in the form attached as Exhibit A hereto, to be entered into by Buyer and Seller at the Closing; provided that if Buyer receives the Co-Invest Funding in accordance with Section 5.9, such form attached as Exhibit A may be amended in a manner generally consistent with the term sheet attached as Exhibit B hereto.

“Loss” or “Losses” means all claims, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees, provided, that (i) Losses shall not include consequential damages, special damages, or punitive damages, and (ii) for purposes of computing Losses incurred by an Indemnitee, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements, and any Tax benefits, received or (in the reasonable determination of the Indemnitee and the Indemnitor) receivable by such Indemnitee or any of such Indemnitee’s Affiliates in connection with such Losses or the circumstances giving rise thereto.

“Modified Branding Agreement” means that certain Branding Agreement, substantially in the form attached as Exhibit C hereto, to be entered into by Seller, Buyer and Krakoff at the Closing.

“Negotiation Period” has the meaning set forth in Section 2.8(c).

“Net Working Capital” means an amount equal to (i) those current assets of the Business consisting of the sum of the following line items, as set forth on the Balance Sheet: “Accounts Receivable” and “Prepaid Assets”, as of the Closing Date minus (ii) those current liabilities of the Business consisting of the sum of the following line items, as set forth on the Balance Sheet: “Accounts Payable”, “Accrued Payroll”, “Accrued Payroll Taxes”, Accrued Sales/VAT Taxes” and “Accrued Other”, as of the Closing Date, calculated in accordance with the Working Capital Principles.

“Neutral Arbiter” means such independent accounting firm as Seller and Buyer mutually agree in writing; provided, if Buyer and Seller are unable to mutually agree upon such an accountant within a ten (10) day period, then Buyer and Seller shall each select a nationally recognized accountant and within five (5) days after their selection, those two accountants shall select a third nationally recognized accountant, which third accountant shall act as the Neutral Arbiter.

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permitted Liens” means any (i) Lien in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings, or Liens in respect of Taxes not yet due and payable, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property and (iv) any non-exclusive licenses or grants to use any Business Intellectual Property that are incidental to the sale of products in the ordinary course of business.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Real Property Leases” means the real property leases, subleases or other occupancies used by the Seller or to which it is a party as lessee or lessor, with respect to the Business, each as set forth in Section 1.1(b) of the Schedules.

“Reed Krakoff Brand” means the brand of products and services developed and marketed by Seller or its Affiliates under the Reed Krakoff Name pursuant to the Branding Agreement.

“Reed Krakoff Name” means the name “Reed Krakoff”, and all derivations and combinations thereof (including the names “Reed” and “Krakoff” and the initials “RK”).

“Retained Lease” has the meaning set forth in Section 5.2(b).

“RK Employee” shall mean each Business Employee who commences employment with Buyer as of 11:59 p.m. on the Closing Date.

“RK Interests” means the equity interests owned by Seller in RK LLC.

“RK LLC” means Reed Krakoff LLC, a Delaware limited liability company.

“Resolution Period” has the meaning set forth in Section 2.8(c).

“Restraints” has the meaning set forth in Section 6.1(a).

“Schedules” means the schedules of even date herewith delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.

“Seller” has the meaning set forth in the Preamble.

“Seller Bridge Line” has the meaning set forth in Section 5.9.

“Seller Indemnitees” has the meaning set forth in Section 9.2(a).

“Short Hills Store” means the Reed Krakoff boutique located at 1200 Morris Turnpike, Short Hills, NJ 07078.

“Software” means object code, source code, data files, application programming interfaces and databases, and documentation related thereto.

“Special Convertible Preferred Units” means the membership interests in Buyer that are designated as Special Convertible Preferred Units in the LLC Agreement.

“Sublease Agreement” has the meaning set forth in Section 5.2(a).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Target Working Capital” means negative $1,000,000.

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, Transfer Taxes, and other taxes of any kind whatsoever, together with all interest, penalties or additions to tax.

“Tax Contest” shall mean any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability for Taxes.

“Tax Return” means any report, return, statement or other written information required to be supplied by Seller to a Taxing Authority in connection with any Taxes.

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Party Claim” has the meaning set forth in Section 9.2(d)(ii)(A).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transfer Taxes” has the meaning set forth in Section 5.3(a).

“Transition Services Agreement” means that certain Transition Services Agreement, substantially in the form attached as Exhibit D hereto, to be entered into by Seller and Buyer at the Closing.

“Working Capital Estimate” has the meaning set forth in Section 2.8(a).

“Working Capital Overage” has the meaning set forth in Section 2.7(c).

“Working Capital Principles” means the principles, practices and methodologies for the determination and valuation of Net Working Capital as set forth in Section 1.1(c) of the Schedules.

“Working Capital Underage” has the meaning set forth in Section 2.7(c).

1.2.         Rules of Construction.

Unless the context otherwise requires:

(a)           A capitalized term has the meaning assigned to it;

(b)           An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)           References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(e)           The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f)           This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g)           All monetary figures shall be in United States dollars unless otherwise specified; and

(h)           References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II

Purchase and Sale

2.1.         Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, at 10:00 A.M. local time on the second Business Day immediately following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date as Buyer and Seller may otherwise agree. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.2.         Sale and Purchase of the Assets.

Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Buyer, and Buyer shall purchase and acquire, all of Seller’s right, title and interest in and to the RK Interests and the Assets, in each case free and clear of all Liens other than Permitted Liens. For purposes of this Agreement, “Assets” shall mean the following assets to the extent related solely to the Business (which shall not in any event include any of the Excluded Assets):

(a)           the Real Property Leases;

(b)          all fixtures and furniture located in the Las Vegas Store, the Short Hills Store, the premises related to the Real Property Leases and the workshops, design studios, show rooms and storage facilities set forth in Section 2.2(b) of the Schedules;

(c)          all accounts receivable of the Business;

(d)          all inventories of work-in-process, merchandise, raw materials (and permits related thereto, if any) and finished goods related solely to the Business, including inventories (i) located in the Las Vegas Store or the Short Hills Store, (ii) located in the show rooms and the storage space set forth in Section 2.2(d) of the Schedules, (iii) with manufacturers and (iv) under consignment;

(e)          all minute books, stock records and charter documents, corporate seals related to the RK Interests and all other books, records or documents relating solely to the Business, including all design studio and workshop records and strategic or marketing materials;

(f)           all purchase orders with manufacturers for merchandise and finished goods set forth in Section 2.2(f) of the Schedules;

(g)          all Business IP Agreements, including those set forth in Section 2.2(g) of the Schedules, and all rights therein or thereunder;

(h)          all of Seller and its Affiliates’ (other than RK LLC) right, title and interest in and to (i) all Trademarks consisting of or containing the Reed Krakoff Name, including all registration and applications therefore and those Trademarks listed on Schedule 2.2(h)(i), (ii) all Internet domain names, Patents and copyright registrations listed on Schedule 2.2(h)(ii), (iii) the Reed Krakoff Brand, (iv) all Intellectual Property in and to sketches, drawings and designs created by Krakoff in connection with the Reed Krakoff Brand and identified as such in the Seller’s archives prior to the date hereof or created after the date hereof and labeled as such at the time of creation, all sketches and designs derived therefrom, and all specification sheets related to the foregoing (in each case, including all initial sketches, designer sketch options, design cards, prototypes, samples and technical specifications for production) (v) all images and personal likenesses of Krakoff captured or used by Seller or its Affiliates exclusively in connection with the Reed Krakoff Brand and all Intellectual Property rights therein and (vi) publicity materials, websites or advertisements used solely in connection with the Business ((i) through (vi) above together with the Intellectual Property owned by RK LLC, the “Business Intellectual Property”), together with the right to sue for future or past infringements thereof and entirely stand in the place of Seller and its Affiliates in all matters related thereto, and all income, royalties, damages and payments due or payable at the Closing or thereafter therefrom and all claims, causes of action and defenses relating to the enforcement of any of the foregoing;

(i)           all past and present goodwill related solely to the Business or Business Intellectual Property or otherwise associated with or symbolized by any of the Assets;

(j)           all machinery, equipment, molds, tools, furniture and furnishings, leasehold improvements, goods, vehicles, office equipment and supplies, computers and related equipment, telephones, telecopiers, and other fixed assets, including such Assets set forth on Section 2.2(j) of the Schedules;

(k)          all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof set forth on Section 2.2(k) of the Schedules, but not including such rights related to real property leases, subleases and occupancies used by the Seller or to which it is a party as lessee or lessor, other than the Real Property Leases;

(l)           all other Contracts related solely to the Business, including those Contracts set forth on Section 2.2(l) of the Schedules (the “Assumed Contracts”); and

(m)         all rights to receive mail (including e-mail) and other communications related solely to the Business.

2.3.         Nonassignable Assets and Liabilities.

(a)           Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Asset if the attempted assignment thereof, without the consent of a third party thereto, would constitute a breach of any obligation of Seller or would in any way adversely affect the rights of Buyer or Seller thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller will, to the extent not prohibited by or not in violation of any such agreement, (a) cooperate with Buyer in any commercially reasonable arrangement designed to provide for Buyer the benefits (including the exercise of the Seller’s rights) under any such Asset, including enforcement for the benefit of Buyer of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (b) hold all monies paid to Seller thereunder on and after the Closing Date in trust for the account of Buyer, and (c) remit such money to Buyer as promptly as possible. Any transfer or assignment to Buyer by Seller of any property or property rights or any agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

(b)          Notwithstanding anything in this Agreement to the contrary, if an attempted assumption of an Assumed Liability would be ineffective or would not result in the full release of Seller from its obligations under such Assumed Liability without consent of a third party thereto and such consent is not obtained prior to Closing, Buyer will indemnify Seller for any and all amounts payable by Seller pursuant to such Assumed Liability from and after the Closing Date.

2.4.         Excluded Assets.

(a)          Other than the Assets, Seller shall not sell, transfer, assign or deliver to Buyer any of its rights, titles to or interests in any assets, including any of the Excluded Assets.

(b)         For purposes of this Agreement, “Excluded Assets” mean the following:

(i)          all assets and properties related to Seller’s and its Affiliates’ (other than RK LLC) businesses but not solely to the Business;

(ii)         Seller’s trade names and common law names (other than the Reed Krakoff Name), including, without limitation, the “Coach” name and all Trademarks consisting of or containing such trade and common law names (other than the Reed Krakoff Name); provided, however, that Buyer and its Affiliates shall have the right to make non-trademark use of the word “Coach” (but not, for the avoidance of doubt, any other Trademark of Seller, including any logo or stylized representation of the word “Coach”) in connection with accurate historical descriptions of the Assets and/or the Business;

(iii)        all rights to refunds of Taxes paid by Seller, except to the extent included as an asset on the Balance Sheet;

(iv)        all data and records to the extent relating to Tax liabilities, potential Tax liabilities, or refunds of Taxes of Seller or Taxes of the Business, in each case, with respect to taxable periods or portions thereof, ending on or prior to the Closing Date, excluding however, books and records related to Taxes that are Assumed Liabilities;

(v)         all minute books, stock records and charter documents, corporate seals and other books, records or documents relating to the corporate organization of Seller, existence or capitalization of Seller, as well as any other records or materials relating to Seller generally and not relating solely to the Assets or Business;

(vi)        all consideration received by, and all rights of, Seller pursuant to this Agreement;

(vii)       all cash and cash equivalents (including marketable securities and short term investments) and deposits held by Seller or related to the Business;

(viii)      any amounts due from Seller’s Affiliates;

(ix)         all insurance benefits, including rights and proceeds, arising from or primarily relating to the Assets;

(x)          the closed-circuit television systems located in the Las Vegas Store and the Short Hills Store, including all related equipment;

(xi)         all machinery, equipment, molds, tools, furniture and furnishings, leasehold improvements, goods, vehicles, office equipment and supplies, computers and related equipment, telephones, telecopiers, and other fixed assets not solely used by the Business; and

(xii)        any assets or properties set forth in Section 2.4(b)(xii) of the Schedules.

2.5.         Assumption of Liabilities.

Effective as of the Closing, Seller shall not have any liability or obligation with respect to, and Buyer shall assume and thereafter pay, perform and discharge when due, only the following liabilities and obligations of Seller (which shall not in any event include the Excluded Liabilities) to the extent related to or arising from the RK Interests, the Assets and/or the Business (collectively, the “Assumed Liabilities”):

(a)          all obligations and liabilities arising under the Real Property Leases and the Assumed Contracts arising from and after the Closing;

(b)          (i) all current liabilities of the Business set forth on the Balance Sheet, including accounts payable, accrued payroll, accrued payroll taxes, accrued sales/VAT taxes and other accruals to the extent included in the calculation of the Net Working Capital pursuant to the Working Capital Principles plus (ii) accounts payable in the ordinary course of business representing inventory purchased;

(c)          all liabilities for Taxes relating to the Assets and/or the Business for taxable periods or portions thereof beginning after the Closing; and

(d)          the liabilities set forth in Section 2.5(d) of the Schedules.

2.6.         Excluded Liabilities.

Seller shall, without any further responsibility or liability of, or recourse to, Buyer or RK LLC, or any of Buyer’s directors, managers, equityholders, officers, employees, agents, consultants, representatives, affiliates, successors or assigns, absolutely and irrevocably assume and be solely liable and responsible for, and indemnify Buyer in respect of, any liabilities or obligations other than the Assumed Liabilities (the “Excluded Liabilities”), including:

(a)          all liabilities relating to or arising out of the Excluded Assets;

(b)          all liabilities for Taxes relating to the Assets and/or the Business for taxable periods or portions thereof ending on or prior to the Closing;

(c)          any liabilities relating to the Business or RK LLC in connection with any litigation arising out of events occurring prior to the Closing Date, including the litigation set forth on Section 2.6(c) of the Schedules;

(d)          any liabilities for personal injury or property damage, whether in contract, tort, strict liability or under any other theory, arising from products sold or services rendered by the Business prior to the Closing Date;

(e)          any liabilities of the Business for indebtedness incurred prior to the Closing Date;

(f)           all liabilities relating to the Las Vegas Store or the Short Hills Store;

(g)          all obligations and liabilities of Seller with respect to employment, or termination of employment, in each case, on or prior to the Closing Date, other than accrued compensation obligations to the extent included in the calculation of the Net Working Capital pursuant to the Working Capital Principles.

(h)          all obligations and liabilities of Seller following the Closing Date with respect to the employment of, termination of employment of or failure to offer employment to any employee of Seller other than an RK Employee;

(i)           the liabilities set forth on Section 2.6(i) of the Schedules; and

(j)           any liabilities of RK LLC that are not Assumed Liabilities.

2.7.         Payments at the Closing.

(a)          The purchase price to be paid by Buyer for the RK Interests and the Assets, and the assumption of the Assumed Liabilities, shall be as follows:

(i)          Ten Dollars ($10.00) in cash (the “Closing Consideration Amount”); plus

(ii)         that number of Common Units equal to fifteen percent (15%) of the issued and outstanding Common Units immediately following the Closing (provided, that if Buyer receives the Co-Invest Funding in accordance with Section 5.9, the number of Common Units to be received by Seller in accordance with this Section 2.7(a)(ii) shall equal 7.5% of the issued and outstanding Common Units immediately following the Closing); plus

(iii)        the Special Convertible Preferred Units as set forth in the LLC Agreement; plus

(iv)        the Working Capital Overage (as defined below), if any, in accordance with Section 2.7(c).

(b)          At the Closing, Buyer shall pay to Seller in consideration for the RK Interests and all of the Assets an amount equal to the Closing Consideration Amount, by wire transfer of immediately available funds to an account designated by Seller no fewer than three (3) Business Days prior to the Closing Date.

(c)          At Closing, (i) If the Working Capital Estimate is has a higher value than the Target Working Capital, then Buyer shall make a payment equal to such difference (the “Working Capital Overage”) in immediately available funds to such account as is designated by Seller at Closing, or (ii) if the Working Capital Estimate has a lower value than the Target Working Capital, then Seller shall make a payment equal to such difference (the “Working Capital Underage”) in immediately available funds to such account as is designated by Buyer at Closing.

2.8.         Working Capital Adjustment.

(a)          No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate of the Chief Financial Officer of Seller setting forth in reasonable detail the estimated computation based on the Working Capital Principles of the amount of (i) the Net Working Capital (the “Working Capital Estimate”), and (ii) the Working Capital Overage or the Working Capital Underage, as applicable. Seller will consult in good faith with Buyer regarding the calculation of the Working Capital Estimate and the resulting Working Capital Overage or Working Capital Underage, as applicable.

(b)          Promptly, but in any event within sixty (60) days after the Closing, Buyer shall prepare and deliver to Seller a certificate of the Chief Financial Officer of Buyer (the “Final CFO Certificate”) setting forth the proposed calculation of the Net Working Capital pursuant to the Working Capital Principles. Thereafter, at the request of either Seller or Buyer, the other party shall give Seller or Buyer (as the case may be) access during normal business hours to the books and records relating to the Business that are relevant to the calculation of the Net Working Capital. In addition, Buyer shall make its representatives reasonably available to answer questions with respect to the calculation of the Net Working Capital.

(c)          If Seller disagrees with Buyer’s calculation of the Net Working Capital, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Final CFO Certificate. Following the Closing, Buyer shall provide Seller access to the records and employees of Buyer to the extent necessary for the review of Buyer’s calculation of the Net Working Capital and shall cause the employees of Buyer to cooperate with Seller in connection with its review of Buyer’s calculation of the Net Working Capital; provided that such access shall be reasonably necessary and does not unreasonably disrupt the personnel and operations of Buyer. In the event that Seller does not provide such a notice of disagreement to Buyer within such 30-day period, Seller shall be deemed to have accepted Buyer’s calculation of the Net Working Capital, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) (the “Resolution Period”), to resolve any disagreements with respect to Buyer’s calculation of the Net Working Capital. If, at the end of the Resolution Period, they are unable to resolve such disagreements, then Buyer’s calculation of the Net Working Capital along with Seller’s notice of disagreement (both modified to reflect only unresolved disagreements) and a written response from Buyer to Seller’s notice of disagreement (setting forth in reasonable detail the particulars of Buyer’s disagreement) shall be submitted within ten (10) days after the last day of the Resolution Period to the Neutral Arbiter to resolve any remaining disagreements. Buyer and Seller agree to execute, if requested by the Neutral Arbiter, a customary engagement letter. The Neutral Arbiter shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Neutral Arbiter, whether (and only with respect to the remaining disagreements submitted to the Neutral Arbiter) and to what extent (if any) the amount of the Net Working Capital as determined in accordance with the terms of this Agreement requires correction; provided that the scope of the dispute to be resolved by the Neutral Arbiter shall be limited to whether the Buyer’s calculation of the Net Working Capital was calculated in accordance with the Working Capital Principles, and whether there were mathematical errors in such calculation, and the Neutral Arbiter shall not make any other determination. In reaching its determination, the only alternatives available to the Neutral Arbiter will be to (i) accept the position of Buyer, (ii) accept the position of Seller or (iii) determine a position between those two positions. The Neutral Arbiter will determine the allocation of its costs and expenses based on the inverse of the percentage which its award (before such allocation) bears to the total amount of the total items in arbitration as originally submitted to it. Accordingly, by way of example, should the items in arbitration total in amount to $1,000 and the Neutral Arbiter awards $600 in favor of Seller’s position, 60% of the costs and expenses would be assessed against Buyer and 40% of the costs and expenses would be assessed against Seller. The determination of the Neutral Arbiter shall be final, binding and conclusive. The date on which the amount of the Closing Working Capital is finally determined in accordance with this Section 2.8(c) (whether due to agreement by Buyer and Seller or a determination by the Neutral Arbiter in accordance with this Section 2.8(c)), is hereinafter referred as to the “Determination Date.”

(d)          For the purposes of this Agreement, “Final Working Capital” means the Net Working Capital, as finally agreed or determined in accordance with Section  2.8(c). Upon the determination of the Final Working Capital pursuant to Section  2.8(c), (i) if (and only if) the Final Working Capital has a higher value than the Working Capital Estimate, Buyer shall promptly (but in any event within five (5) Business Days following the Determination Date) deliver to Seller the amount by which the Final Working Capital exceeds the Working Capital Estimate by wire transfer of immediately available funds to an account or accounts designated by Seller in writing and (ii) if (and only if) the Working Capital Estimate has a higher value than the Final Working Capital, then Seller shall promptly (but in any event within five Business Days following the Determination Date) deliver to Buyer a cash payment in the amount by which the Working Capital Estimate exceeds the Final Working Capital by wire transfer of immediately available funds to one or more accounts designated by Buyer in writing. Upon payment of the amounts provided in this Section 2.8(d), none of the parties hereto may make or assert any claim under this Section 2.8.

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

3.1.         Organization and Power.

Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. Seller has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. Seller has all power and authority, and possesses all governmental licenses and permits necessary to enable it to own or lease and to operate the properties and assets with respect to the Business and carry on the Business as currently conducted, except such power, authority, licenses and permits the absence of which do not have a Business Material Adverse Effect.

3.2.         Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the performance by Seller of the Contemplated Transactions that are required to be performed by Seller have been duly authorized by Seller and no other corporate proceedings on the part of Seller (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Contemplated Transactions that are required to be performed by Seller. This Agreement is and each of the Ancillary Documents to be executed and delivered at the Closing by Seller will be, at the Closing, duly authorized, executed and delivered by Seller and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Seller enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3.         No Violation.

Except as set forth in Section 3.3 of the Schedules, the execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is a party, consummation of the Contemplated Transactions that are required to be performed by Seller and compliance with the terms of this Agreement and the Ancillary Documents to which Seller is a party will not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, or (e) result in the creation of any Lien upon RK Interests or the Assets, under (i) the provisions of the certificate of incorporation, bylaws, or other similar organization documents of Seller, (ii) any Contract to which Seller is bound or affected that relates to the Business, (iii) any judgment, order or decree to which the Seller is subject, or (iv) any Law applicable to Seller or by which its properties are bound or affected, with respect to the Business except in the case of clause (ii) for conflicts, breaches, defaults, violations, rights, Liens, or requirements that would not have a Business Material Adverse Effect. Neither Seller nor its Affiliates are subject to any Contract that would impair or delay Seller’s ability to consummate the Contemplated Transactions.

3.4.         Governmental Authorizations and Consents.

No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by Seller in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Seller is, or is to be, a party or the consummation by Seller of the Contemplated Transactions.

3.5.         Title.

Seller has good title to, or valid leasehold or license interests in, as the case may be, all of the Assets, free and clear of all Liens other than Permitted Liens. Seller is the beneficial owner of the RK Interests free and clear of all Liens other than Permitted Liens.

3.6.         No Brokers.

Seller has not employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions, other than those fees, commissions or other amounts that will be charged to and paid by Seller.

3.7.         Intellectual Property.

(a)          Section 3.7(a) of the Schedules sets forth a complete and correct list of the following categories of Business Intellectual Property: (i) all registered Trademarks and applications therefor (the “Business Trademarks”); (ii) all Patents (iii) all registered Copyrights and applications therefor; (iv) all registered design rights and applications therefor; and (v) all domain names; in each case listing, as applicable, (A) the name of the current owner of record, (B) the jurisdiction where the application or registration is located and (C) the application or registration number.

(b)          Section 3.7(b) of the Schedules sets forth a complete and correct list of all Business IP Agreements. Neither Seller nor RK LLC have assigned or granted any rights in, to or under the Branding Agreement to any third Person.

(c)          Except as otherwise set forth in Section 3.7(c) of the Schedules, Seller or RK LLC is the sole and exclusive owner of the Business Intellectual Property; in each case, free and clear of any Liens other than Permitted Liens.

(d)          To the knowledge of Seller, the Intellectual Property set forth in Section 3.7(a) of the Schedules is valid, subsisting and enforceable and has not been cancelled, expired or abandoned. None of the Business Trademarks have been assigned from any Person without the associated goodwill. To the knowledge of Seller, Seller and RK LLC have complied with and are in compliance with all Laws with respect to registered and applied for Business Intellectual Property. All such Business Intellectual Property is duly registered, issued and/or filed in the name of Seller or RK LLC, as applicable. To the knowledge of Seller, there are no facts or circumstances that would render any registered or applied for Business Intellectual Property invalid or unenforceable. To the knowledge of Seller, no false allegations of use or other false statements have been made in connection with the filing, prosecution or maintenance of any registered or applied for Business Intellectual Property.

(e)          Except as set forth on Section 3.7(e) of the Schedules there is no pending or, to the knowledge of Seller, threatened, Litigation or any other proceeding: (i) challenging the validity or enforceability of, or contesting Seller’s or RK LLC’s ownership rights with respect to, any of the Business Intellectual Property, (ii) challenging the validity or enforceability of, or Seller’s or RK LLC’s rights under, any Business IP Agreement or (iii) asserting that RK LLC, the conduct of the Business or any product thereof infringes upon, misappropriates, dilutes or violates the Intellectual Property of any Person. To the knowledge of Seller, no Person has infringed, misappropriated, violated or diluted any Business Intellectual Property. There has been no refusal by any Governmental Authority to register any Trademarks used in the Business on the grounds of conflicting prior rights by any other Person.

(f)          Neither the execution, delivery and performance by Seller of this Agreement nor the consummation of the Contemplated Transactions will result in, the creation of any Lien on any Business Intellectual Property or a violation or breach of, or cause acceleration, termination or cancellation, or constitute (with or without notice of lapse of time or both) a default or result in the loss of a material benefit under any of the terms, conditions or provisions of any Business IP Agreement. Neither Seller, nor, to the knowledge of Seller, any other Person, is in default under any Business IP Agreement; and Seller has not given or received any notice of default, or of any event which with the lapse of time would constitute a default, under any such agreements.

(g)          To the knowledge of Seller, Seller and RK LLC’s collection, storage, use and dissemination of any personally identifiable information with relation to the Business are and have been in material compliance with all applicable Laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations.

(h)          No representations or warranties are made by Seller in respect of any Intellectual Property identified as abandoned or rejected in the Schedules.

3.8.         Real Property Leases.

True and correct copies of the Real Property Leases, as amended, have been provided to Buyer. Seller is not in material default and, to the knowledge of Seller, no event has occurred which, with notice or the passage of time, would result in a material default by Seller. To the knowledge of the employees or agents of Seller with responsibility for the day-to-day management of the leased properties, the landlords are not in material default thereunder.

3.9.         Assumed Contracts.

Except as set forth in Section 3.9 of the Schedules, to the knowledge of Seller (a) each Assumed Contract in effect at the Closing is a valid and binding agreement of Seller and/or its Subsidiary party thereto and is in full force and effect, (b) none of Seller or any of its Subsidiaries or any other party thereto, is in default or breach in any material respect under the terms of any such Assumed Contract and (c) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assumed Contract. Complete and accurate copies of each Assumed Contract have been made available to Buyer.

3.10.       No Undisclosed Liabilities of RK LLC.

RK LLC does not have any material debts, liabilities or obligations other than those debts, liabilities and obligations that (i) are or would be required to be reflected on a balance sheet in accordance with U.S. GAAP or (ii) were incurred in the ordinary course of business consistent with past practice.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller that the statements contained in this Article IV are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

4.1.         Organization and Power.

Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

4.2.         Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of the Contemplated Transactions have been duly authorized by Buyer and no other proceedings on the part of Buyer (including, without limitation, any equityholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Buyer enforceable against Buyer, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3.         No Violation.

The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, consummation of the Contemplated Transactions and compliance with the terms of this Agreement and the Ancillary Documents to which Buyer is a party will not (a) conflict with or violate any provision of the certificate of formation, limited liability company agreement or similar organizational documents of Buyer, or (b) conflict with or violate in any material respect any Law applicable to Buyer or by which its respective properties are bound or affected. Neither Buyer nor its Affiliates are subject to any Contract that would impair or delay Buyer’s ability to consummate the Contemplated Transactions.

4.4.         Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Buyer is, or is to be, a party or the consummation by Buyer of the Contemplated Transactions. All representations, warranties, statements or other communications, whether express or implied, made by Buyer to any Governmental Authority in connection with any Governmental Consents shall be true and correct.

4.5.         Litigation.

There are no claims, actions, suits or proceedings (“Litigation”) pending or, to the knowledge of Buyer, threatened against or involving Buyer which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge Buyer’s ability to consummate the Contemplated Transactions.

4.6.         Capitalization.

The Common Units and the Special Convertible Preferred Units to be issued pursuant to the terms of this Agreement, when issued pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable and free of all Liens, claims and restrictions other than those imposed by applicable securities laws or the organizational documents of Buyer. After giving effect to the Contemplated Transactions, the capitalization of Buyer will be as set forth in the LLC Agreement.

4.7.         No Brokers.

Neither Buyer nor any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions, other than those fees, commissions or other amounts that will be charged to and paid by Buyer.

4.8.         Investigation.

Buyer is knowledgeable about the industry in which the Business operates and the Laws and regulations applicable to the Business, and is experienced in the acquisition and management of businesses.

4.9.         Business Prospects.

Buyer acknowledges that Seller (or its Affiliates, officers, directors, employees, agents or representatives) does not make, will not make and has not made any representation or warranty, express or implied, as to the prospects of the Business or its profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or its Affiliates, officers, directors, employees, agents or representatives) in connection with Buyer’s review of the Business.

4.10.       Sketches, Drawings and Designs.

The sketches, drawings and designs created by Krakoff which are stamped or otherwise marked with the Reed Krakoff Name were created solely in connection with the Reed Krakoff Brand and relate solely to the Business.

ARTICLE V

Covenants

5.1.         Conduct of Seller.

(a)          Except (i) to the extent compelled or required by applicable Law, (ii) as otherwise permitted or contemplated by this Agreement, (iii) as set forth in Section 5.1(a) of the Schedules, (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed) or (v) as set forth in Section 5.1(b), during the period from the date hereof to the Closing Date, Seller shall conduct the Business in the ordinary course, consistent with past practice (including the purchasing and manufacturing processes of the Business).

(b)          During the period from the date hereof to the Closing Date, Seller shall continue to fund the operation of the Business in the ordinary course consistent with past practice; provided, that, at the Closing, Buyer shall reimburse Seller for such funding in an aggregate amount equal to the product of (x) three million dollars ($3,000,000) multiplied by (y) a fraction (i) the numerator of which is the number of days during the period from August 1, 2013 to the Closing Date (including both August 1, 2013 and the Closing Date) and (ii) the denominator of which is thirty one (31); provided further, that such reimbursement will be in the form of a draw down on the Seller Bridge Line if Buyer and Seller enter into the Credit Agreement in accordance with Section 5.9.

5.2.         Approvals and Consents.

(a)          Upon the terms and conditions set forth herein, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Contemplated Transactions, including obtaining those consents, approvals, clearances, ratifications, permissions, authorizations and waivers from third Persons listed in Section 5.2(a) of the Schedules (collectively, the “Consents”). If the parties cannot obtain a Consent that is necessary to assign a Real Property Lease to Buyer pursuant to an assignment and assumption agreement between Buyer and Seller (a “Lease Assignment and Assumption Agreement”), Seller shall use commercially reasonable efforts to obtain consent to sublease the entire premises related to such Real Property Lease to Buyer pursuant to a sublease agreement between Buyer and Seller (a “Sublease Agreement”) and, if such consent is obtained, Buyer and Seller will enter into a Sublease Agreement in customary form. During the period prior to Closing, Seller shall exclusively negotiate with the landlords regarding the Consents and neither Buyer nor Krakoff will have any discussions with any landlord for the Real Property Leases unless Seller consents to such discussions and is granted an opportunity to participate in such discussions. Following the Closing, each of the parties shall continue to use commercially reasonable efforts to obtain any of the Consents that were not obtained prior to the Closing. Notwithstanding the foregoing, neither Seller nor its Affiliates shall have any obligation to make payments or any concessions to any third party in connection with obtaining any of the Consents. In connection with obtaining a Consent necessary to assign or sublease, as applicable, the Real Property Leases pursuant to this Section 5.2(a), except as otherwise provided in this Agreement, neither Buyer nor Seller shall be required to pay any increase in the rent or other amounts payable under the related Real Property Lease, to agree to any other modifications of the terms of such Real Property Lease (including a shortening of the lease term) or otherwise be required to pay any premium or fee, except that Buyer and Seller shall each pay half of any processing fee or reimbursement of landlord legal expenses required by the terms of the assignment clause of such Real Property Lease.

(b)          Subject to Section 6.3(d), without limiting the foregoing in Section 5.2(a), in the event that the parties are unable to obtain the Consent(s) necessary to assign or sublease a Real Property Lease to Buyer (such Real Property Lease, a “Retained Lease”), Seller shall use commercially reasonable efforts to provide Buyer with such rights as it would have as a lessee under such Retained Lease for a period beginning on the Closing Date and continuing until the earlier to occur of (i) the expiration of the current term of such Retained Lease (not including any amendments to, or extensions or renewals of, such term) and (ii) the date upon which all Consents necessary to assign or sublease such Retained Lease to Buyer have been obtained (such period, the “Lease Retention Period”); provided, that neither Buyer nor Seller shall be required to agree to any modifications to any such Retained Lease. Buyer shall indemnify and hold harmless Seller with respect to all liabilities arising from any Retained Lease during the Lease Retention Period, including all payments required to be made under the terms of the Retained Lease. Buyer shall immediately, and in any event within ten (10) Business Days after receipt by Buyer of notice from Seller of a claim for indemnification hereunder, fully indemnify Seller for any liability with respect to a Retained Lease. Notwithstanding any other provision hereof, if despite Seller’s use of commercially reasonable efforts as required by this Section 5.2(b), Seller has not satisfied the condition identified in Section 6.3(d) of this Agreement, Buyer shall not be obligated to consummate the Contemplated Transactions.

(c)          Seller shall use commercially reasonable efforts to procure from the mortgagee of the landlord under each Real Property Lease customary non-disturbance protections for the benefit of Buyer as the tenant under such Real Property Lease following the assignment of such Real Property Lease contemplated by Section 2.2(a), to the extent that such non-disturbance protections benefitting Buyer are not already in place.

5.3.         Tax Matters.

(a)          All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyance and similar Taxes imposed in connection with the Contemplated Transactions, together with any and all penalties, interest and additions to Tax with respect thereto (together, “Transfer Taxes”), shall be timely paid 50% by Buyer and 50% by Seller.

(b)          Seller, on the one hand, and Buyer, on the other hand, shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably requested, including, without limitation, (i) for the preparation by such other party of any Tax Returns or (ii) in connection with any Tax Contest including one party (or an Affiliate thereof) to the extent such Tax Contest relates to or arises from the Contemplated Transactions.

(c)          Seller and Buyer shall reasonably cooperate in obtaining resale certificates or other relevant exemptions from sales or use tax.

(d)          The transfer of the Assets by Seller to Buyer pursuant to this Agreement shall be treated as a transaction under section 721 of the Code. Seller shall cooperate with Buyer in determining the tax basis and book value (within the meaning of section 704(b) of the Code) of the contributed Assets.

5.4.         Employee Matters.

(a)          Prior to the Closing Date, but effective as of the Closing, Buyer shall make offers of employment to the employees of Seller which are mutually agreed upon by Seller and Buyer and listed in Section 5.4 of the Schedules (each such employee, upon accepting an offer of employment from Buyer, a “Business Employee”). Each such offer shall be communicated in writing and the terms and conditions of such offers of employment shall be in compliance with this Section 5.4. Buyer and Seller acknowledge that (i) Seller shall not be obligated to pay severance to any Business Employee or any employee of Seller listed in Section 5.4 of the Schedules who receives an offer of employment from Buyer but does not accept such offer and (ii) Buyer shall not have any liability or obligations in respect of any benefits, payments or amounts that may be claimed to be due by any Business Employee or any employee of Seller listed in Section 5.4 of the Schedules who receives an offer of employment from Buyer but does not accept such offer.

(b)          For a period of at least one (1) year following the Closing Date, each Business Employee shall be entitled to a position and salary that is at least substantially comparable to the position held and salary received by such Business Employee immediately prior to the Closing. Nothing in this Section 5.4 shall limit the right of Buyer or any of its affiliates to terminate the employment of any Business Employee at any time following the Closing Date.

(c)          For purposes of participation of a Business Employee in a benefit plan of Buyer or its Affiliates (a “Buyer Benefit Plan”), each Business Employee shall be credited with all years of service for which such Business Employee was credited before the Closing Date under any comparable benefit plan of Seller or its Affiliates (a “Business Benefit Plan”), except to the extent such credit would result in a duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing: (i) each Business Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Business Benefit Plans in which such Business Employee participated; and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Business Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Buyer Employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such Business Employee and his or her covered dependents during the portion of the plan year of the Business Benefit Plan ending on the date such Business Employee’s participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Business Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(d)          Buyer shall (i) credit each of the Business Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Business Employee has accrued but not yet used or cashed out as of the Closing Date under the Business’ vacation and sick leave policies as in effect immediately prior to the Closing Date, to the extent such accrued but not yet used or cashed out paid vacation and sick leave days are reflected on the Balance Sheet, and (ii) allow each of the Business Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the Business’ vacation and sick leave policies as in effect immediately prior to the Closing Date.

(e)          Buyer shall be solely responsible for any notices required to be given under, and otherwise comply with, the Workers Adjustment and Retraining Notification Act or similar Laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) resulting from Buyer’s actions with respect to the Business Employees after the Closing Date.

(f)          On the Closing Date, Seller shall pay to each Business Employee who remains employed through the Closing Date the annual bonus earned by such Business Employee for Seller’s 2013 fiscal year under Seller’s annual incentive plan.

(g)          On the Closing Date, Seller shall cause all outstanding and unvested Seller equity awards granted to each Business Employee who remains employed through the Closing Date, other than Krakoff and Valerie Hermann, to vest in full as of the Closing Date, treating any performance conditions as having been achieved at target levels.

(h)          This Section 5.4 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.4, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.4.

5.5.         Preservation of Books and Records.

For a period of six (6) years from the Closing Date or such longer time as may be required by Law:

(a)          Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the books and records of the Business relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b)          Buyer shall and shall cause its Affiliates to allow Seller and its agents access to all Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at its own expense, to make copies of any Books and Records; provided, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer’s business.

(c)          Buyer shall and shall cause its Affiliates to make available to Seller upon reasonable notice to Seller and at reasonable times and upon written request (i) Buyer’s personnel to assist Seller in locating and obtaining any Books and Records, and (ii) any of Buyer’s personnel whose assistance or participation is reasonably required by Seller or any of its Affiliates in anticipation of, or preparation for, existing or future litigation in which Seller or any of its Affiliates are involved. Seller shall reimburse Buyer for Buyer’s reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 5.5.

5.6.         Proprietary Information.

Buyer agrees that it will not use or disclose for any purpose whatsoever any proprietary and confidential information relating to strategic, technical, and/or marketing plans of Seller that is unrelated to the Business, and shall destroy any remaining copies in its possession after the Closing.

5.7.         Non-Solicitation.

(a)          Commencing on the date hereof and continuing for a period of one (1) year from and after the Closing Date, none of Krakoff, Buyer nor any of its Affiliates shall, directly or indirectly, either for its own account or for that of any other Person, solicit for employment or employ any employee of Seller or any of its Affiliates, or request or induce any such employee to leave his or her employment, or violate the terms of his or her employment agreement or employment arrangement, with Seller or any of its Affiliates, without the prior written consent of Seller or its Affiliate, as applicable; provided, that a general offer of employment to the public shall not be deemed prohibited hereunder as long as not specifically directed at employees of Seller.

(b)          Commencing on the date hereof and continuing for a period of one (1) year from and after the Closing Date, none of Seller nor any of its Affiliates shall, directly or indirectly, either for its own account or for that of any other Person, solicit for employment or employ any employee of Buyer or any of its Affiliates, or request or induce any such employee to leave his or her employment, or violate the terms of his or her employment agreement or employment arrangement, with Buyer or any of its Affiliates, without the prior written consent of Buyer or its Affiliate, as applicable; provided, that a general offer of employment to the public shall not be deemed prohibited hereunder as long as not specifically directed at employees of Buyer.

5.8.         Public Announcements.

(a)          The initial press release regarding this Agreement and the Contemplated Transactions shall be made on July 30, 2013. Prior to the Closing, neither Buyer nor Seller will issue or make any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of the other party, except as may be required by Law; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so. Notwithstanding the foregoing and subject to Section 5.8(b), Seller shall be permitted to discuss this Agreement and the Contemplated Transactions during ordinary course investor relations activities (including, without limitation, Seller’s quarterly earnings conference call) without the prior consent of Buyer

(b)          Notwithstanding Section 5.8(a), until the first anniversary of the Closing, (i) none of the Chief Executive Officer, the Chief Financial Officer or the Chief Commercial Officer of Seller shall disparage Buyer or the Business, nor shall any of the Chief Executive Officer, the Chief Financial Officer or the Chief Commercial Officer of Seller make statements or act in a manner that damages or would reasonably be expected to be damaging to the relationship between Buyer or the Business on the one hand, and their customers, vendors, wholesellers, landlords or manufacturers on the other hand and (ii) none of the executive officers of Buyer shall disparage Seller or the business of Seller, nor shall any of the executive officers of Buyer make statements or act in a manner that damages or would reasonably be expected to be damaging to the relationship between Seller or the business of Seller on the hand, and their customers, vendors, wholesellers, landlords or manufacturers on the other hand.

5.9.         Funding of Buyer.

At or prior to the Closing, Buyer shall issue to Krakoff (directly or indirectly through a holding entity, the “Krakoff Investor”), and the Krakoff Investor shall purchase from Buyer and fully pay for, that number of Common Units set forth in the LLC Agreement for an aggregate purchase price of either (i) twenty million dollars ($20,000,000) in cash or (ii) if Buyer receives the Co-Invest Funding, an amount in cash equal to not less than forty million dollars ($40,000,000) minus the Co-Invest Funding (such amount paid by the Krakoff Investor under either subclause (i) or (ii), the “Krakoff Funding”). In addition to the Krakoff Funding, at the option of Buyer, (i) at or prior to the Closing, Buyer shall issue to a designated co-investor group, and such co-investor group shall purchase from Buyer and fully pay for, that number of Common Units set forth in the LLC Agreement (as amended substantially in accordance with the term sheet attached hereto as Exhibit B) for an aggregate purchase price in cash of $27,500,000 (the “Co-Invest Funding”) or (ii) at the Closing, Buyer and Seller will enter into a Credit Agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E (the “Credit Agreement”), pursuant to which Seller will make available to Buyer the financing described therein (the “Seller Bridge Line”).

5.10.       Intellectual Property.

(a)          Conduct Prior to Closing.

During the period from the date of this Agreement until the Closing, without the prior written consent of Buyer, Seller and RK LLC shall not and shall cause their Affiliates not to: (x) transfer ownership, or grant any license or other rights, to any Person of or in respect of any Business Intellectual Property or Business IP Agreement, other than grants of non-exclusive licenses of Intellectual Property incidental to the sale of products in the ordinary course of business; or (y) abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect, or defend, any Business Intellectual Property.

(b)          Deliveries at Closing.

In addition to those items set forth in Article VII, at Closing Seller shall deliver to Buyer correct and complete copies of all tangible embodiments of, and records and documents relating to, any Business Intellectual Property, including all design and workshop notes and drawings (such as notes and drawings relating to trade show and store layouts), Trademark and Patent prosecution files, dockets, Trademark, Patent and Copyright registration certificates, litigation files and related opinions of counsel, Business IP Agreements, and correspondence relating thereto; in each case, to the extent not in the possession of RK LLC. At Closing, Seller shall certify and confirm in writing to the Buyer that any copies of such tangible items and records and documents relating to any Business Intellectual Property remaining in Seller’s possession or control following the Closing have been or will be destroyed or delivered to Buyer.

(c)          Conduct Following the Closing Date.

(i)          Business Intellectual Property and Trademarks. As of and following the Closing, (1) Seller will not, directly or indirectly: (x) exploit or make use of all or any part of the Business Intellectual Property, (y) use the Business Trademarks or any mark confusingly similar thereto or (z) attempt to register the Business Trademarks or any mark confusingly similar thereto; and (2) Seller will consent to and not challenge or interfere with Buyer’s efforts to apply for or enforce Trademark registrations for, and Trademark rights in, the Reed Krakoff Name worldwide, or the use or ownership thereof by Buyer.

(ii)         Domain Names. As soon as practicable after the Closing, but in no event later than ninety (90) days after the Closing, Seller and Seller Affiliates, as applicable, shall cancel any domain name(s) and registration(s) thereof that include both Business Trademarks and any other Trademark of Seller or Seller Affiliates.

(iii)        Assignment of Intellectual Property. Should it be brought to the attention of either Party that any Intellectual Property right was not assigned to Buyer or its designees contrary to the intention of the parties as set forth in Section 2.2(h), such party may request the matter to be corrected by providing a written request to the other party hereto. Within sixty (60) days of receiving such request, each of such other party shall inform in writing the party making the request of its objection to such correction (including the a detailed explanation of the reasons for such objection) or agreement thereto, provided that failure to respond to the correction request within such 60-day period shall be deemed agreement thereto. If any party objects to such correction, the parties shall promptly meet to discuss resolution of the matter. If the parties agree to such correction, then as soon as practicable the Intellectual Property right that was not assigned to Buyer shall be assigned, or shall be caused to be assigned, to Buyer by Seller or the respective Seller Affiliate.

(iv)        License. Seller covenants, on behalf of itself and its Affiliates, that it and its Affiliates will not assert any claim against Buyer or its Affiliates, or their resellers, manufacturers, distributors and other similar contractors in respect of any Intellectual Property (other than Trademarks, but including trade dress) owned by Seller or its Affiliates that was used in connection with the Business prior to the Closing.

5.11.       Post-Closing Deliveries.

If, on or after the Closing Date, Seller (or any of its Affiliates) receives any checks or any other amounts in cash in respect of any Assets or otherwise arising from or relating to the operation of the Business from and after the Closing (including in respect of Assets included in the Net Working Capital calculation), such checks or cash (i) shall be held in trust for the benefit of Buyer, (ii) shall be segregated from the other property or funds of such Seller (or any of its Affiliates, as applicable), (iii) in the case of checks, shall be (A) duly and properly endorsed to Buyer in accordance with such instruction as Buyer shall from time to time furnish to Seller and (B) promptly forwarded to Buyer using a nationally recognized overnight delivery service for next-day delivery to Buyer, and (iv) in the case of cash in a form other than a check, shall be promptly forwarded to Buyer in such manner as Buyer shall from time to time direct.

5.12.       Efforts.

Except as otherwise set forth in Section 5.2(a), subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in Article VI. Notwithstanding anything to the contrary contained herein, Buyer and Seller agree to take the actions set forth in Section 5.12 of the Schedules.

ARTICLE VI

Conditions to Closing

6.1.         Conditions to All Parties’ Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties):

(a)          No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, Order or other notice (whether temporary, preliminary or permanent) (collectively, the “Restraints”), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions; provided, that each of the Parties shall use its commercially reasonable efforts to cause any such Restraint to be vacated or lifted.

6.2.         Conditions to Seller’s Obligations.

The obligations of Seller to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a)          Representations and Warranties. (i) The representations and warranties of Buyer contained in Article IV hereof (other than the Fundamental Representations) shall be true and correct as of the Closing Date as though made as of the Closing Date, except (x) those representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date and (y) where the failure to be so true and correct would not have a Buyer Material Adverse Effect, and (ii) each Fundamental Representation of Buyer shall be true and correct in all material respects (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein) as of the Closing Date as though made as of the Closing Date, except those Fundamental Representations which address matters only as of a specific date, which Fundamental Representations shall continue as of the Closing Date to be true and correct as of such specific date.

(b)          Performance. Buyer and Krakoff shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer or Krakoff, as applicable, at or prior to the Closing.

(c)          Krakoff Employment. Krakoff shall not have committed any act or omission that would entitle Seller to terminate Krakoff for cause pursuant to the terms of the Krakoff Employment Agreement.

(d)          Funding. The Krakoff Funding shall have been consummated.

(e)          Deliveries. Seller shall have received the deliveries contemplated by Article VIII.

6.3.         Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)          Representations and Warranties. (i) The representations and warranties of Seller contained in Article III hereof (other than the Fundamental Representations) shall be true and correct as of the Closing Date as though made as of the Closing Date, except (x) those representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date (y) where the failure to be so true and correct would not have a Business Material Adverse Effect, and (ii) each Fundamental Representation of Seller shall be true and correct in all material respects (without regard to any materiality or Business Material Adverse Effect qualifications contained therein) as of the Closing Date as though made as of the Closing Date, except those Fundamental Representations which address matters only as of a specific date, which Fundamental Representations shall continue as of the Closing Date to be true and correct as of such specific date.

(b)          Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

(c)          Deliveries. Buyer shall have received the deliveries contemplated by Article VII.

(d)          Landlord Consent. Buyer shall have received a copy of a duly executed consent to the assignment or sublease, as applicable, of each of the Real Property Leases, in each case signed by an authorized representative of the landlord under such Real Property Lease, it being understood that, in connection with obtaining either such consent, except as otherwise provided in this Agreement, neither Buyer nor Seller shall be required to pay any increase in the rent or other amounts payable under the related Real Property Lease, to agree to any other modification of the terms of such Real Property Lease (including a shortening of the lease term) or otherwise be required to pay any premium or fee, except that Buyer and Seller shall each pay half of any processing fee or reimbursement of landlord legal expenses required by the terms of the assignment clause of such Real Property Lease.

(e)          Co-Invest Funding. Buyer shall have received the Co-Invest Funding on substantially the same terms as set forth in the term sheet attached hereto as Exhibit B.

ARTICLE VII

Deliveries by Seller at Closing

On the Closing Date, Seller shall deliver or cause to be delivered to Buyer:

7.1.         Officer’s Certificate.

An officer’s certificate signed by a senior officer of Seller to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been duly performed and complied with.

7.2.         Lease Assignment and Assumption Agreements.

Either a Lease Assignment and Assumption Agreement or a Sublease Agreement with respect to each Real Property Lease, duly executed by Seller, if the parties enter into such a Lease Assignment and Assumption Agreement or Sublease in accordance with Section 5.2(a).

7.3.         Bill of Sale.

A duly executed bill of sale for all of the other Assets, other than the Excluded Assets (the “Bill of Sale”).

7.4.         Intellectual Property Assignments.

Duly executed assignments that irrevocably sell, assign, transfer and convey to Buyer, without payment of further consideration, all right, title and interest in and to (A) the registered and applied for Business Intellectual Property not owned by RK LLC, pursuant to (y) the U.S. Patent assignment in the form attached as Exhibit F, the U.S. Trademark assignment in the form attached as Exhibit G, the U.S. Copyright assignment in the form attached as Exhibit H, the domain name assignment in the form attached as Exhibit I, and (B) all Business IP Agreements (the assignments set forth in (A) and (B) above, collectively, the “IP Assignments”) (it being understood that mutually agreed assignment agreements and notarization and/or legalization required for the recording of any such assignments with respect to Intellectual Property outside of the United States shall be executed and effectuated promptly after the Closing).

7.5.         LLC Agreement.

The LLC Agreement, duly executed by Seller.

7.6.         Credit Agreement.

The Credit Agreement, duly executed by Seller, if Buyer exercises its option to enter into the Credit Agreement in accordance with Section 5.9.

7.7.         Modified Branding Agreement.

The Modified Branding Agreement, duly executed by Seller.

7.8.         Branding Agreement Side Letter.

The Branding Agreement Side Letter, substantially in the form attached as Exhibit J hereto (the “Branding Agreement Side Letter”), duly executed by Seller.

7.9.         Branding Agreement Termination Agreement.

The Branding Agreement Termination Agreement, substantially in the form attached as Exhibit K hereto (the “Branding Agreement Termination Agreement”), duly executed by Seller.

7.10.       Transition Services Agreement.

The Transition Services Agreement, duly executed by Seller.

7.11.       RK Interest Assignment.

Duly executed instrument of assignment for the RK Interests.

7.12.       FIRPTA Certificate.

A properly completed FIRPTA certificate establishing that Seller is a U.S. person.

7.13.       Concession Agreement Assignment.

Duly executed instrument of assignment for the transfer of the Concession Agreement to Buyer.

7.14.       Further Instruments.

Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

ARTICLE VIII

Deliveries by Buyer at Closing

On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:

8.1.         Officer’s Certificate.

A certificate signed by an authorized signatory of Buyer to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been duly performed or complied with.

8.2.         Closing Consideration Amount.

The Estimated Closing Consideration Amount, by wire transfer of immediately available funds, to the account designated by Seller.

8.3.         Confirmation of Funding.

A written confirmation, duly executed by Buyer, confirming that Buyer has received the Krakoff Funding and, if Buyer exercises its option to consummate the Co-Invest Funding in accordance with Section 5.9, the Co-Invest Funding.

8.4.         Assumption Agreement.

A duly executed assumption agreement evidencing the assumption by Buyer of the Assumed Liabilities in accordance with the terms herein (the “Assumption Agreement”).

8.5.         LLC Agreement.

The LLC Agreement, duly executed by Buyer and Krakoff.

8.6.         Credit Agreement.

The Credit Agreement, duly executed by Buyer and RK LLC, if Buyer exercises its option to enter into the Credit Agreement in accordance with Section 5.9.

8.7.         Modified Branding Agreement.

The Modified Branding Agreement, duly executed by Buyer and Krakoff.

8.8.         Branding Agreement Side Letter.

The Branding Agreement Side Letter, duly executed by Buyer and Krakoff.

8.9.         Branding Agreement Termination Agreement.

The Branding Agreement Termination Agreement, duly executed by Krakoff.

8.10.       Transition Services Agreement.

The Transition Services Agreement, duly executed by Buyer.

8.11.       Lease Assignment and Assumption Agreements.

Either a Lease Assignment and Assumption Agreement or a Sublease Agreement with respect to each Real Property Lease, duly executed by Buyer, if the parties enter into such a Lease Assignment and Assumption Agreement or Sublease in accordance with Section 5.2(a).

8.12.       Further Instruments.

Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

ARTICLE IX

Indemnification; Survival

9.1.         Expiration/Survival of Representations and Warranties.

Except for the Fundamental Representations and the IP Representations, all of the representations and warranties of the parties set forth in Article III and Article IV shall terminate and expire, and shall cease to be of any force or effect on the Closing Date, and all liability and indemnification obligations with respect to such representations and warranties shall thereupon be extinguished. The Fundamental Representations shall survive indefinitely and the IP Representations shall survive for a period of eighteen (18) months following the Closing Date.

9.2.         Indemnification.

(a)          By Buyer. Subject to the provisions of Section 9.1, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Seller Indemnitees”) from and against all Losses incurred by any of the Seller Indemnitees arising out of or relating to: (i) any breach of any covenant or agreement of Buyer or Krakoff contained in this Agreement or any Ancillary Document to which Buyer or Krakoff is a party or (ii) the Assets and/or the Assumed Liabilities.

(b)          By Seller. Subject to the provisions of Section 9.1, from and after the Closing, Seller agrees to indemnify, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Buyer Indemnitees”) from and against all Losses incurred by any of Buyer Indemnitees arising out of or relating to: (i) any breach or inaccuracy in any Fundamental Representation or IP Representation, (ii) any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Document, (iii) the Excluded Liabilities or (iv) noncompliance of Seller with any Bulk Transfer Laws.

(c)          Limitations on Rights of Buyer Indemnitees.

The amount of Losses that may be recovered by a Buyer Indemnitee pursuant to Section 9.2(b)(i) in respect of the IP Representations shall not exceed an amount equal to the aggregate value of the Common Units and the Special Convertible Preferred Units paid to Seller in accordance with Section 2.7(a), and may be satisfied in full by the cancelation of such Common Units or Special Convertible Preferred Units.

(d)          Procedure.

(i)          Direct Claims. If either a Buyer Indemnitee, on the one hand, or a Seller Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim. The failure to make prompt delivery of such written notice by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 9.2(d)(i), including the requisite certification, is given before the expiration of the applicable period set forth in Section 9.1) shall not relieve the Indemnitor from any liability under this Section 9.2 with respect to such matter, except to the extent the Indemnitor is actually prejudiced by failure to give such notice.

(ii)         Third-Party Actions (Other than Tax Contests).

(A)         If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor (the “Third Party Claim”), then the Indemnitee shall promptly, and in any event within twenty (20) days of the receipt of notice or other knowledge of any such claim against the Indemnitor, deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail and such notice must be accompanied by a copy of any written notice of the third party claimant to the Indemnitee asserting the Third Party Claim. The failure to make prompt delivery of such written notice or of the copy of the written notice of the third party claimant by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 9.2(d)(ii)(A) that includes any written notice of the third party claimant is given before the expiration of the applicable period set forth in Section 9.1) shall not relieve the Indemnitor from any liability under this Section 9.2 with respect to such matter, except to the extent the Indemnitor is actually prejudiced by failure to give such notice. The Indemnitee shall deliver to the Indemnitor copies of all other notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. The Indemnitor shall have the right, at its option, to assume the defense of any such matter with its own counsel. Prior to the time the Indemnitee is notified by the Indemnitor as to whether the Indemnitor will assume the defense of such third Party Claim, the Indemnitee shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim, including responding timely to legal process.

(B)         If the Indemnitor elects to assume the defense of and indemnification for any such matter, then:

(1)         notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (x) the Indemnitor fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee, (y) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal or business positions or interests;

(2)         the Indemnitee shall, at its own expense, make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its agents; and

(3)         the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment which does not, to the extent that the Indemnitee may have any liability with respect to such Litigation, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all liability in respect of such Litigation.

(C)         If the Indemnitor elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor.

(D)         The procedures in this Section 9.2(d)(ii) shall not apply to matters subject to Section 9.2(d)(iii) (Tax Contests) or to direct claims of Seller Indemnitees or Buyer Indemnitees.

(iii)        Tax Contests.

(A)         If, following the Closing Date, Buyer receives from any Taxing Authority written notice of any Tax Contest with respect to which Seller may have any liability for Taxes, Buyer shall promptly provide a copy of such notice to Seller; provided, that Buyer’s failure to promptly provide a copy of such notice to Seller shall not relieve Seller from its obligations under Section 9.2(b) except and then only to the extent that Seller is actually prejudiced by such failure.

(B)         Seller shall have the right, at Seller’s expense, to control, manage and be responsible for, and to contest or settle, any Tax Contest in connection with such notice, to the extent that such notice relates to Seller’s Taxes. Buyer may participate in such Tax Contest and Seller shall not settle such Tax Contest without the consent of Buyer, which consent will not be unreasonably withheld or delayed. Seller shall keep Buyer informed of the progress of all such Tax Contests and shall provide copies of all written communications with any Taxing Authority related to such Tax Contests.

(e)          Subrogation. To the extent that the Indemnitor makes or is required to make any indemnification payment to the Indemnitee, the Indemnitor shall be entitled to exercise, subject to reasonable consultation with the Indemnitee, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Affiliates may have against any other Person with respect to any Losses to which such indemnification payment is directly related, so long as the Indemnitee is not adversely affected thereby.

(f)          Exclusive Remedies Following the Closing Date. Following the Closing Date, the indemnification provisions of this Section 9.2 shall be the sole and exclusive remedy of the Indemnitees, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the Contemplated Transactions; provided, that no claim based on fraud shall be subject to the limitations of this Section 9.2(f).

ARTICLE X

Termination

10.1.       Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)          at any time, by mutual written agreement of Seller and Buyer; or

(b)          at any time, by either Seller or Buyer if any Restraint having any of the effects set forth in Section 6.1(a) of this Agreement shall be in effect and have become final and nonappealable; or

(c)          by written notice from Buyer, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (ii) after receipt by Seller of written notice from Buyer of such breach or failure to perform, is not cured within ten (10) days, provided, that neither Buyer nor Krakoff is then in breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(d)          by written notice from Seller, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer or Krakoff set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and (ii) after receipt by Buyer of written notice from Seller of such breach or failure to perform, is not cured within ten (10) days, provided, that Seller is not then in breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(e)          by written notice by either Seller or Buyer to the other party, at any time after the End Date if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

10.2.       Procedure and Effect of Termination.

(a)          In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 10.1:

(i)          Buyer shall promptly cause to be returned to Seller or destroy all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyer’s investigation of the Business from Seller or its representatives, including any copies made by or supplied to Buyer or any of Buyer’s agents of any such documents or information.

(ii)         No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 10.2 and Section 5.8 and Article XI; provided, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any covenant or agreement in this Agreement.

(b)          Buyer and Seller agree that the payments due to Krakoff (if any) under the Krakoff Resignation Letter shall serve as liquidated damages for breach by Krakoff and Buyer of this Agreement.

ARTICLE XI

Miscellaneous

11.1.       Expenses.

All fees and expenses incurred by Seller and Perella Weinberg Partners LP in connection with the Contemplated Transactions shall be paid by Seller, whether or not the Contemplated Transactions are consummated. All fees and expenses incurred by Buyer, Krakoff and Allen & Co. in connection with the Contemplated Transactions shall be paid by Buyer, whether or not the Contemplated Transactions are consummated.

11.2.       Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

If to Seller:	Coach, Inc.
516 West 34th Street
New York, NY 10001
	Attn:	Todd Kahn, General Counsel and Executive
Vice President
	Fax:	(212) 629-2398

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver and Jacobson LLP
801 17th Street NW
Washington, DC 20006
	Attn:	Brian T. Mangino, Esq.
	Fax:	(202) 639-7003

If to Buyer or Krakoff:	Reed Krakoff Investments LLC
510 West 34th Street
New York, NY 10001
	Attn:	Reed Krakoff

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
	Attn:	Paul Shim
	Fax:	(212) 225-3999

11.3.       Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

11.4.       Entire Agreement.

This Agreement, together with the Exhibits hereto, the Schedules and the Ancillary Documents, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

11.5.       Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6.       Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by each of the parties hereto; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

11.7.       Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

11.8.       Bulk Transfer Laws.

Buyer and Seller hereby waive compliance by Seller and Buyer, as applicable, and their respective Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the RK Interests and the Assets (collectively, the “Bulk Transfer Laws”).

11.9.       Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

11.10.     Assignability.

This Agreement shall not be assigned by Seller without the prior written consent of Buyer. Prior to the Closing, this Agreement shall not be assigned by Buyer without the prior written consent of Seller.

11.11.     Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of New York in New York County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

11.12.     No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.13.     Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.14.     Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

11.15.     Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

11.16.     Counterparts.

This Agreement may be executed by facsimile signatures or in .pdf format and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

11.17.     Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

REED KRAKOFF INVESTMENTS LLC

By:	/s/ Reed Krakoff
Name:
Title:

/s/ Reed Krakoff
REED KRAKOFF

[Signature Page to the Asset Purchase and Sale Agreement]

COACH, INC.

By:	/s/ Todd Kahn
Name:	Todd Kahn
Title:	General Counsel EVP Corporate Affairs

[Signature Page to the Asset Purchase and Sale Agreement]

EXHIBIT A

Form of LLC Agreement

Execution version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

of

REED KRAKOFF INTERNATIONAL LLC

Dated as of August 30, 2013

i

ii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

Reed Krakoff International LLC

formerly known as Reed Krakoff Investments LLC

This Amended and Restated Limited Liability Company Operating Agreement (the “Agreement”) of Reed Krakoff International LLC, a Delaware limited liability company, formerly named Reed Krakoff Investments LLC (the “Company”), is made, entered into and effective as of August 30, 2013, by the parties whose names and addresses are set forth on Schedule A hereto as members and, in the event any other parties are admitted to membership, such other parties who shall execute this Agreement by subscribing their names as members to the signature page hereof (each a “Member,” and collectively, the “Members”) and Reed Krakoff.

WITNESSETH:

WHEREAS, Reed Krakoff, as the initial member of the Company, entered into the Limited Liability Company Operating Agreement of the Company, dated as of July 25, 2013 (the “Existing Agreement”);

WHEREAS, the Company, Reed Krakoff and Coach, Inc., a Maryland corporation (“Coach”), have executed an Asset Purchase and Sale Agreement dated as of July 29, 2013 (the “Asset Purchase Agreement”) pursuant to which Coach will sell certain assets related to the Reed Krakoff Brand (as defined below) to the Company (the “Acquisition”);

WHEREAS, the Co-Investors (as defined below), and the Company have executed an Investment Agreement dated as of August 30, 2013, pursuant to which the Co-Investors agreed to purchase certain Membership Units (as defined below) subject to the terms and conditions therein (the “Investment Agreement”);

WHEREAS, Reed Krakoff desires to amend and restate the Existing Agreement in its entirety in order to, among other things, (i) change the Company’s name, (ii) resign as a member and admit new Members; (iii) provide for the management of the Company; and (iv) set forth the respective rights and obligations of Members of the Company generally.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I
DEFINITIONS

1.01         Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Acquisition” has the meaning set forth in the recitals.

“Act” means the Limited Liability Company Act (6 Del C. § 18-101 et seq.).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Affiliate Transaction” has the meaning set forth in Section 3.04.

“Agreement” has the meaning set forth in the preamble.

“Asset Purchase Agreement” has the meaning set forth in the recitals.

“Automatic Conversion Event” has the meaning set forth in Section 4.07(a).

“Board” has the meaning set forth in Section 3.01(a).

“Branding Agreement” means that certain Branding Agreement, dated as of August 5, 2010, by and between Coach and Krakoff.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Call Notice” has the meaning set forth in Section 6.07(b).

“Call Trigger Date” has the meaning set forth in Section 6.07(a).

“Capital Account” has the meaning set forth in Section 4.03.

“Capital Contribution” means, with respect to any Member, an amount of cash, property or other consideration contributed by such Member to the Company.

“Cause” means, with respect to a Profit Unit Member, unless otherwise provided in such Profit Unit Member’s employment agreement, (i) a material failure of such Profit Unit Member to reasonably and substantially perform his or her duties to the Company (other than as a result of physical or mental illness or injury); (ii) such Profit Unit Member’s willful misconduct or gross negligence which is injurious to the Company (whether financially, reputationally or otherwise); (iii) a breach by such Profit Unit Member of his or her fiduciary duty of loyalty to the Company; or (iv) the commission by such Profit Unit Member of any felony or other serious crime; (vi) such Profit Unit Member’s breach of any material Company policy.

“Certificate” has the meaning set forth in Section 2.01.

“Class A Profit Unit” means the Membership Units that are designated as Class A Profit Units and that are intended to represent “Profits Interests” in the Company within the meaning of IRS Revenue Procedure 93-27 (June 9, 1993) and IRS Revenue Procedure 2001-43 (August 3, 2001).

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“Class A Profit Unit Threshold” means $40,760,870.

“Class B Profit Unit” means the Membership Units that are designated as Class B Profit Units and that are intended to represent “Profits Interests” in the Company within the meaning of IRS Revenue Procedure 93-27 (June 9, 1993) and IRS Revenue Procedure 2001-43 (August 3, 2001).

“Class B Profit Unit Threshold” means the amount equal to one hundred fifty percent (150%) of the Class A Profit Unit Threshold.

“Class C Profit Unit” means the Membership Units that are designated as Class C Profit Units and that are intended to represent “Profits Interests” in the Company within the meaning of IRS Revenue Procedure 93-27 (June 9, 1993) and IRS Revenue Procedure 2001-43 (August 3, 2001).

“Class C Profit Unit Threshold” means the amount equal to two hundred percent (200%) of the Class A Profit Unit Threshold.

“Closing Date” means the closing date of the Acquisition pursuant to the Asset Purchase Agreement.

“Coach” has the meaning set forth in the recitals.

“Co-Investor Director” has the meaning set forth in Section 3.02(a)(ii).

“Co-Investors” means the Mark Ein Entity, TRP and Rales Parties, as well as any investment vehicle, trust, and/or other Person controlled, directly or indirectly, by Mark Ein or Mitchell P. Rales.

“Common Unit Member” means each Member who holds Common Units, and any other Person admitted as an additional or substitute Member in accordance with the terms hereof and who holds Common Units, for so long as such Person holds Common Units. If a Common Unit Member holds different classes of Membership Units, then such Common Unit Member shall be treated as a Common Unit Member only with respect to its Common Units.

“Common Units” means the Membership Units that are designated as Common Units.

“Company” has the meaning set forth in the preamble.

“Company Offer Acceptance Notice” has the meaning set forth in Section 6.02(c).

“Company Offer Notice” has the meaning set forth in Section 6.02(b).

“Company Option Period” has the meaning set forth in Section 6.02(c).

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.

“Convertible Preferred Member” means each Member who holds Convertible Preferred Units, and any other Person admitted as an additional or substitute Member in accordance with the terms hereof and who holds Convertible Preferred Units, for so long as such Person holds Convertible Preferred Units. If a Convertible Preferred Member holds different classes of Membership Units, then such Convertible Preferred Member shall be treated as a Convertible Preferred Member only with respect to its Convertible Preferred Units.

“Convertible Preferred Unit” means Membership Units that are designated as Convertible Preferred Units.

“Conversion Rate” has the meaning set forth in Section 4.07(b).

“Conversion Date” has the meaning set forth in Section 4.08(a).

“Conversion Notice” has the meaning set forth in Section 4.08(b).

“Deemed Fair Value” means (i) in the case of a Tag-Along Transfer, the price which, if paid for all of the Company’s assets and liabilities and if distributed pursuant to Section 7.03 (after all allocations of income, gain, loss and deduction have been made to the Capital Accounts of the Members pursuant to Section 5.03), would produce proceeds distributable to the Transferring Member with respect to that portion of its Membership Units being transferred in such Transfer equal to the purchase price being offered for such Membership Units in the proposed Transfer and (ii) in the case of a Sale Transaction, the price which, if paid for all of the Company’s assets and liabilities and if distributed pursuant to Section 7.03 (after all allocations of income, gain, loss and deduction have been made to the Capital Accounts of the Members pursuant to Section 5.03), would produce proceeds distributable to the Majority Member with respect to that portion of its Units being transferred in such Sale Transaction equal to the price to be paid for such Membership Units in such Sale Transaction. For the avoidance of doubt, in the event TRP is the Transferring Member in clause (i) above or the Majority Member in clause (ii) above, the Deemed Fair Value shall be calculated by reference to the price of the Membership Units held by TRP and not to the price or value of its own equity securities.

“Delay Period” has the meaning set forth in Section 6.07(b).

“DGCL” has the meaning set forth in Section 3.07(a).

“Director” has the meaning set forth in Section 3.01(a).

“Disability” means, with respect to a Profit Unit Member, unless otherwise provided in such Profit Unit Member’s employment agreement, if by reason of a physical or mental illness or injury, the Profit Unit Member shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Profit Unit Member, as in effect from time to time.

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“Disclosing Party” has the meaning set forth in Section 10.01.

“Drag-Along Buyer” has the meaning set forth in Section 6.04(a).

“Drag-Along Member” has the meaning set forth in Section 6.04(b).

“Drag-Along Notice” has the meaning set forth in Section 6.04(b).

“Drag-Along Transfer” has the meaning set forth in Section 6.04(a).

“Escrow Agent” has the meaning set forth in Section 6.04(e).

“Escrowed Distributions” has the meaning set forth in Section 5.01(d).

“Existing Agreement” has the meaning set forth in the recitals.

“Extraordinary Common Unit Event” has the meaning set forth in Section 4.07(c).

“Fair Market Value” means, as of any date, the fair market value of a Profit Unit, as determined by the Board in good faith after taking into account any relevant factors that the Board deems determinative of the value of the Membership Units.

“Financing Agreement” has the meaning set forth in Section 6.07(b).

“Grant Date” means, with respect to a Profit Unit, the date as of which such Profit Unit is granted to a Profit Unit Member as determined by the Board.

“Hypothetical Liquidation Value” means, in respect of any Membership Unit, the amount that would have been distributed with respect to such Membership Unit pursuant to Section 7.03 if all of the Company’s assets and liabilities had been sold for the Deemed Fair Value and, immediately following the consummation of such hypothetical sale (and any required Capital Account allocations resulting from such transactions), the Company distributed the proceeds in accordance with Section 7.03.

“Indemnified Person” has the meaning set forth in Section 9.02.

“Independent Director” has the meaning set forth in Section 3.02(a)(iii).

“Initial Capital Contribution” and “Initial Capital Contributions” have the meaning set forth in Section 4.01.

“Initial Capital Raise” shall mean any raising of new Capital Contributions (either from existing Members or other Persons) authorized by the Board in exchange for newly issued Convertible Preferred Units, up to an aggregate amount of $7,500,000, to be completed within ninety (90) days from the date hereof at the same (or higher) price per Convertible Preferred Unit as the Initial Capital Contributions made by the Co-Investors.

“Initial Public Offering” or “IPO” means the first underwritten Public Offering.

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“Investment Agreement” has the meaning set forth in the recitals.

“IPO Entity” means in connection with an IPO (i) the resulting entity after a conversion of the Company in accordance with Delaware law to a corporation; (ii) a parent holding company that is a corporation for U.S. federal income tax purposes and whose primary asset would consist of Membership Units of the Company (with the Company remaining a partnership for U.S. federal income tax purposes), which parent holding company would control the Company following such IPO; or (iii) such other suitable vehicle created for an offering or sale, in each such case in accordance with the Act and applicable law, and in each case for the express purpose of effecting an IPO.

“Just Cause” means (i) conviction of, after the exhaustion of all appeals, or a plea of nolo contendere to, a felony, (ii) commission of any material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment at the expense of the Company or its Affiliates, or (iii) a breach of fiduciary duty or the duty of care or loyalty.

“Krakoff” means Reed Krakoff Enterprises LLC, a Delaware limited liability company.

“Krakoff Director” has the meaning set forth in Section 3.02(a)(i).

“Loss” and “Losses” each has the meaning set forth in Section 9.02.

“Majority Member” has the meaning set forth in Section 6.04(a).

“Mark Ein Entity” means Leland Investments, Inc., a Delaware corporation.

“Market Trades” means bona fide sales into the stock market through a broker.

“Member” and “Members” each has the meaning set forth in the preamble.

“Membership Units” means membership interests in the Company (including, without limitation, the Common Units, the Convertible Preferred Units, the Profit Units and the Special Convertible Preferred Units). Each Membership Unit represents a limited liability company interest with the rights, powers and preferences provided in this Agreement and by the Act.

“Modified Branding Agreement” means that certain Modified Branding Agreement as defined in the Asset Purchase Agreement.

“New Issuance” has the meaning set forth in Section 4.10(a).

“New Securities” has the meaning set forth in Section 4.10(a).

“Non-Pinnacle Luxury Product” means any men’s and/or women’s leathergood accessories and/or ready-to-wear products that (i) are substantially similar in the manufacturer’s suggested retail price or a comparable standard to establish retail prices to products sold currently under the Michael Kors, Tory Burch or Kate Spade brands for like product and (ii) are priced lower than 80% of the current manufacturer’s suggested retail price of the Reed Krakoff Brand of like product.

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“Notices” has the meaning set forth in Section 10.05.

“Offer Acceptance Notice” has the meaning set forth in Section 6.02(e).

“Offer Notice” has the meaning set forth in Section 6.02(d).

“Offered Units” has the meaning set forth in Section 6.02(b).

“Offerees” has the meaning set forth in Section 6.02(d).

“Offeror” has the meaning set forth in Section 6.02(a).

“Officer” has the meaning set forth in Section 3.07(a).

“Option Period” has the meaning set forth in Section 6.02(e).

“Percentage Interest” means, as of any date of determination with respect to each Member, an amount equal to the quotient obtained by dividing (i) the aggregate number of Membership Units (other than Special Convertible Preferred Units and Profit Units) owned by such Member and by any investment vehicles, trusts, and similar entities that are controlled by such Member by (ii) the aggregate number of Membership Units (other than Special Convertible Preferred Units and Profit Units) issued and outstanding, expressed as a percentage.

“Permitted Transfer” means a Transfer of Membership Units (i) by any Member that is not an individual to an Affiliate of such Member or (ii) by any Member that is an individual to any investment vehicle, trust or other Person controlled, directly or indirectly, by such Member.

“Permitted Transferee” means the Transferee of a Permitted Transfer.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.

“Preferred Percentage” means with respect to each Convertible Preferred Member, an amount equal to the quotient obtained by dividing the number of Convertible Preferred Units owned of record by such Member and each Affiliate of such Member (other than the Company, but including any investment vehicle, trust or other Person directly or indirectly controlled by such Member) by the aggregate number of issued and outstanding Convertible Preferred Units at such time, expressed as a percentage.

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“Preferred Return” means (a) for any Convertible Preferred Unit at any time, the amount accrued as of such time in respect of such Convertible Preferred Unit (commencing with respect to such Convertible Preferred Unit on the date the Company issues or issued such Convertible Preferred Unit) at a rate of 8% per annum, compounding annually, on the Preferred Unreturned Capital Value from time to time for such Convertible Preferred Unit and (b) for any Common Unit issued as a result of the conversion of a Convertible Preferred Unit, at any time, the amount accrued as of such time in respect of such Common Unit (commencing with respect to such Common Unit on the date the Company issues or issued the Convertible Preferred Unit the conversion of which resulted in the creation of such Common Unit) at a rate of 8% per annum, compounding annually, on the Preferred Unreturned Capital Value from time to time for such Convertible Preferred Unit and Common Unit.

“Preferred Unpaid Return” means, for any Convertible Preferred Unit at any time, the amount equal to the excess, if any, of (a) the aggregate Preferred Return accrued on such Convertible Preferred Unit as of such time, over (b) the aggregate amount of all distributions made by the Company in respect of such Preferred Return pursuant to Section 5.01(a) as of such time.

“Preferred Unreturned Capital Value” means, for any Convertible Preferred Unit at any time, the amount of the Initial Capital Contributions made with respect to the Convertible Preferred Unit, reduced by the aggregate amount of all distributions made by the Company in respect of such Convertible Preferred Unit pursuant to Section 5.01(a) prior to such time, but only if and to the extent that such distributions exceed the Preferred Return accrued on such Convertible Preferred Unit as of such time.

“Preemptive Rights Notice” has the meaning set forth in Section 4.10 (a).

“Pro Rata Portion” means:

(a)          for the purposes of Section 4.10 (with respect to preemptive rights) a number of Membership Units or other securities determined by multiplying (i) the number of Membership Units or other securities that the Company proposes to issue on the relevant issuance date by (ii) the Percentage Interest of the relevant Member, expressed as a fraction.

(b)          for purposes of Section 6.02 (with respect to an exercise of a right of first refusal by an Offeree), a number of Membership Units determined by multiplying (i) the total number of Offered Units by (ii) a fraction, the numerator of which is the aggregate number of Membership Units (other than Special Convertible Preferred Units and Profit Units) owned by such Offeree and the denominator of which is the aggregate number of Membership Units (other than Special Convertible Preferred Units and Profit Units) owned by all Offerees as of the date of the Offer Notice.

(c)          for purposes of Section 6.03 (with respect to an exercise of tag-along rights by a Member), a number of Membership Units determined by multiplying (i) the total number of Membership Units (other than Special Convertible Preferred Units) owned by the Tagging Member by (ii) a fraction, the numerator of which is the number of Membership Units proposed to be Transferred by the Transferring Member to the proposed Transferee and the denominator of which is the aggregate number of Membership Units (other than Special Convertible Preferred Units) held by the Transferring Member; and

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(d)          for purposes of Section 6.04 (with respect to drag-along rights), a number of Membership Units determined by multiplying (i) the aggregate number of Membership Units held by the Drag-Along Member by (ii) a fraction, the numerator of which is the aggregate number of Membership Units proposed to be Transferred by the Majority Member to the Drag-Along Buyer and the denominator of which is the aggregate number of Membership Units held by the Majority Member.

“Profit Units” means the Class A Profit Units, the Class B Profit Units and the Class C Profit Units.

“Profit Unit Exchange” has the meaning set forth in Section 6.03(c).

“Profit Unit Member” means each Person who holds Profit Units, and any other Person admitted as an additional or substitute Profit Unit Member in accordance with the terms hereof and who holds Profit Units, for so long as such Person holds Profit Units. If a Profit Unit Member holds different classes of Membership Units, then such Profit Unit Member shall be treated as a Profit Unit Member only with respect to its Profit Units.

“Prospective Tagging Member” has the meaning set forth in Section 6.03(b).

“Public Offering” means any public offering and sale of equity securities of the Company or its successors for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Rales Parties” means Mitchell P. Rales and Mitchell P. Rales Family Trust.

“Reallocated Profit Unit” has the meaning set forth in Section 4.09(b).

“Recipient” has the meaning set forth in Section 10.01.

“Reed Krakoff Brand” means the brand of products and services developed and marketed by Seller under the Reed Krakoff Name pursuant to the Branding Agreement.

“Reed Krakoff Name” means the name “Reed Krakoff”, and all derivations and combinations thereof (including the names “Reed” and “Krakoff” and the initials “RK”).

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof, by and among the Members and the Company, as amended, modified or supplemented from time to time.

“Sale Transaction” means the sale in one transaction or series of related transactions (whether structured by way of merger, consolidation or sale, transfer or exclusive license of the Company’s or its Subsidiaries’ equity or assets or otherwise), pursuant to which (a) all of the equity of the Company is sold, transferred, hypothecated or otherwise disposed of (or as a result of which the Members existing prior to such transaction or series of related transaction otherwise cease to own a Percentage Interest greater than 50%) or (b) substantially all of the Company’s assets, properties, or business determined on a consolidated basis is sold, transferred, hypothecated or otherwise disposed of.

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“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Services” means the provision of services to the Company or any of its subsidiaries as an employee, director, consultant or independent contractor for the Company or any of its subsidiaries.

“Services Termination Date” means, with respect to a Profit Unit Member, the date of such Profit Unit Member’s termination of Services.

“Shortfall Amount” has the meaning set forth in Section 6.06(a).

“Special Convertible Preferred Member” means each Member who holds Special Convertible Preferred Units, and any other Person admitted as an additional or substitute Member in accordance with the terms hereof and who holds Special Convertible Preferred Units, for so long as such Person holds Special Convertible Preferred Units. If a Special Convertible Preferred Member holds different classes of Membership Units, then such Special Convertible Preferred Member shall be treated as a Special Convertible Preferred Member only with respect to its Special Convertible Preferred Units.

“Special Convertible Preferred Unit” means Membership Units that are designated as Special Convertible Preferred Units.

“TRP” means RK Holdco LLC, a Delaware limited liability company.

“Tag-Along Notice” has the meaning set forth in Section 6.03(b).

“Tag-Along Transfer” has the meaning set forth in Section 6.03(a).

“Tagging Member” has the meaning set forth in Section 6.03(a).

“Tax Distribution” has the meaning set forth in Section 5.01(c).

“Tax Matters Member” has the meaning set forth in Section 8.05.

“Threshold Amount(s)” means the Class A Profit Unit Threshold Amount, the Class B Profit Unit Threshold Amount and the Class C Profit Unit Threshold Amount.

“Transaction Member” has the meaning set forth in Section 6.02(a).

“Transaction Offer” has the meaning set forth in Section 6.02(a).

“Transfer” means, with respect to any Membership Units, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Membership Units, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law.

“Transferred”, “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer.”

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“Transferring Member” has the meaning set forth in Section 6.03(a).

“Triggering Event” means the occurrence of either of the following events: (a) the Company changes the market position of the Reed Krakoff Brand to become a Non-Pinnacle Luxury Product or (b) the Company launches (directly or by license) a diffusion brand using any aspects of the Reed Krakoff Name that sells primarily as a Non-Pinnacle Luxury Product.

“Vesting Date” has the meaning set forth in Section 4.09(a).

1.02         Other Interpretive Provisions.  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)          The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Exhibit, Schedule and Annex references are to this Agreement unless otherwise specified.

(c)          The term “including” is not limiting and means “including without limitation.”

(d)          The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)          Any reference in this Agreement to Schedule A, Schedule B, Schedule C or Schedule D shall be deemed to be a reference to Schedule A, Schedule B, Schedule C or Schedule D, as applicable, of this Agreement as such Schedule may be amended and is in effect from time to time.

(f)          Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II
ORGANIZATION

2.01         Formation of the Company. An authorized representative of the Members has executed and caused to be filed with the Secretary of State of the State of Delaware the Certificate of Formation (the “Certificate”) of the Company on July 25, 2013 in order to form a limited liability company pursuant to the Act.

2.02         Agreement. This Agreement hereby amends and restates the Existing Agreement in its entirety.

2.03         Office of the Company. The Company shall have its initial principal office at 510 West 34th St., New York, NY 10001 and may establish such other offices or places of business for the Company as the Board may deem appropriate.

2.04         Registered Office and Registered Agent. The Company shall have its registered office in the State of Delaware at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

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2.05         Purposes of the Company. In furtherance of its purposes, but subject to the provisions of this Agreement, the Company shall have all powers necessary and appropriate for the accomplishment of such purposes that are conferred to limited liability companies under the Act. The purposes of the Company shall be to engage in any lawful business the Company may undertake.

2.06         Term of the Company. The existence of the Company commenced as of the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until dissolution thereof in accordance with the provisions of the Certificate or this Agreement.

2.07         Name of the Company. The name of the Company formed is hereby changed from “Reed Krakoff Investments LLC” to “Reed Krakoff International LLC”. The business of the Company may be conducted, upon compliance with all applicable laws, under any other name designated by the Board; provided that such name contains the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”.

ARTICLE III
MANAGEMENT OF COMPANY

3.01         Powers.

(a)          Except as expressly provided in this Agreement or the Act, the business and affairs of the Company shall be managed, operated and controlled by a board of directors (each, a “Director” and, collectively, the “Board”) in accordance with the terms of this Agreement, no Members (other than any Member who is also a Director) shall have management authority or rights over the Company and the Board shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein. Without limiting the generality of the foregoing, except as expressly provided in this Agreement, the Board shall have the exclusive power and authority, on behalf of the Company, to take such actions not restricted by this Agreement as the Board deems necessary or appropriate to carry on the business and purposes of the Company. The Board is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Board taken in accordance with such rights and powers shall bind the Company (and no Member shall have such right or power except as provided in this Agreement). Without limiting the generality of the foregoing, the Board shall have all the rights and powers that may be possessed by a manager under the Act, each Director shall constitute a “manager” of the Company, as defined in the Act and decisions of the Board shall be decisions of the Company’s “manager” for all purposes of the Act. Notwithstanding anything else in this Agreement, no Member and no Affiliate of any Member shall be bound by or responsible for any obligations or commitments of the Company, except to the extent required by the Act.

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(b)          To the fullest extent permitted by the Act and other applicable laws of the State of Delaware, except as otherwise provided herein, no Membership Units or other equity securities in the Company shall have any voting, approval or consent rights with respect to any matter, including the approval of any Sale Transaction. On all matters on which a vote is required hereunder or pursuant to the Act or the laws of the State of Delaware, (i) each Convertible Preferred Member and Common Unit Member shall be entitled to one (1) vote per Convertible Preferred Unit and Common Unit, as applicable and (ii) the Convertible Preferred Members and the Common Unit Members shall act by affirmative vote of the Common Unit Members and Convertible Preferred Members holding Common Units and Convertible Preferred Units representing more than 50% of the aggregate number of Common Units and Convertible Preferred Units outstanding, except as set forth herein (including with respect to the election of Directors, which is governed by Section 3.02). For the avoidance of doubt, Profit Unit Members and Special Convertible Preferred Units Members shall not have any voting or other management rights in respect of their holdings of Profit Units or Special Convertible Preferred Units, without prejudice to their rights hereunder in respect of holdings of Convertible Preferred Units. This Section 3.01(b) is in addition to, and does not affect, any provision of this Agreement that requires the consent or approval of a Member, or of a specified majority among the Members, with respect to a particular matter, including without limitation Sections 3.03 and 3.04).

3.02        Board of Directors.

(a)          Board Composition. The Board will initially consist of up to five (5) Directors to be designated as follows:

(i)          For so long as Krakoff and its Permitted Transferees (x) own at least 50% of the Convertible Preferred Units (on an as-converted basis) owned by it on the Closing Date, Krakoff shall be entitled to appoint up to two (2) Directors, and (y) own at least 25% of the Convertible Preferred Units (on an as-converted basis) owned by it on the Closing Date, Krakoff shall be entitled to appoint up to one (1) Director (the “Krakoff Directors”);

(ii)         For so long as the Co-Investors and their Permitted Transferees together (x) own at least 50% of the Convertible Preferred Units (on an as-converted basis) owned by them collectively on the Closing Date, the Co-Investors representing a majority in interest of the Membership Units held by the Co-Investors shall be entitled to appoint collectively up to two (2) Directors, and (y) own at least 25% of the Convertible Preferred Units (on an as-converted basis) owned by them collectively on the Closing Date, the Co-Investors representing a majority in interest of the Membership Units held by the Co-Investors shall be entitled to appoint up to one (1) Director (the “Co-Investor Directors”); and

(iii)        For so long as the Co-Investors and Krakoff each own at least 25% of the Convertible Preferred Units (on an as-converted basis) owned by each of them, respectively, on the Closing Date, they shall be entitled to appoint one (1) Director by mutual agreement of Krakoff and the Co-Investors (acting collectively) (the “Independent Director”). For the avoidance of doubt, if, during any period of time, either of the Co-Investors’ or Krakoff’s holding of Convertible Preferred Units falls below 25% of the Convertible Preferred Units (on an as-converted basis) owned by each of them, respectively, on the Closing Date, the Company shall have no Independent Director during such period and the mandate of an Independent Director previously appointed shall terminate accordingly and automatically.

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The names of the initial Directors are set forth on Schedule C hereto, which shall be amended from time to time to reflect any change in the Directors (without the consent of any Member being required therefor).

(b)          Term; Removal; Resignation; Vacancies.

(i)          Once appointed, a Director will serve on the Board until (A) his or her death or disability, (B) resignation or (C) the removal of such Director from the Board in each case in accordance with this Section 3.02(b).

(ii)         Each of Krakoff and the Co-Investors (acting collectively) shall, in their respective sole discretion, be entitled to remove (with or without Just Cause and with or without prior notice) any of their respective designated Directors at any time. Krakoff and the Co-Investors shall be entitled to remove (with or without Just Cause and with or without prior notice) the Independent Director at any time by mutual agreement (subject to Section 3.02(a)(iii)). Each of Krakoff and the Co-Investors shall provide prompt notice to all Directors following the removal or replacement of any of their respective designated Directors or the Independent Director, as applicable. No Director may be removed without Just Cause except at the direction of the Member or Members entitled to designate such Director. The Board may remove a Director for Just Cause; provided, however, that prior to any determination that Just Cause exists, the Company shall (i) provide to the Director in writing the reasons that the Company believes Just Cause may exist, (ii) discuss with the Director in good faith whether or not such reasons actually constitute Just Cause and (iii) afford to the Director a reasonable opportunity to remedy any such violation (to the extent such violation is reasonably susceptible to remedy); provided, further, that the successor shall be appointed in accordance with Section 3.02(b)(iv).

(iii)        Any Director may resign at any time upon written notice to the Company. Such resignation shall take effect as of the date specified in such written notice (but in no event prior to the date of the Company’s receipt of such written notice), or, if no date of resignation is provided therein, as of the date such notice is received by the Company.

(iv)        In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal (with or without Just Cause) of a Director, the Member or Members who designated such Director pursuant to Section 3.02(a) shall have the right to designate a replacement Director to fill such vacancy at any time and from time to time consistent with the provisions of Section 3.02(a).

(c)          Chairman of the Board. Meetings of the Board shall be presided over by the Chairman, who shall be selected, removed and replaced by the Board. The Chairman shall be selected from among the Directors serving at the time of selection. The Chairman shall not have any special tie-breaking vote. The initial Chairman shall be Mark Ein.

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(d)          Meetings; Quorums; Proxies.

(i)          The Board shall hold regular meetings on at least a quarterly basis, which shall be held on such dates and at such times and places as may be designated from time to time, by the Board or the Chairman appointed by the Board. Written notice of each meeting of the Board shall be sent or otherwise given to each Director no later than five (5) Business Days before the date of the meeting. The notice shall specify the place, date and time of the meeting and the general nature of the business to be transacted. At each meeting of the Board, all Directors shall be provided the right to participate by telephone or other readily available means of communication that permits all Persons participating to hear and speak to each other. Attendance or participation of any Director at a meeting shall constitute a waiver of notice of such meeting, except to the extent such Director attends or participates in such meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because such meeting is not properly called or convened.

(ii)         Any Director may be represented at a meeting of the Board by proxy.

(iii)        A quorum for a meeting of the Board shall require (i) the presence of a majority of the Directors then in office, (ii) the presence of at least one Krakoff Director and (iii) the presence of at least one Co-Investor Director; provided, that if there is no quorum for a meeting held by the Board in accordance with Section 3.02(d)(i), then the meeting can be reconvened with the same agenda three (3) Business Days after the initial meeting date and the Board can act at such subsequent meeting without a quorum.

(e)          Action by the Board at a Meeting. In respect of any action or decision to be taken by the Board, each Director shall be entitled to cast a number of votes equal to one (1). Except as otherwise provided in Section 3.02(f), all actions of the Board shall be determined at meetings of the Board at which the required quorum is present by a vote of at least a majority of votes held by the Directors then serving on the Board.

(f)          Action by Written Consent of the Board. Notwithstanding Section 3.02(e), any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by all Directors then in office. Any consent satisfying the provisions of this Section 3.02(f) shall have the same effect as a vote of the Directors at a duly convened meeting of the Board. The consents shall be filed in the minute book of the Company at the principal place of business of the Company.

(g)          Changes to the Size of the Board. Under no circumstances shall the Board size and/or composition be changed in a manner resulting in either the number of the Krakoff Directors or the number of the Co-Investors Directors being less than the product of (x) the Krakoff Percentage Interest or the Percentage Interest held by the Co-Investors (with their Permitted Transferees), as applicable, and (y) the total number of Directors, except with the affirmative written consent of Krakoff or the Co-Investors, as applicable.

3.03         Investor Approval. Notwithstanding Section 3.01(b) or anything else set forth herein, but subject to Section 3.02(g) above, the following actions by the Company shall require the affirmative written consent of the Members holding a majority of the Common Units and the Convertible Preferred Units held collectively by Krakoff and the Co-Investors, voting as a single class on an as-converted basis:

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(i)          any change to the rights, powers or privileges of the Convertible Preferred Units set forth in this Agreement in a way that adversely affects the Convertible Preferred Units;

(ii)         any issuance of additional Convertible Preferred Units, additional Profit Units, or additional Common Units (except for the Common Units issued at fair market value), or the creation, authorization or issuance of any Membership Units or other securities of the Company ranking senior to, or pari passu with, the Convertible Preferred Units;

(iii)        entering into, amending, waiving any rights under or terminating any contract, agreement (including, for the avoidance of doubt, the Modified Branding Agreement and Reed Krakoff’s employment agreement with the Company), arrangement, or transaction with any Member or any Affiliate of a Member; provided that the Member who is the subject of this clause shall not be considered as part of determining whether consent on such item has been obtained (such that a majority of the Common Units and Convertible Preferred Units held by the disinterested holders would be required); and provided, further, that the foregoing consent shall not be required in the event a Member is simply exercising his or its rights under this Agreement, the Investment Agreement, the Registration Rights Agreement and/or any other agreement entered into or approved in accordance with this Agreement;

(iv)        an IPO, unless it results in the value (as implied by the price of securities of the Company to be sold in an IPO) of the Convertible Preferred Units issued pursuant to the Investment Agreement to exceed the greater of (x) three hundred percent (300%) of the Initial Capital Contributions paid for such Convertible Preferred Units and (y) the amount of such Initial Capital Contributions plus an annual compounded rate of return of twenty-five percent (25%) on such Initial Capital Contributions;

(v)         any incurrence or refinancing by the Company of any indebtedness in an amount in excess of $2,000,000 at any time outstanding; provided, for the avoidance of doubt, that the drawing by the Company on a credit facility duly authorized hereunder shall not be deemed an incurrence or refinancing of indebtedness;

(vi)        the redemption or repurchase of any Membership Units;

(vii)       any distributions (other than Tax Distributions) to Members in accordance with Section 5.01;

(viii)      a Sale Transaction, unless it results in the value of the Convertible Preferred Units issued pursuant to the Investment Agreement to be sold in in such Sale Transaction to exceed the greater of (x) three hundred percent (300%) of the Initial Capital Contributions paid for such Convertible Preferred Units and (y) the amount of such Initial Capital Contributions plus an annual compounded rate of return of twenty-five percent (25%) on such Initial Capital Contributions;

(ix)         any decision to liquidate, dissolve or wind-up the business and affairs of the Company;

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(x)          any acquisition by the Company of the stock, other equity interests, business or material assets of any Person;

(xi)         any disposition by the Company of any of its material assets or properties outside the ordinary course of business;

(xii)        commencement or settlement of any material litigation;

(xiii)       any material change in the principal line of business of the Company that (i) would cause a Triggering Event to occur or (ii) would involve products or services not included in the Nice Classifications set out in Clause II(2) of the Modified Branding Agreement;

(xiv)      formation of any subsidiary that (i) is not wholly-owned by the Company or (ii) is incorporated in a non-U.S. jurisdiction; provided, that in the event that any subsidiary of the Company is formed, the provisions of this Section 3.03 shall apply to such subsidiary as if it were the Company; or

(xv)       any amendment or waiver of any provision of this Agreement (subject further to Section 10.02).

3.04         Coach Approval. Notwithstanding anything to the contrary in this Agreement, the Company shall not enter into any transaction with an Affiliate of the Company (each such transaction an “Affiliate Transaction”) without the prior written consent of Coach, which consent shall not be unreasonably withheld; provided, that no such consent is required for Affiliate Transactions on fair and reasonable terms; provided, further, that any Member, if and to the extent exercising its rights under this Agreement, the Investment Agreement, the Registration Rights Agreement and/or any other agreement entered into or approved in accordance with this Agreement, shall not be deemed to be engaged in an Affiliate Transaction (and the consent of Coach shall not be required) solely by reason of exercising such rights.

3.05         Expenses; Insurance. The Company shall reimburse Directors for all reasonable, out-of-pocket costs associated with the attendance at meetings of the Board. The Company will maintain customary liability insurance for Directors and Officers on commercially reasonable terms and in amounts satisfactory to the Board.

3.06         Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, any other agreement or at law or in equity, to the fullest extent permitted by law, when any Member or Director takes any action under this Agreement to give or withhold its consent, such Member or Director shall have no duty (fiduciary or otherwise) to consider the interests of the Company or the other Members and may act exclusively in its (or in the case of a Krakoff Director, Krakoff’s, and in the case of a Co-Investor Director, the Co-Investors’) own interest and without regard to the interest of any other Person. For the avoidance of doubt, any Officer, whether or not he or she is also a Member, when acting in his or her capacity as an Officer, shall, subject to the provisions of Article IX, have a fiduciary duty with respect to the Company and all its Members to the fullest extent of applicable Delaware law.

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3.07         Officers.         (a) The Board may, from time to time, designate one or more persons to be officers of the Company (each an “Officer”). No officer need be a resident of the State of Delaware. Any officers so designated shall have such authority and perform such duties as the Board may from time to time delegate to them. The Board may assign titles to particular Officers. Unless the Board decides otherwise, if the title is one commonly used for Officers of a business corporation formed under the Delaware General Corporation Law, as amended (the “DGCL”), the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Board. Any number of offices may be held by the same person. Any delegation pursuant to this Section 3.07 may be revoked at any time by the Board.

(b)          Each Officer’s term of office shall automatically terminate upon the earlier of (i) the date upon which his or her successor shall be duly designated and qualified or (ii) his or her death or resignation or removal in the manner hereinafter provided.

(c)          Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(d)          Any Officer may be removed as such and any authority may be revoked, either with or without cause, by the Board at any time. Any vacancy occurring in any office of the Company may be filled by the Board.

(e)          The names and positions and titles of the initial Officers are set forth on Schedule D hereto.

3.08         Certain Transactions. Subject to Sections 3.03 and 3.04, the fact that a Member or any of its Affiliates is directly or indirectly interested in or connected with any Person, firm or corporation employed by the Company to render or perform a service, or from which or to whom the Company may buy or sell any property, shall not prohibit the Company from employing or dealing with such Person, firm or corporation on such terms as the Board may determine.

3.09         No Tax Election. No Member shall make an election to have the Company treated as an association taxable as a corporation for federal income tax purposes.

3.10         Section 83(b) Elections. Each Profit Unit Member receiving an issuance of Profit Units shall file an election under Code Section 83(b) with the Internal Revenue Service in respect of such Units within thirty (30) days after the Grant Date and shall provide the Company (or its designee) with a copy of such filing within thirty-five (35) days of the Grant Date.

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ARTICLE IV
CAPITAL CONTRIBUTIONS;
CAPITAL ACCOUNTS; AND MEMBERSHIP UNITS

4.01         Initial Capital Contribution. (a) Upon execution of this Agreement, the Convertible Preferred Members (other than Coach) shall make Capital Contributions in cash in the amounts set forth on Schedule B and (b) on the Closing Date and under the terms of the Asset Purchase Agreement, Coach has agreed to transfer to the Company certain assets (subject to certain liabilities) valued for purposes hereof at the value set forth opposite Coach’s name in Schedule B (such amounts described in clauses (a) and (b) being hereinafter referred to as the “Initial Capital Contributions” and individually for each Member as the “Initial Capital Contribution” of such Member).

4.02         Additional Capital Contributions. No Member shall be obligated to make any additional contribution to the capital of the Company.

4.03         Capital Accounts. The Company shall maintain a separate capital account (the “Capital Account”) for each Member that shall consist of (a) the sum of (i) such Member’s Capital Contributions paid to the Company as of any given time, (ii) the portion of the Company’s net income allocated to such Member pursuant to Section 5.03, and (iii) the amount of any Company liabilities assumed by such Member, less (b) the sum of (i) the portion of the Company’s net loss allocated to such Member pursuant to Section 5.03, (ii) all distributions made by the Company to such Member pursuant to Sections 5.01 and 7.03, and (iii) the amount of any liabilities of such Member assumed or paid by the Company by action of the Members or the Board.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.

4.04         Return of Capital. Except upon the dissolution of the Company as provided in Section 7.01 herein, no Member shall have the right to withdraw from the Company or to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the Company.

4.05         No Interest on Capital Contribution. No Member shall be paid interest on any of its Capital Contributions or on its Capital Account.

4.06         Membership Units.

(a)          Common Units. The Company hereby authorizes the issuance of an unlimited number of Common Units. As of the date hereof, no Common Units are outstanding.

(b)          Convertible Preferred Units. The Company hereby authorizes the issuance of an unlimited number of Convertible Preferred Units. As of the date hereof and in consideration of the Initial Capital Contributions, the Company shall issue the number of Convertible Preferred Units set forth opposite each Member’s name on Schedule B in accordance with their respective Initial Capital Contributions and hereby admits each such Member as a Convertible Preferred Member hereunder.

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(c)          Special Convertible Preferred Units. As of the date hereof and in consideration of the consummation of the transactions contemplated by the Asset Purchase Agreement, the Company hereby authorizes the issuance of and shall issue to Coach the number of Special Convertible Preferred Units set forth opposite its name on Schedule B and hereby admits Coach as a Special Convertible Preferred Member hereunder.

(d)          Profit Units. The Company hereby authorizes the issuance of Profit Units to managers, officers, employees, consultants or other service providers of the Company. As of the date hereof, the Company shall issue the number of Profit Units set forth opposite each Person whose name is set out name on Schedule B and hereby admits each such Person as a Profit Unit Member hereunder. Unless otherwise determined by the Board, each grant of Profits Units shall be allocated one-third (1/3) to Class A Profit Units, one-third (1/3) to Class B Profit Units and one-third (1/3) to Class C Profit Units.

(e)          Additional Classes of Membership Units. Subject to Sections 3.03 and 4.10, the Company may issue one or more additional classes of Membership Units in the Company. The Board shall determine the terms and conditions applicable to such new Membership Units and, subject to compliance with Sections 3.03 and 4.10, in connection with the issuance of such Membership Units, and compliance with Sections 3.03 and 10.02 in connection with any amendment of this Agreement, shall be permitted to amend this Agreement (including the distribution provisions) to reflect the issuance of such new Membership Units in accordance with the terms of this Agreement.

4.07         Certain Terms of the Convertible Preferred Units.

(a)          Automatic Conversion. Upon the earlier of (i) a determination by the Board to convert all of the Convertible Preferred Units into Common Units in connection with a Public Offering or (ii) the approval or consent, set forth in a written notice to the Company, of Convertible Preferred Members representing in the aggregate a Preferred Percentage greater than sixty percent (60%) (each event described in clauses (i) and (ii), an “Automatic Conversion Event”), all Convertible Preferred Units shall automatically convert into Common Units in accordance with the Conversion Rate set forth in Section 4.07(b), without any further action by the Convertible Preferred Members; provided, however, that in the case of a conversion in connection with a Public Offering, such conversion shall be deemed not to have occurred if such Public Offering shall not be consummated.

(b)          Conversion Rate and Distributions. Subject to Section 4.07(e) and in accordance with Section 4.07(a), each Convertible Preferred Unit held by the Convertible Preferred Members shall be convertible into one (1) Common Unit (the “Conversion Rate”), as adjusted in accordance with Sections 4.07(c) and 4.07(d) for any combinations, splits, reorganizations, recapitalizations, reclassifications and the like with respect to such Common Units.

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(c)          Common Unit Splits and Combinations. Upon a subdivision of outstanding Common Units into a greater number of Common Units or a combination or reverse split of outstanding Common Units into a smaller number of Common Units (each, an “Extraordinary Common Unit Event”), the Conversion Rate shall, simultaneously with the happening of such Extraordinary Common Unit Event, be adjusted by multiplying the applicable Conversion Rate by a fraction, the numerator of which shall be the number of Common Units outstanding immediately after such Extraordinary Common Unit Event and the denominator of which shall be the number of Common Units outstanding immediately prior to such Extraordinary Common Unit Event, and the product so obtained shall thereafter be the applicable Conversion Rate. The Conversion Rate, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Unit Event or Events. Similarly, the Profits Units shall be adjusted as appropriate to reflect any Extraordinary Common Unit Event.

(d)          Capital Reorganization, Recapitalization or Reclassification. Subject to Section 4.07(e), if the Common Units issuable upon the conversion of the outstanding Convertible Preferred Units shall be changed into the same or different number of units of any class or classes of Membership Units or other securities, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of Common Units provided for in Section 4.07(c), a Sale Transaction provided for in Section 4.07(e) or a liquidation provided for in Section 4.07(f)), then and in each such event the holders of the outstanding Convertible Preferred Units shall have the right thereafter to convert such Convertible Preferred Units into the kind and amount of Membership Units and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of Common Units into which such Convertible Preferred Units might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

(e)          Sale Transaction. If at any time or from time to time there shall be a Sale Transaction, then, as part of such Sale Transaction, provision shall be made so that each holder of the outstanding Convertible Preferred Units shall be entitled to receive in consideration for such Sale Transaction the greater of (A) what such holder would have been entitled to receive if such holder had converted all of its Convertible Preferred Units into Common Units immediately prior to such Sale Transaction and (B) as of such time, an amount equal to such holder’s Capital Contribution with respect to such holder’s Convertible Preferred Units, increased by any accrued Preferred Return with respect to such Convertible Preferred Units, and less the amount of any distributions made to such holder pursuant to Section 5.01.

(f)          Liquidation Event. Notwithstanding anything to the contrary in this Section 4.07, if at any time or from time to time there shall be a Sale Transaction (including, for the avoidance of doubt, a Transfer of a number of Membership Units equal to a Percentage Interest of at least sixty percent (60%) pursuant to Section 6.04) which is deemed by the Board to be a liquidation of the Company, then, as part of such Sale Transaction the Convertible Preferred Members shall be entitled to receive distributions in accordance with Section 7.03.

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4.08         Certain Terms of the Special Convertible Preferred Units. The Special Convertible Preferred Units shall have conversion rights and other terms and conditions as follows:

(a)          Conversion Right. The Special Convertible Preferred Units shall automatically convert upon the occurrence of a Triggering Event (the date that a Triggering Event occurs, the “Conversion Date”) into a number of Common Units equal to 20% of the aggregate number of Membership Units (other than Special Convertible Preferred Units) issued and outstanding as of the Conversion Date on an as-converted basis.

(b)          Mechanics of Conversion. The Company shall notify the Special Convertible Preferred Member in writing (such notice a “Conversion Notice”) within ten days after the Conversion Date. The Conversion Notice shall (i) specify in reasonable detail the nature of the Triggering Event and (ii) state the number of Common Units to be received by the Special Convertible Preferred Member, calculated in accordance with Section 4.08(a). The Special Convertible Preferred Member shall upon such conversion be immediately entitled to exercise and enjoy all rights with respect to the Common Units it received as part of the conversion. As of the Conversion Date and upon conversion of the Special Convertible Preferred Units in accordance with Section 4.08(a), all rights with respect to the Special Convertible Preferred Units shall terminate.

(c)          Redemption Right. If a Triggering Event does not occur within five (5) years following the date of issuance of the Special Convertible Preferred Units, the Company shall have the right thereafter at any time to redeem all of the issued and outstanding Special Convertible Preferred Units for an aggregate amount of ten dollars ($10) to be paid to the Special Convertible Preferred Member. Upon the redemption of the Special Convertible Preferred Units in accordance with this Section 4.08(c), all rights with respect to such Special Convertible Preferred Units shall terminate.

(d)          No Additional Rights. Except as expressly required by the Act or this Section 4.08, Special Convertible Preferred Members shall not have any economic, voting or other management rights with respect to the Special Convertible Preferred Units.

4.09         Certain Terms of the Profit Units.

(a)          Vesting of Profit Units. Unless otherwise determined by the Board, Profit Units shall be unvested on their Grant Date and shall vest in accordance with this Section 4.09(a). Twenty-five percent (25%) of each of the Class A Profit Units, Class B Profit Units and Class C Profit Units held by a Profit Unit Member will vest on each of the first four anniversaries following the applicable Grant Date (each such date, a “Vesting Date”), subject in all cases to the Profit Unit Member’s continued Services through the applicable Vesting Date.

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(b)          Vesting on Termination. Upon the termination of a Profit Unit Member’s employment for any reason other than by the Company for Cause, the Profit Unit Member shall forfeit all unvested Profit Units without the receipt of any payment or consideration in respect thereof as of the Profit Unit Member’s Services Termination Date, and any Profit Units that are vested as of such termination of employment or become vested as a result of such termination of employment will remain outstanding, subject to the Call Right. In the event that a Profit Unit Member’s Services are terminated by the Company for Cause, all Profit Units, regardless of whether vested or unvested, held by such Profit Unit Member as of such Profit Unit Member’s Services Termination Date shall be forfeited and cancelled for no consideration as of such Services Termination Date. For each forfeited Profit Unit, the Board may grant a new Profit Unit to a Member of the same type (i.e., Class A Profit Unit, Class B Profit Unit or Class C Profit Unit, as applicable) (a “Reallocated Profit Unit”), subject to vesting provisions and other terms and conditions as determined by the Board at the time of grant, provided that in all cases a Reallocated Profit Unit shall only be entitled to allocations and distributions of profits earned following the Grant Date.

(c)          Vesting on Sale. In the event the Majority Member Transfers (or causes to be Transferred in connection with a Drag-Along Transfer) to a third party that is not an Affiliate of any Member, in a transaction or series of related transactions, a number of Membership Units equal to a Percentage Interest of at least eighty percent (80%), then one hundred percent (100%) of the Profit Units held by any Profit Unit Member shall vest immediately prior to such Transfer, without any further action taken by any party.

(d)          Conversion or Redemption upon IPO. In connection with an Initial Public Offering, at the option of the Board, all or any portion of the Profit Units may be converted into or redeemed for common stock or similar securities of the resulting public company following the IPO at fair market value (considering the provisions of Section 7.03) of the converted or redeemed Profit Units.

4.10         Preemptive Rights.        (a) At any time following the date hereof until consummation of an IPO, if the Company proposes to issue additional Membership Units or equity securities (including any warrants, options or other rights to acquire Membership Units or equity securities, or other equity securities or debt securities that are, or may become, convertible into, or exchangeable or exercisable for, Membership Units or equity securities) (with the exception of any issuance (i) to lenders or other institutional investors in connection with the provision of debt financing to the Company or any of its Subsidiaries on arms-length terms, (ii) as consideration in any bona fide arms-length merger, acquisition or similar transaction, (iii) as consideration in a bona fide arms-length joint venture or any other strategic transaction, (iv) in connection with any Public Offering, (v) in connection with any Membership Unit split, subdivision, conversion, exercise or dividend (in the case of any split, subdivision or dividend that treats each class or series of outstanding Membership Units equally), or upon conversion or exercise of any other equity security, (vi) to employees or directors of the Company or any of its Subsidiaries, pursuant to equity based incentive programs, in each case, as approved by the Board) and (vii) in connection with an Initial Capital Raise (any such Membership Units, equity securities or convertible debt securities not described in the foregoing clauses (i)-(vii), “New Securities”, and the issuance of any New Securities, a “New Issuance”), the Company shall as soon as practicable provide written notice to each Convertible Preferred Member and Common Unit Member of such anticipated issuance (the “Preemptive Rights Notice”). The Preemptive Rights Notice shall (x) set forth the material terms and conditions of the New Issuance, including the number and description of New Securities to be issued, the proposed purchase price for the New Securities to be issued, the anticipated issuance date (which shall be at least fifteen (15) Business Days from the date of the Preemptive Rights Notice) and the purpose of such New Issuance, and (y) offer such Member the opportunity to elect to participate in such New Issuance. Subject to the terms of this Section 4.10, each Convertible Preferred Member and Common Unit Member shall have the right to purchase up to its Pro Rata Portion of such New Securities at the price and on the terms and conditions specified in the Preemptive Rights Notice by delivering an irrevocable written notice to the Company no later than three (3) Business Days before the anticipated issuance date, setting forth the number of such New Securities for which such right is exercised. The Company shall amend Schedule B as necessary to reflect the purchase by any Common Unit Member of New Securities in accordance with the terms of this Section 4.10(a).

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(b)          The Company shall have ninety (90) days after the anticipated issuance date provided in the Preemptive Rights Notice to sell to other Persons (including to other Members) any New Securities with respect to which the Convertible Preferred Members and the Common Unit Members declined to exercise the preemptive rights set forth in Section 4.10(a) at the price and on the terms and conditions specified in the Preemptive Rights Notice. If the Company fails to sell such New Securities within ninety (90) days after the anticipated issuance date provided in the Preemptive Rights Notice, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Convertible Preferred Members and Common Unit Members in the manner provided in Section 4.10(a). The Company shall amend Schedule A and Schedule B as necessary to reflect the purchase by any Person of New Securities in accordance with the terms of this Section 4.10(b).

(c)          The election by any Convertible Preferred Member or Common Unit Member not to exercise its preemptive rights under this Section 4.10 in any one instance shall not affect its right (other than in respect of any reduction in its percentage holdings) as to any future issuances under this Section 4.10. Any sale of New Securities by the Company without first giving the Convertible Preferred Members and Common Unit Members the rights described in this Section 4.10 shall be void and of no force and effect.

4.11         Additional Members. Subject to Sections 3.03 and 4.10 and Article VI, the Board may admit one or more additional Members to the Company on such terms and conditions as the Board may determine. An additional Member admitted to the Company pursuant to this Section 4.11 shall (a) execute a counterpart to this Agreement and deliver such documents as may be necessary, in the reasonable opinion of the Board, to make such Person a party hereto; and (b) if so required by the Board, make a Capital Contribution to the Company in an amount determined by the Board. The Company shall amend Schedule A and Schedule B to reflect the admission of any additional Members.

ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS

5.01         Distributions.

(a)          Distributions shall be made to the Members at such time and in such aggregate amounts as determined by the Board in its sole discretion, subject to Section 3.03; provided, that any distributions to the Members shall be in the following order of priority:

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(i)          first, one hundred percent (100%) to the Convertible Preferred Members and the Common Unit Members (but solely to the extent that such Common Unit Members hold Common Units, if any, that were issued as a result of the conversion of the Convertible Preferred Units) and pro rata in accordance with their respective Convertible Preferred Units and Common Units (but solely to the extent that such Common Units, if any, were issued as a result of the conversion of the Convertible Preferred Units) until the cumulative distributions under this Section 5.01(a)(i) equal the sum of the Class A Profit Unit Threshold and the Preferred Return;

(ii)         second, one hundred percent (100%) to Coach (but solely to the extent that Coach holds Common Units, if any, that were issued as a result of the conversion of the Special Convertible Preferred Units) until Coach receives cumulative distributions under this Section 5.01(a)(ii) equal to twenty percent (20%) of the cumulative distributions made pursuant to Section 5.01(a)(i) and this Section 5.01(a)(ii);

(iii)        third, to the Common Unit Members, the Convertible Preferred Members and holders of Class A Profit Units pro rata in accordance with their respective Common Units, Convertible Preferred Units and Class A Profit Units until the cumulative distributions under this Section 5.01 equal the sum of the Class B Profit Unit Threshold and the cumulative distributions made pursuant to Section 5.01(a)(ii);

(iv)        fourth, to the Common Unit Members, the Convertible Preferred Members and the holders of Class A Profit Units and Class B Profit Units pro rata in accordance with their respective Common Units, Convertible Preferred Units, Class A Profit Units and Class B Profit Units until the cumulative distributions under this Section 5.01 equal the Class C Profit Unit Threshold and the cumulative distributions made pursuant to Section 5.01(a)(ii); and

(v)         finally, the remainder to the Common Unit Members, the Convertible Preferred Members and the Profit Unit Members pro rata in accordance with their respective Common Units, Convertible Preferred Units and Profit Units.

(b)          Notwithstanding any provisions to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law. Distributions may be made in cash or in-kind as determined by the Board in its sole discretion. Without limiting the generality of the foregoing, the Board may reserve amounts for anticipated expenses or contingent liabilities of the Company as it shall determine in its sole discretion. This Article V shall be subject to the terms of Section 7.04.

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(c)          Tax Distributions. Prior to making any distributions under Section 5.01(a), the Company shall, to the extent it has available cash (subject to the maintenance by the Company of appropriate reserves (as determined by the Board)), promptly declare and make cash distributions pursuant hereto to the Members to allow the federal, state and local income tax (including, without limitation, estimated tax payments) attributable to the Company’s taxable income that is allocated to the Members consistent with Section 5.03 of this Agreement to be paid by such Members when due. To satisfy this requirement, the Company shall pay to each Member on or before five (5) Business Days prior to the end of each calendar quarter, an amount (a “Tax Distribution”) so that the cumulative amount of Tax Distributions to such Member with respect to such quarter is at least equal to the excess of (A) the product of (i) the Company’s net taxable income allocated to such Member for such fiscal quarter multiplied by (ii) the highest applicable marginal income tax rate (taking into account federal, state and local taxes, the character of such income, and any deduction attributable to state and local income taxes) for an individual taxpayer or a corporation (as relevant) over (B) the sum of the distributions made (or declared by the Board) to, or for the benefit of, such Member pursuant to this Agreement (including pursuant to Section 5.01(a) and this Section 5.01(c)) during such fiscal year or since the end of such fiscal year but before (or at the same time as) the date such Tax Distribution is paid and that have not previously been taken into account to reduce a prior Tax Distribution. In the event that the actual amount of taxable income allocated to a Member for a fiscal year is different from the aggregate of the quarterly estimated amounts used to make Tax Distributions (or if the amount of taxable income so allocated is subsequently adjusted by a taxing authority as the result of an audit or similar proceeding) additional Tax Distributions shall be made to such Member (in the event of an increase in taxable income) or future Tax Distributions will be reduced (in the event of a decrease) to adjust for such differences. Notwithstanding anything to the contrary herein, no Tax Distributions under this Section 5.01(c) will be required to be made with respect to any net taxable income of the Company attributable to the sale or exchange or other distribution of all or substantially all of the Company’s assets or to the liquidation of the Company. Tax Distributions shall be made to each Member in proportion to the taxable income allocated to such Member in the relevant tax years. Any distribution made pursuant to this Section 5.01(c) shall be treated as an advance on any distributions made pursuant to Section 5.01(a) and other provisions of this Agreement that reference Section 5.01(a).

(d)          Distributions on Account of Unvested Profit Units. Notwithstanding the provisions of Section 5.01(a), all amounts distributable hereunder in respect of unvested Profit Units (other than Tax Distributions) shall be held in escrow by the Company for the benefit of the holder of such unvested Profit Units, and the holder of such unvested Profit Units will be considered the owner of such amounts for income tax purposes (such withheld distributions are referred to herein as the “Escrowed Distributions”). After the Profit Units which relate to such distributions become vested, the Escrowed Distributions (or any portion thereof) when the funds are held by the Company for the benefit of the holder thereof, shall be disbursed to the holder of such Profit Units. If any unvested Profit Units are forfeited, the portion of the Escrowed Distribution attributable to such unvested Profit Units, if any, shall be forfeited accordingly and distributed in accordance with the terms of Section 5.01(a). Nothing in this paragraph shall prevent any holder of Profit Units from receiving cash distributions to pay income taxes regardless of whether such Profit Units are fully vested.

(e)          Deduction of Taxes. Each Member acknowledges and agrees that the Company may be required to deduct and withhold taxes or to fulfill other obligations of such Member on any amount distributed or allocated by the Company to such Member or to any Transferee of any such interest. Each Member shall promptly furnish the Company with such appropriate Internal Revenue Service Form(s) as the Company may request in connection therewith. All amounts so withheld with respect to such a distribution to a Member and all amounts withheld from any payment, distribution or allocation to the Company with respect to such Member pursuant to any tax law shall be treated as amounts distributed to such Member pursuant to Sections 5.01(a) or 7.03, as applicable for all purposes under this Agreement, provided such withheld amounts are properly paid when due to the applicable tax authority. Any such payment made by the Company to a tax authority with respect to a Member that is not simultaneously withheld from a distribution to such Member shall, at the Company’s election, be promptly repaid to the Company by such Member (which repayment shall not constitute a Capital Contribution hereunder) or repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member hereunder.

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5.02         Calculation of Profits and Losses. The profits and losses of the Company shall be determined for each fiscal year in accordance with U.S. generally accepted accounting principles (except with respect to profits and losses as relevant to tax allocations, which shall be computed under tax principles).

5.03         Allocation of Profits and Losses.         (a) Except as otherwise set forth in this Section 5.03, for Capital Account purposes, all items of income, gain, loss and deduction shall be allocated among the Members in a manner such that, if the Company were dissolved, its affairs wound up and its assets distributed to the Members in accordance with their respective Capital Account balances immediately after making such allocation, such distributions would, as nearly as possible, be equal to the distributions that would be made pursuant to Section 7.03 treating all unvested Profit Units as if they were fully vested.

(b)          For federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under this Section 5.03, except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code, the Treasury Regulations thereunder and Treasury Regulations Section 1.704-1(b)(4)(i).

(c)          Notwithstanding any provision set forth in this Section 5.03, no item of deduction or loss shall be allocated to a Member to the extent the allocation would cause a negative balance in such Member’s Capital Account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that such Member would be required to reimburse the Company pursuant to this Agreement or under applicable law.

(d)          In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of the Company’s income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its Capital Account created by such adjustments, allocations or distributions in excess of that permitted under Section 5.03(c). Any special allocations of items of income or gain pursuant to this Section 5.03(d) shall be taken into account in computing subsequent allocations pursuant to this Section 5.03 so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this Section 5.03 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 5.03 if such unexpected adjustments, allocations or distributions had not occurred.

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(e)          All elections, decisions and other matters concerning the allocation of profits, gains and losses among the Members, and tax and accounting procedures, not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board in good faith. Such determination made in good faith by the Board shall, absent manifest error, be final and conclusive as to all Members. At the request of any Member in connection with the transfer by such Member of Membership Units, the Company shall make an election pursuant to Section 754 of the Code.

ARTICLE VI
TRANSFER OF MEMBERSHIP UNITS

6.01         Limitations on Transfer.        (a) A Member may Transfer its Membership Units only in accordance with, and subject to the applicable provisions of, this Article VI. The limitations on Transfers of Membership Units set forth in this Article VI are in addition to any restrictions set forth in the Registration Rights Agreement or imposed by applicable law.

(b)          No Member may Transfer any of its Membership Units or any of its rights or obligations hereunder related to the Membership Units without the prior written consent of the Board (which may be granted or withheld in the Board’s sole discretion), except (i) to a Permitted Transferee, (ii) after December 31, 2023, pursuant to Section 6.02, (iii) with the affirmative written consent of the Members holding a majority of the Common Units and the Convertible Preferred Units held collectively by Krakoff and the Co-Investors, voting as a single class on an as-converted basis, (iv) pursuant to, or consequent upon, the exercise of the tag-along rights or drag-along rights set forth in Section 6.03 and Section 6.04, (v) pursuant to the exercise of registration rights in accordance with the Registration Rights Agreement or (vi) pursuant to post-IPO Market Trades.

(c)          Any purported Transfer of Membership Units other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of Membership Units pursuant to any such Transfer.

(d)          Except as provided in the Registration Rights Agreement, any Member that proposes to Transfer Membership Units in accordance with the terms and conditions hereof shall be responsible for any expenses incurred by the Company in connection with such Transfer.

(e)          The Company shall amend Schedule A and Schedule B to reflect the admission of any additional Members and any Transfer, in each case, in accordance with this Article VI.

6.02         Right of First Refusal.

(a)          In the event that any Common Unit Member or Convertible Preferred Member, including any of their Permitted Transferees, receives a bona fide offer to purchase all or any portion of the Common Units and/or Convertible Preferred Units held by such Member in a transaction or series of related transactions (a “Transaction Offer”) from any Person (the “Offeror”), such Member (a “Transaction Member”) may Transfer such Membership Units pursuant to and in accordance with Section 6.01(b)(ii) and the following provisions of this Section 6.02.

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(b)          Company Offer Notice. The Transaction Member shall cause the Transaction Offer and all of the material terms thereof to be reduced to writing, including the identity of the Offeror, and shall promptly notify the Company of such Transaction Member’s desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 6.02 (such notice, the “Company Offer Notice”). The Transaction Member’s Company Offer Notice shall constitute an irrevocable offer to sell all (but not part only) of the Membership Units which are the subject of the Transaction Offer (the “Offered Units”) to the Company, on the basis described below, and on the same terms and conditions of, the Transaction Offer. The Company Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Offeror).

(c)          Company Option. At any time within thirty (30) days after receipt by the Company (the “Company Option Period”), the Company may elect to accept the offer to purchase with respect to all (but not part only) of the Offered Units and shall give written notice of such election (the “Company Offer Acceptance Notice”) to the Transaction Member within the Company Option Period. A Company Offer Acceptance Notice shall constitute a valid and enforceable agreement for the sale and purchase of all of the Offered Units. The closing for the purchase of the Offered Units by the Company under this Section 6.02(e) shall take place at the offices of the Company no later than the later of (i) thirty (30) days following the expiration of the Company Option Period, and (ii) five (5) days following the date on which all governmental approval or filing requirements relating to the purchase of the Offered Units are satisfied, or on such other date or at such other place as may be agreed to by the Transaction Member and the Company.

(d)          Offer Notice to Offerees. If the Company has not provided a Company Offer Acceptance Notice within the Company Option Period, the Transaction Member shall promptly notify each of Krakoff and the Co-Investors (the “Offerees”) of such circumstance, and of such Transaction Member’s desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 6.02 (such notice, the “Offer Notice”). The Transaction Member’s Offer Notice shall constitute an irrevocable offer to sell all (but not part only) of the Offered Units to the Offerees, on the basis described below, and on the same terms and conditions of, the Transaction Offer. The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Offeror).

(e)          Option. At any time within thirty (30) days after receipt by the Offerees (the “Option Period”), each Offeree may elect to accept the offer to purchase with respect to any and all of the Offered Units and shall give written notice of such election (the “Offer Acceptance Notice”) to the Transaction Member and each other Offeree within the Option Period, which notice shall indicate the maximum number of Offered Units that such Offeree is willing to purchase, including the number of Offered Units it would purchase if one or more other Offerees do not elect to purchase their Pro Rata Portion. An Offer Acceptance Notice shall constitute a valid and enforceable agreement for the sale and purchase of the Offered Units covered by such Offer Acceptance Notice. The closing for the purchase of the Offered Units by the Offerees under this Section 6.02(e) shall take place at the offices of the Company no later than the later of (i) thirty (30) days following the expiration of the Option Period, and (ii) five (5) days following the date on which all governmental approval or filing requirements relating to the purchase of the Offered Units are satisfied, or on such other date or at such other place as may be agreed to by the Transaction Member and such Offerees. The Transaction Member shall notify the Offerees promptly if any Offeree fails to offer to purchase its Pro Rata Portion.

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(f)          Allocation of Offered Units among Offerees. Upon the expiration of the Option Period, the number of Offered Units to be purchased by each Offeree shall be determined as follows: (i) first, there shall be allocated to each Offeree electing to purchase, a number of Offered Units equal to the lesser of (A) the number of Offered Units as to which such Offeree accepted the offer to purchase, as set forth in its respective Offer Acceptance Notice, and (B) such Offeree’s Pro Rata Portion, and (ii) second, the balance, if any, not allocated under clause (i) above, shall be allocated to those Offerees who within the Option Period delivered an Offer Acceptance Notice to purchase a number of Offered Units that exceeded their respective Pro Rata Portions, in each case on a pro rata basis in proportion to the aggregate number of Convertible Preferred Units and Common Units owned by such Offeree up to the amount of such excess.

(g)          Sale to Third Party. In the event that neither the Company nor the Offerees elect to exercise the rights to purchase under this Section 6.02 with respect to all of the Offered Units proposed to be sold, the Transaction Member may sell all such Offered Units to the Offeror, subject to the provisions of Section 6.03. If the Transaction Member’s sale to an Offeror is not consummated at a price that is equal to or greater than the price specified in the Company Offer Notice and the Offer Notice and on other terms and conditions that are not materially more favorable in the aggregate to the Offeror thereof than those specified in the Company Offer Notice and the Offer Notice on or before sixty (60) days after the latest of (i) the expiration of the Option Period, and (ii) the satisfaction of all governmental approval or filing requirements, then the Transaction Offer shall be deemed to lapse, and any Transfers of Offered Units pursuant to such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transaction Member sends a new Company Offer Notice and, if applicable, a new Offer Notice, and once again complies with the provisions of this Section 6.02 with respect to such Transaction Offer.

6.03         Tag-Along Rights.        (a) Prior to consummation of an IPO, if any Convertible Preferred Member or Common Unit Member (such Common Unit Member or Convertible Preferred Member, the “Transferring Member”) proposes to Transfer to a non-Affiliated third party all or any portion of its Convertible Preferred Units and/or Common Units (a “Tag-Along Transfer”) under Section 6.02 or in a transaction that has been authorized pursuant to Section 6.01(b)(iii), each other Convertible Preferred Member, Common Unit Member (and, solely in the event that such Tag-Along Transfer, after giving effect to the exercise of the tag-along rights under this Section 6.03, involves a Transfer of all of the outstanding Common Units and the Convertible Preferred Units, each Profit Unit Member) may exercise tag-along rights in accordance with the terms, conditions and procedures set forth herein (any Member exercising such rights, a “Tagging Member”), provided that, notwithstanding anything herein to the contrary, a Profit Unit Member shall only exercise tag-along rights with respect to vested Profit Units.

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(b)          Prior to the consummation of the Tag-Along Transfer, but in no event later than twenty (20) Business Days prior to the proposed closing date of the Tag-Along Transfer, the Transferring Member shall give written notice (a “Tag-Along Notice”) of such Tag-Along Transfer to each other Convertible Preferred Member, Common Unit Member and Profit Unit Member (each, a “Prospective Tagging Member”). The Tag-Along Notice must set forth (i) the number of Membership Units proposed to be Transferred, (ii) the name and address of the Transferee, (iii) the proposed amount and form of consideration for such Membership Units, and any other material terms and conditions of the Tag-Along Transfer and (iv) the proposed date, time and location of the closing of the Tag-Along Transfer. The Prospective Tagging Members shall have a period of fifteen (15) Business Days from the date of the Tag-Along Notice within which to notify the Transferring Member whether any such Prospective Tagging Member will elect to sell up to his or its Pro Rata Portion of Membership Units at the price and on the terms and conditions specified in the Tag-Along Notice in connection with such Tag-Along Transfer. In order to exercise such right, the Prospective Tagging Member must deliver an irrevocable written notice to the Transferring Member specifying the number of Membership Units such Member desires to include in the Tag-Along Transfer. The Transferring Member shall have a period of sixty (60) days following the expiration of the above-mentioned fifteen (15) Business Day notice period to sell all the Membership Units agreed to be purchased by the Transferee on the payment terms and on the other material terms and conditions specified in the Tag-Along Notice. If at the end of such sixty-day period, the Transferring Member has not completed the Tag-Along Transfer, the Transferring Member shall not thereafter effect a Transfer that is subject to this Section 6.03 without again fully complying with the provisions of this Section 6.03. If the Transferring Member is unable to cause the Transferee to purchase all the Membership Units proposed to be Transferred by the Transferring Member and the Tagging Members, then the number of Membership Units each such Member (including the Transferring Member) is permitted to sell in such Tag-Along Transfer shall be reduced pro rata based on the number of Membership Units held by such Member relative to the number of Membership Units held by all Members participating in such Tag-Along Transfer. Each Member participating in a sale pursuant to this Section 6.03, other than the Transferring Member, shall receive consideration per Membership Unit that reflects the Hypothetical Liquidation Value of such Membership Unit.

(c)          Notwithstanding anything herein to the contrary but subject to Section 6.03(a), solely for purposes of determining the number of vested Profit Units that a Tagging Member may sell in a third-party offer pursuant to Section 6.03(b), the vested Profit Units held by each Tagging Member shall be exchanged, immediately prior to and contingent upon the consummation of the Tag-Along Transfer, for a number of Common Units equal to the Fair Market Value of the vested Profit Units being exchanged (the “Profit Unit Exchange”), in which case, for purposes of calculating such Tagging Member’s Pro Rata Portion for purposes of Section 6.03(b), such Tag-Along Member will be deemed to hold an additional number of Common Units equal to the number of Common Units into which such Tag-Along Member’s vested Profit Units may be exchanged in a Profit Unit Exchange, determined as of the date on which the Transferring Member enters into an agreement to consummate the Tag-Along Transfer.

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(d)          Each Tagging Member shall agree (i) to make the same representations, warranties, covenants, indemnities and agreements to the Transferee as made by the Transferring Member; provided, that each Tagging Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Membership Units, authorization, execution and delivery of relevant documents, enforceability of such documents against such Tagging Member, and other matters relating to such Tagging Member; and (ii) to receive the same form of consideration on the same non-price terms and conditions to the Transfer as the Transferring Member agrees in connection with the Tag-Along Transfer (with an understanding that the purchase prices to be paid for the Membership Units being sold by Tagging Members will reflect the Hypothetical Liquidation Value of such Membership Units). All such representations, warranties, covenants, indemnities and agreements shall be made by the Transferring Member and each Tagging Member severally and not jointly, and any liability for breach of any representations and warranties related to the Company shall be allocated among the Transferring Member and each Tagging Member pro rata based on the relative number of Membership Units Transferred by each of them, and the aggregate amount of liability for the Transferring Member and each Tagging Member shall not exceed the U.S. dollar value of the total consideration to be paid by the Transferee to the Transferring Member or such Tagging Member, respectively.

(e)          All costs and expenses of the Transferring Member and the Tagging Members in connection with the Tag-Along Transfer shall be borne by the Members participating in such Tag-Along Transfer pro rata based on the number of Membership Units Transferred by each such Member relative to the number of Membership Units Transferred by all Members participating in such Tag-Along Transfer.

(f)          If the Transferring Member Transfers any of its Membership Units in breach of this Section 6.03, then each Tagging Member shall have the right to Transfer to the Transferring Member, and the Transferring Member undertakes to purchase from each Tagging Member, the number of Membership Units that such Tagging Member would have had the right to sell in the Tag-Along Transfer pursuant to this Section 6.03, for a price per Membership Unit that reflects the Hypothetical Liquidation Value of such Membership Units and form of consideration and upon the same material terms and conditions on which the Transferee purchased the Membership Units from the Transferring Member in the Tag-Along Transfer; provided, that nothing contained in this Section 6.03(f) shall preclude any Tagging Member from seeking alternative remedies against such Transferring Member as a result of its breach of this Section 6.03.

(g)          The provisions of this Section 6.03 shall not apply in the event of (i) purchases of Membership Units by Offerees in accordance with Section 6.02, (ii) Transfers of Membership Units pursuant to, or consequent upon, the exercise of drag-along rights set forth in Section 6.04, except to the extent set forth in Section 6.04(b); (iii) Transfers of Membership Units to a Permitted Transferee; or (iv) Transfers of Membership Units pursuant to a Public Offering.

(h)          Upon consummation of an IPO, the provisions of this Section 6.03 shall automatically terminate and be of no further force or effect.

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6.04         Drag-Along Rights.         (a) Prior to consummation of an IPO, if a Convertible Preferred Member or Common Unit Member or a group of Convertible Preferred Members and/or Common Unit Members (such Member or Members, the “Majority Member”), desires to Transfer in a transaction that has been authorized pursuant to Section 6.01(b)(iii) a number of Membership Units equal to a Percentage Interest of at least (i) fifty percent (50%), which Transfer results in the value (as implied by the price of Membership Units to be Transferred) of the Convertible Preferred Units issued pursuant to the Investment Agreement to exceed the greater of (x) three hundred percent (300%) of the Initial Capital Contributions paid for such Convertible Preferred Units and (y) the amount of such Initial Capital Contributions plus an annual compounded rate of return of twenty-five percent (25%) on such Initial Capital Contributions, or (ii) sixty-six and two thirds percent (66 2/3%), then the Majority Member may Transfer such Membership Units to a non-Affiliated third party (the “Drag-Along Buyer”) and may (but shall not be required to) exercise drag-along rights in accordance with the terms, conditions and procedures set forth herein in connection with such Transfer (such Transfer, the “Drag-Along Transfer”). A Drag-Along Transfer shall not be subject to the right of first refusal under Section 6.02, but instead proceed according to the provisions of this Section 6.04.

(b)          In the event the Majority Member elects to exercise its drag-along rights, it shall promptly give written notice (a “Drag-Along Notice”) to each other Member and Profit Unit Member (each, a “Drag-Along Member”) not later than twenty (20) Business Days prior to the consummation of the Drag-Along Transfer of any election by the Majority Member to exercise its drag-along rights pursuant to this Section 6.04, setting forth (i) the name and address of the Drag-Along Buyer, (ii) the total number of Membership Units proposed to be Transferred by it, (iii) the proposed amount and form of consideration for such Membership Units and all other material terms and conditions of the Drag-Along Transfer, (iv) the proposed date, time and location of the closing of the Drag-Along Transfer and (v) the number of Membership Units such Drag-Along Member shall be required to Transfer, up to such Drag-Along Member’s Pro Rata Portion. To the extent that such notice specifies a number of Membership Units less than such Member’s Pro Rata Portion, such Drag-Along Member shall have tag-along rights as set forth in Section 6.03 with respect to the remainder of such Member’s Pro Rata Portion. Upon receipt of the Drag-Along Notice, each Drag-Along Member shall be required to sell its Membership Units as specified in the Drag-Along Notice at a price per Membership Unit that reflects the Hypothetical Liquidation Value of such Membership Units and pursuant to the same terms and conditions to be received by the Majority Member in the Drag-Along Transfer. If the Majority Member is given an option as to the form of consideration to be received, the same option shall be given to each Drag-Along Member. Notwithstanding the foregoing, in the event that the Majority Member exercises the Drag-Along Transfer with respect to a Drag-Along Member’s Profit Units, (i) the Profit Units subject to such Drag-Along Transfer shall first be taken from a Drag-Along Member’s then currently vested Profit Units and next from such Drag-Along Member’s then unvested Profit Units and (ii) the Majority Member may require that, in lieu of performing the calculation described in the immediately preceding sentence, such Drag-Along Member holding Profit Units exchange, immediately prior to and contingent upon the consummation of the Drag-Along Transfer, such Profit Units with the Company for a number of Common Units equal to the Fair Market Value of the Profit Units being exchanged (the “Profit Unit Exchange”), in which case, for purposes of calculating such Drag-Along Member’s Pro Rata Portion for purposes of this Section 6.04(b), such Drag-Along Member will be deemed to hold an additional number of Common Units equal to the number of such Common Units into which such Drag-Along Member’s Profit Units may be exchanged in a Profit Unit Exchange, determined as of the date on which the Majority Member enters into an agreement with the proposed Transferee to consummate the Transfer, as applicable.

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(c)          Each Drag-Along Member must agree (i) to make the same representations, warranties, covenants, indemnities and agreements as made by the Majority Member in connection with the Drag-Along Transfer; provided, that each Drag-Along Member (a) shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Membership Units), authorization, execution and delivery of relevant documents, enforceability of such documents against such Drag-Along Member, and such other matters relating to such Drag-Along Member; and (b) shall not be required to enter into any non-compete, non-solicitation or similar obligation; and (ii) to the same non-price terms and conditions to the Transfer as the Majority Member agrees. Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities and agreements shall be made by the Majority Member and each Drag-Along Member severally and not jointly and any liability for breach of any representations and warranties related to the Company shall be allocated among the Majority Member and each Drag-Along Member pro rata based on the relative number of Membership Units (or equity securities of TRP, as applicable) Transferred by each of them, and the aggregate amount of liability for the Majority Member and each Drag-Along Member shall not exceed the U.S. dollar value of the total consideration to be paid by the Drag-Along Buyer to the Majority Member or such Drag-Along Member, respectively.

(d)          In the event that any Transfer pursuant to this Section 6.04 is structured as a merger, consolidation, or similar business combination, each Drag-Along Member must further agree, to the extent required or requested, to (i) vote in favor of the transaction and (ii) take all action to waive any dissenters, appraisal or other similar rights with respect thereto. For the avoidance of doubt, no Member is entitled to dissenters, appraisal or other similar rights with respect to any Membership Units.

(e)          If any Drag-Along Member fails to Transfer the Membership Units to be sold pursuant to this Section 6.04 to the Drag-Along Buyer, the Majority Member may, at its option, in addition to all other remedies he may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Membership Units with any national bank or trust company having combined capital, surplus and undivided profits in excess of $500 million (the “Escrow Agent”), and thereupon all of such Drag-Along Member’s rights in and to such Membership Units shall terminate. Thereafter, upon delivery to the Company by such Drag-Along Member of appropriate documentation evidencing the Transfer of such Membership Units to the Drag-Along Buyer, the Majority Member shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company) to such Drag-Along Member.

(f)          All reasonable costs and expenses incurred by the Members or the Company in connection with any proposed Drag-Along Transfer (whether or not consummated), including all attorneys’ fees and charges, all accounting fees and charges and all finder, brokerage or investment banking fees, charges or commissions, shall be paid by the Company.

(g)          Upon consummation of an IPO, the provisions of this Section 6.04 shall automatically terminate and be of no further force or effect.

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6.05         Rights and Obligations of Transferees. Any Transferee of Membership Units (including Affiliates of any Member) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering such documents as may be necessary, in the reasonable opinion of the Board, to make such Person a party thereto, whereupon such Transferee will be treated as a Member for all purposes of this Agreement; provided, that, following a Public Offering, no Transferee of Membership Units shall be required to become a party to this Agreement if such Transferee acquired such Membership Units (a) in a sale in a Market Trade or similar transaction in which the purchaser is not identified to the Transferring Member, (b) in a Public Offering or (c) pursuant to Rule 144 under the Securities Act. Notwithstanding the preceding sentence, no Transferee shall acquire any of the rights provided in Article III, Section 6.02, Section 6.03 or Section 6.04 hereof by reason of the Transfer without approval of the Board to the acquisition of such rights. A Transferee of Membership Units that complies with the provisions of this Section 6.05 shall be admitted by the Company as a Member hereunder so long as such Transfer was effected in compliance with the terms of this Agreement, including this Article VI.

6.06         Certain Rights of TRP.

(a)           In connection with a Drag-Along Transfer or a Sale Transaction, in each case in which more than 75% of the equity interests in the Company are to be sold or otherwise transferred or all or substantially all of the assets of the Company are to be sold, the Board and the holders of Membership Units, as applicable, shall take commercially reasonable efforts (taking into account (x) a desire to maximize the aggregate purchase price payable by the acquirer(s) in such transaction and (y) the willingness of holders of Membership Units (other than those holders (other than Reed Krakoff) who are employees of the Company and only holds Profits Units) to absorb costs or losses not to exceed 2% of the proceeds net of transaction expenses that such holder would have otherwise received) to structure such Drag-Along Transfer or Sale Transaction or other sale so that the equity securities of TRP will be sold or transferred to the prospective buyer in lieu of a sale of the Membership Units of the Company owned by TRP or (as relevant) TRP’s proportionate share of the assets of the Company.

In the event the Board pursues a sale of the equity securities of TRP in lieu of a sale of the Membership Units of the Company owned by TRP, (a) such sale of the equity securities of TRP shall be on terms and conditions not less favorable (other than with respect to price or value) to the holders of the equity securities in TRP than would have applied to TRP if TRP had sold its Membership Units of the Company directly, and (b) in the event the holders of equity securities in TRP receive proceeds (measured on a per Membership Unit basis) from the acquirer(s) that are less than what TRP would have received if TRP had sold its Membership Units of the Company directly (such difference being referred to herein as the “Shortfall Amount”), each other holder of Membership Units (other than TRP or any holder (other than Reed Krakoff) who is an employee of the Company and only holds Profits Units) will pay (or cause to be paid) to such holders of equity securities in TRP (out of the proceeds of such sale transaction) an amount equal to the lesser of (1) such Shortfall Amount multiplied by a percentage, expressed as a decimal, equal to the proceeds net of transaction expenses received in such transaction by such holder of Membership Units divided by the total proceeds net of transaction expenses received in such transaction by the holders of the equity securities in TRP and all holders of Membership Units and (2) two percent (2%) of the proceeds net of transaction expenses received by such holder of Membership Units in such transaction.

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In the event the Board structures the Drag-Along Transfer or Sale Transaction as a sale of the Membership Units of the Company held by TRP (or as a sale of the assets of the Company), each holder of Membership Units in the Company (other than TRP or any holder (other than Reed Krakoff) who is an employee of the Company and only holds Profits Units) will pay (or cause to be paid) to the holders of the equity securities in TRP (out of the proceeds of such sale transaction) an amount equal to the lesser of (1) the product of (x) the U.S. federal and applicable state corporate income taxes incurred by TRP as a result of such sale (after utilizing all available net operating loss carryforwards, capital loss carryforwards, and any other available tax attributes) and (y) the percentage, expressed as a decimal, equal to the proceeds net of transaction expenses received in such transaction by such holder of Membership Units divided by the total proceeds net of transaction expenses received in such transaction by all holders of Membership Units (including TRP) and (2) two percent (2%) of the proceeds net of transaction expenses received by such holder of Membership Units in such transaction. As a condition to the foregoing obligations, in addition to any representations or warranties made by the sellers generally, the holder(s) of the equity securities of TRP will make representations and warranties, and will provide related indemnities (including, without limitation, indemnities related to any tax liabilities of TRP), to the acquirer(s) in such transaction (and, to the extent requested by the other Co-Investors, the other Co-Investors and Krakoff) with respect to (i) the absence of any liabilities of TRP, (ii) the absence of any activities by TRP unrelated to the Company and (iii) the sole asset of TRP being its interest in the Company.

For the avoidance of any doubt, any additional amount received by TRP or its equity holders pursuant to this provision is intended to be treated as additional purchase price to such recipient(s) for U.S. federal and applicable state income tax purposes.

(b)          If the Board elects to pursue an IPO, the Board shall use its commercially reasonable efforts to structure the IPO through a tax-free transaction (except for taxes attributable to the receipt of cash or other boot) pursuant to which TRP and an IPO Entity would be combined (whether through (i) a transaction in which TRP is merged with the IPO Entity in a transaction described in section 368 of the Code, with the surviving corporation being the IPO Entity, or (ii) contributed into the IPO Entity in a transaction qualifying under section 351 of the Code, or (iii) a tax-free contribution under Section 351 of the Code by the other Members of their Membership Units to TRP, with TRP serving as the IPO Entity, or (iv) other relevant tax free transaction). TRP and/or the holder(s) of equity securities of TRP shall, to the extent reasonably necessary for the consummation of such IPO, make such representations, warranties and related indemnities (including, without limitation, indemnities related to any tax liabilities of TRP) with respect to (i) the absence of any liabilities of TRP and (ii) the absence of any activities by TRP unrelated to the Company. T. Rowe Price shall not be entitled to the proceeds of a tax receivables agreement, if any, to the extent the transaction with TRP does not generate tax attributes paid for pursuant to the tax receivables agreement.

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(c)          As of the date hereof, the Company has not elected to be taxed as “C” corporation for U.S. federal income tax purposes. If the Company (i) elects to be taxed as a “C” corporation for U.S. federal income tax purposes, (ii) converts its form of organization to a corporation or (iii) takes any other action that would cause it to be treated as a corporation for U.S. federal income tax purposes, then, in each case, upon the request of TRP, and provided that TRP does not have any liabilities and does not own any assets and does not conduct any activities other than its ownership of Membership Units, the Company shall permit TRP to (x) merge with the Company (or its successor) or a subsidiary of the Company (or its successor) or (y) transfer the equity securities of the Company owned by TRP to the Company or a disregarded subsidiary of the Company, in each case, in exchange for shares of the Company (or its successor) in a transaction that is intended to be tax-free to TRP, provided that the Company shall have the exclusive right to determine whether any transaction described in clauses (x) and (y) is effectuated through the Company or a subsidiary of the Company so long as such transaction is intended to be tax-free to TRP, and provided further that TRP (or the holder(s) of equity securities in TRP, as the case may be) shall receive shares of such corporation on the same terms and conditions as each other Member exchanging or converting Membership Units for shares in such corporation at such time.

6.07         Call Right.

(a)          If a Profit Unit Member ceases to provide Services for any reason, the Company (or its designated assignee) shall have the right, during the two hundred and ten (210) day period immediately following the Services Termination Date (such Services Termination Date, the “Call Trigger Date”), to purchase from such Profit Unit Member, and upon the exercise of such right such Profit Unit Member shall sell to the Company (or its designated assignee), all or any portion of the vested Profit Units held by such Profit Unit Member as of the date as of which such right is exercised at a per Membership Unit price equal to the Fair Market Value of a Profit Unit as of the date such right is exercised.

(b)          The Company (or its designated assignee) shall exercise the call rights described in this Section 6.07 by delivering to a Profit Unit Member, a written notice specifying its intent to purchase the vested Profit Units held by such Profit Unit Member and the number of Profit Units to be purchased (the “Call Notice”). The Company’s call right shall be deemed exercised as of the date on which the Company delivers such Call Notice to such Profit Unit Member. Such purchase and sale shall occur on such date as the Company (or its designated assignee) shall specify, which date shall be no later than two hundred and ten (210) days after the Call Trigger Date. The Company will use commercially reasonable efforts to make the payment for the Profit Units in cash on the date of such purchase and sale; provided that if, despite using such efforts, such payment will result in a violation of the terms or provisions of, or result in a default or event of default under, any guarantee, financing or security agreement or document entered into by the Company or any of its Affiliates and in effect on such date (hereinafter a “Financing Agreement”), the Company may delay any such payment. In the event the payment of the purchase price is delayed as a result of a restriction imposed by a Financing Agreement as provided above, such payment shall be made without the application of further conditions or impediments as soon as practicable after the payment of such purchase price would no longer result in a violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement, and such payment shall equal the amount that would have been paid to such Profit Unit Member if no delay had occurred plus interest for the period from the date on which the purchase price would have been paid but for the delay in payment provided herein to the date on which such payment is made (the “Delay Period”), calculated at an annual rate equal to the long term federal applicable rate in effect on the first day of the Delay Period.

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ARTICLE VII
DISSOLUTION AND TERMINATION OF THE COMPANY

7.01         Events Causing Termination. The Company shall be dissolved and its affairs shall be wound up upon the first occurrence of either of the following:

(a)          termination hereof by the consent of a majority of the Convertible Preferred Members and Common Unit Members; or

(b)          at any time there is no Member, unless the Company is continued in accordance with Section 18-801(a)(4) of the Act.

To the fullest extent permitted by law and notwithstanding anything set forth herein to the contrary, each Member and manager hereby waives and renounces any right to seek judicial dissolution, liquidation or termination of the Company under Section 18-802 of the Act or otherwise at law or in equity.

7.02         Winding Up. Upon dissolution of the Company, the Board shall proceed in its sole discretion to wind up the affairs of the Company and distribute its assets.

7.03         Liquidation and Termination. Upon dissolution of the Company, the Board shall cause the liabilities of the Company to be paid out of the assets of the Company and, in furtherance thereof, make distributions in the following manner and order:

(a)          first, to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves);

(b)          second, to the Convertible Preferred Members and the Common Unit Members (but solely to the extent that such Common Unit Members hold Common Units, if any, that were issued as a result of the conversion of the Convertible Preferred Units) pro rata in accordance with their respective Convertible Preferred Units and Common Units (but solely to the extent that such Common Units, if any, were issued as a result of the conversion of the Convertible Preferred Units) until the cumulative distributions under Section 5.01 and this Section 7.03 equals the sum of (i) the aggregate amount of Capital Contributions attributable to such Convertible Preferred Members in respect of their acquisitions of Convertible Preferred Units and (ii) the cumulative amount of the Preferred Return accrued thereon (whether or not paid);

(c)          third, one hundred percent (100%) to Coach (but solely to the extent that Coach holds Common Units, if any, that were issued as a result of the conversion of the Special Convertible Preferred Units) until Coach receives cumulative distributions under Section 5.01 and this Section 7.03 equal to twenty percent (20%) of the cumulative distributions made pursuant to Section 7.03(b) and this Section 7.03(c);

(d)          fourth, to the Common Unit Members, the Convertible Preferred Members and the holders of Class A Profit Units pro rata in accordance with their respective Common Units, Convertible Preferred Units and Class A Profit Units until the cumulative distributions under Section 5.01 and this Section 7.03 equals the sum of the Class B Profit Unit Threshold and the cumulative distributions made under Section 7.03(c);

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(e)          fifth, to the Common Unit Members, the Convertible Preferred Members and the holders of Class A Profit Units and Class B Profit Units pro rata in accordance with their respective Common Units, Convertible Preferred Units, Class A Profit Units and Class B Profit Units until the cumulative distributions under Section 5.01 and Section 7.03 equals the sum of the Class C Profit Unit Threshold and the cumulative distributions made under Section 7.03(c); and

(f)          sixth, the remainder to the Common Unit Members, the Convertible Preferred Members and the Profit Unit Members pro rata in accordance with their respective Common Units, Convertible Preferred Units and Profit Units.

At such time as the distributions provided for in (a), (b), (c), (d), (e) and (f) above have been made, the Board shall cause a certificate of cancellation to be filed cancelling the Company’s Certificate and the Company shall terminate.

Notwithstanding the foregoing, each holder of Convertible Preferred Units shall be entitled to receive with respect to such units, in lieu of the amounts described herein, the amount such holder would have been entitled to receive with respect to the Common Units into which such Convertible Preferred Units are convertible, if such amount is greater than the amounts that would have been distributable with respect to such Convertible Preferred Units pursuant to clauses (a) through (e) above (assuming all Convertible Preferred Units were converted to Common Units).

7.04         Accounting on Liquidation. Upon liquidation, a proper accounting shall be made by the Company’s accountants of the Company’s assets, liabilities and results of operations through the last day of the month in which the Company is terminated.

ARTICLE VIII
COMPANY EXPENSES, BOOKS AND RECORDS

8.01         Operating Expenses. The Company shall pay all current expenses, including administrative expenses and fees, before any allocations may be made to the Members. Appropriate reserves may be determined and charged to the capital account of the Members (in accordance with generally accepted accounting principles) for (i) contingent liabilities, if any, as of the date any such contingent liabilities become known to the Board and/or (ii) amounts needed to pay the Company’s operating expenses, including administrative expenses and fees before any allocations are made to the Member.

8.02         Fiscal Year and Method of Accounting. The Board shall select the appropriate method of accounting and the beginning and end of its fiscal year (except for the first fiscal year of the Company, which shall begin on the date of the formation of the Company).

8.03         Records. The books and records of the Company shall be maintained at the principal office and place of business of the Company.

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8.04         Financial Statements and Reports.          (a) Until the consummation of an IPO, the Company shall provide to each Member: (i) quarterly unaudited financial statements of the Company as soon as available and not later than forty-five (45) days following the applicable quarter end, and annual audited financial statements of the Company as soon as available and not later than one hundred twenty (120) days following the applicable fiscal year end; (ii) notice of events that, in the Board’s determination, would reasonably be expected to have a material impact on the business operations of the Company, including the commencement of criminal or material civil actions; and (iii) such other information as is otherwise required by law. The Board shall oversee the accounting, tax and record keeping matters of the Company.

(b)          Within seventy-five (75) days following the end of each calendar year, the Company shall use its commercially reasonable efforts to provide to each Member such information as shall be reasonably necessary for the preparation by such Member of its tax returns, including, for the avoidance of doubt, an IRS Schedule K-1 properly completed and filled out in respect of the Company. The Company shall use its commercially reasonable efforts to provide to each Member such information as such Member reasonably requests in order to enable such Member to make its quarterly estimated tax payments.

8.05         Tax Matters Member. The “Tax Matters Member” shall be selected by the Board. Krakoff shall be the initial “Tax Matters Member.” The Tax Matters Member shall promptly advise the other members of all audits or other actions by the Internal Revenue Service with respect to the Company and shall furnish to the Members a copy of every notice or other communication received by the Tax Matters Member from the Internal Revenue Service with respect to the Company. The Tax Matters Member shall not take any action in connection with a material tax audit, or make any material tax election, without the consent of the Board; provided that the Tax Matters Member may not settle any material administrative proceeding with the Internal Revenue Service in a way that disproportionately adversely affects any Member or Members without the prior written consent of each such Member or Members, such consent not to be unreasonably delayed, withheld, or conditioned. Any direct or indirect cost incurred by the Tax Matters Member, acting in its capacity as such, shall be deemed costs and expenses of the Company and the Company shall reimburse the Tax Matters Member for such amounts.

ARTICLE IX
LIABILITY AND INDEMNIFICATION

9.01         Liability.         (a) Liability to Company.

(i)          No Member or Affiliate of any Member (other than the Company and any subsidiary thereof), or any employee, director, officer, agent, shareholder, limited partner, member or general partner of any of the foregoing, shall be liable, responsible or accountable in damages or otherwise to the Company or the other Members by reason of acts, omissions or errors in judgment, except for acts, omissions or errors in judgment that are found by a court of competent jurisdiction to be the result of such Person’s fraud or willful misconduct.

(ii)         No Director or Officer of the Company or any of their respective Affiliates, or any employee, director, officer, agent, shareholder, limited partner, member or general partner of any of the foregoing, shall be liable, responsible or accountable in damages or otherwise to the Company or the Members by reason of acts, omissions or errors in judgment (acting in such capacity), except for acts, omissions or errors in judgment that are found by a court of competent jurisdiction to be the result of such Person’s fraud, gross negligence or willful misconduct.

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Notwithstanding any of the foregoing to the contrary, the provisions of this Section 9.01 shall not be construed so as to relieve (or attempt to relieve) a Person of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 9.01 to the fullest extent permitted by law.

(b)          No Personal Liability of Members, Directors, Etc. Except as provided in the Act, no Member or Director shall be subject in such capacity to any personal liability whatsoever to any Person in connection with the Company assets or the acts, obligations or affairs of the Company. The Members shall have the same limitation of personal liability as is extended to stockholders of a private for profit corporation incorporated under the DGCL. The rights accruing to a Member under this Section 9.01 shall not exclude any other right to which such Member may be lawfully entitled nor shall anything herein contained restrict the right of the Company to indemnify or reimburse a Member in any appropriate situation even though not specifically provided herein.

(c)          Liability to Third Parties. Except as provided in this Section 9.01, no Member, Director or Officer of the Company or any of their respective Affiliates, or any employee, director, officer, agent, shareholder, limited partner, member or general partner of the foregoing, in his, her or its capacity as such, shall be liable under a judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company.

9.02         Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Member, Director and Officer of the Company, each of their respective Affiliates and each employee, director, officer, agent, shareholder, limited partner, member and general partner of the foregoing (each, an “Indemnified Person”) from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) (each a “Loss” and collectively “Losses”) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Indemnified Person on behalf of the Company in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement; provided that such acts or omissions of such Indemnified Person are not found by a court of competent jurisdiction to constitute fraud, gross negligence or willful misconduct. Expenses, including legal fees, incurred by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification is sought under this Section 9.02 shall be paid by the Company upon demand by the Indemnified Person; provided that the Indemnified Person shall reimburse the Company for such expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder.

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ARTICLE X
GENERAL PROVISIONS

10.01         Confidentiality. Each Member and each member of the Board and the Company (each a “Recipient”) hereby agrees that it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of any of the other Members, members of the Board or the Company (each a “Disclosing Party”) to which such Recipient has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement or the relationship of the parties contemplated hereby, except with the prior written consent of the Board and, to the extent such confidential information, knowledge or data concerns any particular Member or member of the Board, the prior written consent of such Member or member of the Board, as applicable; provided, however, that confidential information may be disclosed to a Recipient’s directors, partners, officers, employees, advisors or representatives; provided further, that (a) such directors, partners, officers, employees, advisors or representatives of any Recipient will be informed by such Recipient of the confidential nature of such information and shall be directed by such Recipient to keep such information confidential in accordance with the contents of this Agreement and (b) each Recipient will be liable for any breaches of this Section 10.01 by any of its directors, partners, officers, employees, advisors or representatives. The confidentiality obligations of this Section 10.01 do not apply to any confidential information, knowledge or data (a) which is publicly available or becomes publicly available through no act or omission in violation of this Section 10.01 of the party wishing to disclose the information, knowledge or data; (b) to the extent that it is required to be disclosed by any applicable law, regulation or legal process or by the rules of any stock exchange, regulatory body or governmental authority; (c) independently developed by the Recipient on its own; or (d) to the extent disclosure is necessary in connection with enforcing this Agreement. In the event that a Recipient receives notice that it will be required to disclose any such confidential information, knowledge or data in connection with clause (b) above, such Recipient shall, to the extent reasonably practicable under the circumstances, provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Party may, at the Disclosing Party’s sole cost and expense, seek a protective order or other appropriate remedy; provided that (i) to the extent such prior written notice is impracticable, the Recipient shall provide written notice to the Disclosing Party as soon as practicable immediately after such required disclosure and (ii) in the event that such protective order or remedy is not obtained, only that portion of such confidential information, knowledge or data which is in the opinion of the Recipient’s counsel required to be disclosed shall be so disclosed. The provisions of this Section 10.01 shall survive termination of this Agreement.

10.02         Amendments; Waivers. This instrument may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by the Board, subject to Section 3.02(g) and except as provided in Section 3.03; provided, that an amendment, modification or supplement which is designed to modify the rights of a Convertible Preferred Member or a Special Convertible Preferred Member in a manner that is disproportionately adverse to such Member with respect to the rights held by such Member as a holder of Membership Units relative to the rights of the other Members shall be effective only with such Member’s consent (other than any disproportionate impact resulting from any such Member failing to exercise an opportunity to invest additional capital into the Company); provided further that Section 6.06 shall not be modified without TRP’s consent. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any Person not a party to this Agreement.

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10.03         Entire Agreement. This Agreement supersedes all prior agreements with respect to the subject matter hereof. This instrument contains the entire agreement with respect to such subject matter.

10.04         Time and Attention. For so long as Reed Krakoff remains a Member and/or an employee of the Company, he shall devote such time and attention to the conduct of the Business as someone in his position would devote to the conduct of a business similar to the Business.

10.05         Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications (collectively, “Notices”) authorized or required to be given pursuant to this Agreement shall be given in writing and shall be either personally delivered to the party to whom it is given or delivered by an established delivery service by which receipts are given or mailed by first class mail, postage prepaid, or sent by facsimile or electronic mail, addressed to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Reed Krakoff International LLC

510 West 34th St.

New York, NY 10001

Attention: Reed Krakoff

Email: reedkrakoff@outlook.com

If to any Member, to such Member at the address set forth in Schedule A.

All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when receipt is acknowledged in writing by addressee, if by facsimile transmission or electronic mail; (iii) five (5) Business Days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first Business Day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt.

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10.06         GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. TO THE FULLEST EXTENT PERMITTED BY LAW, ALL MATTERS LITIGATED THAT INVOLVE THIS AGREEMENT OR ANY RELATED DOCUMENTS OR MATTERS HEREUNDER SHALL BE BROUGHT ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, BOROUGH OF MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.07         Future Actions. The Company and the Members shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

10.08         Limitation on Rights of Others. None of the provisions of this Agreement, including, without limitation, Sections 4.02 and 7.03, shall be for the benefit of or enforceable by any creditor of the Company. Furthermore, the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement. Nothing in this Agreement shall be deemed to create any legal or equitable right, remedy or claim in any Person not a party hereto (other than an Indemnified Person).

10.09         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

10.10         Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.

10.11         Counterparts. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

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IN WITNESS WHEREOF, the undersigned Members have executed this Amended and Restated Limited Liability Company Operating Agreement as of the day and year first above written.

Reed Krakoff

Reed Krakoff Enterprises LLC

By:
Name: Reed Krakoff
Title:

Coach, Inc.
By:
Name:
Title:

RK Holdco LLC

By:

Name:
Title:

Leland Investments, Inc.

By:
Name: Mark Ein
Title:

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Name: Mitchell P. Rales

Mitchell P. Rales Family Trust

By:
Name: Mitchell P. Rales
Title: Trustee

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SCHEDULE A

NAMES AND ADDRESSES OF MEMBERS

Name	Address

Reed Krakoff Enterprises LLC	510 West 34th St. New York, NY 10001 Attention: Reed Krakoff

Coach, Inc.	516 West 34th Street New York, NY 10001 Attn: Todd Kahn, General Counsel and Executive Vice President Fax: (212) 629-2398

RK Holdco LLC	c/o Reed Krakoff Enterprises LLC
510 West 34th St.
New York, NY 10001
Attention: Reed Krakoff

with a copy to:

T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Andrew Baek, Vice President and Senior Legal Counsel
Phone: 410-345-2090
E-mail: andrew_baek@troweprice.com

Leland Investments, Inc.	4617 Laverock Place, NW Washington, DC 20007 Attn: Mark Ein E-mail: mark@venturehousegroup.com

Mitchell P. Rales	Mitchell P. Rales
2200 Pennsylvania Ave., NW
Suite 800 West
Washington, DC 20037

Mitchell P. Rales Family Trust	Mitchell P. Rales
2200 Pennsylvania Ave., NW
Suite 800 West
Washington, DC 20037

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SCHEDULE B

CAPITAL CONTRIBUTIONS AND

MEMBERSHIP UNITS OF THE MEMBERS, AND PROFIT UNITS

Members	Capital Contributions	Convertible Preferred Units	Special Convertible Preferred Units	Class A Profit Units	Class B Profit Units	Class C Profit Units
Leland Investments, Inc.	$5,000,000	12,266.7	-	-	-	-
RK Holdco LLC	$10,000,000	24,533.3	-	-	-	-
Mitchell P. Rales	$5,000,000	12,266.7	-	-	-	-
Mitchell P. Rales Family Trust	$5,000,000	12,266.7	-	-	-	-
Reed Krakoff Enterprises LLC	$12,500,000	30,666.7	-	-	-	-
Coach	$3,260,870	8,000.0	100	-	-	-
Mark Ein	-	-	-	458.5	458.5	458.5
Reed Krakoff	-	-	-	6,595.4	6,595.4	6,595.4
Valerie Hermann	-	-	-	3,336.4	3,336.4	3,336.4
Other Management	-	-	-	1,668.2	1,668.2	1,668.2
Reed Krakoff (First Year Compensation)	-	-	-	1,375.5	-	-
Total	$40,760,870	100,000.0	100	13,434.0	12,058.5	12,058.5

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SCHEDULE C

INITIAL DIRECTORS

1. Reed Krakoff

2. Mark Ein

3. Valerie Hermann

4. [TO COME]

5. [TO COME]

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SCHEDULE D

INITIAL OFFICERS

Name	Position/Title
Reed Krakoff	President and Chief Creative Officer
Valerie Hermann	President and Chief Executive Officer

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EXHIBIT B

Amended LLC Agreement Term Sheet

EXHIBIT B

RK Co.
Term Sheet

This Term Sheet sets forth the agreement of the parties concerning certain governance and capitalization terms in respect of the transaction described below. The parties intend that Krakoff will enter into a legally binding commitment to acquire the Transferred Assets contemporaneous with the execution of this Term Sheet. The parties agree that the legal enforceability of this Term Sheet shall be subject to execution of definitive legal documents among the parties hereto, which the parties intend to negotiate in good faith and execute prior to or upon the closing of such purchase of the Transferred Assets. A capitalization table setting forth the capital structure of RK Co. (as defined below) is attached hereto as Exhibit A.

Transaction

•      Pursuant to the Transaction, the Reed Krakoff division of Coach, Inc. (“Coach”) would be reconstituted as, and operated through, an independent legal entity (“RK Co.”) led by Reed Krakoff (“Krakoff”) and funded with equity capital contributed by a group led by Mark Ein (“Ein”) and Krakoff and including T Rowe Price (“TRP”) and Mitch Rales (“Rales”).

Establishment of RK Co.

•      RK Co. would be established as a Delaware limited liability company.

•     The parties intend that RK Co. would check the box to be treated as a partnership for U.S. federal income tax purposes, provided that RK Co. would instead be structured as a subchapter C corporation if necessary to achieve tax objectives of TRP in its discretion. If TRP invests through a blocker corporation, customary provisions relating to use of blocker entities by one or more parties (e.g., tax distributions, exit provisions, IPO structuring) to accommodate such investment would be considered.

Equity Capital Raise	• An investor group led by Ein and Krakoff (“Investor Group”) will subscribe at the consummation of the transaction (“Closing”) for an 8% convertible preferred LLC interest in RK Co. (the “Convert”) that represents following conversion into common interests and after exercise of all of the Options (as defined below), 70% of the common interests in RK Co. for an aggregate subscription price of $40 million.

• The Investor Group will contribute $27.5 million.
• Krakoff will contribute $12.5 million.

EXHIBIT B

RK Co.
Term Sheet

The preference included in the Convert shall accrue at an annual compounded rate of 8% and shall represent a preferential right to receive a return of capital plus accrued dividends out of the proceeds available upon a liquidation or sale of RK Co.

• At Closing the shareholders of RK Co. will enter into a shareholders’ agreement containing customary governance and transfer provisions, including registration rights, rights of first offer, tag-along rights and drag-along rights, and pre-emptive rights.

Coach Consideration

•      In consideration for the transfer at Closing of all of the assets (real, tangible, intangible or otherwise) relating primarily to Coach’s “RK” branded business and products (the “Transferred Assets”), RK Co. would issue to Coach a $3.243 million Convert, convertible into 7.5% of the common interests in RK Co. prior to dilution from the Management Equity pool described below, and following conversion of the Converts and exercise of all of the Options described below represents 5.6757% of the common interests in RK Co.

•      Additionally, Coach will be issued certain Special Convertible Preferred Units (as defined in the LLC Agreement for RK Co. (the “LLC Agreement”)) which, upon occurrence of a Triggering Event (as defined in the LLC Agreement) within 5 years of their issuance will convert into 20% of the outstanding common interests in the LLC (other than the Special Convertible Preferred Units) on the date of such conversion, pursuant to the terms set forth in the LLC Agreement. The Special Convertible Preferred Units will have no voting, management or economic rights prior to conversion.

EXHIBIT B

RK Co.
Term Sheet

Management Equity	• RK Co. will issue profits interests in the LLC that reflect economic interests equivalent to options to purchase an aggregate of 24.3243% of the common interests in the LLC following conversion of all of the Converts (such interests, the “Options”). One-third of the Options would have an exercise price equal to the value of a common interest implied by the investment in common interests by the Investor Group (disregarding the preference included in the Converts) (the “Implied Closing Value”), one-third of the Options would have an exercise price equal to 1.5 times the Implied Closing Value and one-third of the Options would have an exercise price equal to 2.0 times the Implied Closing Value. The Options would be subject to four-year prorated annual vesting. A strip of each tranche of the Options to purchase 13.8375% (6.8375% of which relates to Krakoff’s forfeiture of $20mm of termination payments due to him from Coach) of the common interests will be awarded to Krakoff at closing, a strip of each tranche of the Options to purchase 7% of the common interests will be awarded to Valerie Hermann at Closing and the remaining Options will be available for award to other members of management. RK Co. shall make available on customary and reasonable terms a mechanism to facilitate liquidity in respect of the Options beginning [ ] years after the Closing.

RK Compensation	• In lieu of cash compensation, as of the commencement of each of the first two years following the Closing, Krakoff will be award an additional interest in the RK Co. representing 1% of the fully diluted common interests in RK Co.

Governance	• The board of directors of RK Co. (the “Board”) shall consist initially of five directors, (i) two of whom shall be appointed by Krakoff (the “Krakoff Directors”), (ii) two of whom shall be appointed by Ein/TRP/Rales (the “Ein Directors”) and (iii) one of whom shall be appointed by the mutual agreement of Krakoff on the one hand and Ein/TRP/Rales on the other (the “Independent Director”).

• Krakoff shall have the right to replace, remove or discharge any of the Krakoff Directors for any reason. Ein/TRP/Rales shall have the right to replace, remove or discharge any of the Ein Directors for any reason. The Independent Director shall be replaced, removed or discharged by mutual agreement of Krakoff and Ein/TRP/Rales.

EXHIBIT B

RK Co.
Term Sheet

• Except for Coach’s veto power over affiliate transactions, all power and authority to manage, operate and control RK Co. shall be exclusively vested in the Board and its designees. All actions of the Board shall require the approval of a majority of the directors then in office when a quorum[1] is present, other than certain major decisions to be agreed by Krakoff and Ein (the “Supermajority Matters”) which shall require the approval of 4 of the 5 directors.

• Any action by the Board shall be taken (i) in person or by proxy at a meeting of the Board at which a quorum is present or (ii) by the written consent of all Directors then in office.

1 A quorum for a meeting of the Board shall require (i) the presence of a majority of the directors then in office and (ii) the presence of at least one Krakoff Director and one Ein Director.

HIGHLY CONFIDENTIAL
CGSH Draft July 28, 2013
EXHIBIT A
RK Co.

CAPITALIZATION TABLE*
		Converts	Common on a Fully Diluted Basis
Investors
	Investor Group	63.59%	48.1250%
	Krakoff	28.91%	21.8750%
Subtotal		92.50%	70.0000%
Coach		7.50%	5.6757%
Subtotal		100%	75.6757%
Mgmt Equity Pool			24.3243%
Total		100%	100.00%

*Excluding Special Convertible Preferred Units.

EXHIBIT C

Form of Modified Branding Agreement

BRANDING AGREEMENT

THIS BRANDING AGREEMENT (the “Agreement”), effective as of August 30, 2013 (the “Effective Date”), is entered into by and between Reed Krakoff International LLC, a Delaware limited liability company (“RK Co.”) and Reed Krakoff, an individual (“Reed Krakoff”); each collectively referred to herein as the parties.

WHEREAS, Coach, Inc. (“Coach”) and Reed Krakoff had previously entered into a Branding Agreement dated August 5, 2010 (the “Prior Branding Agreement”), pursuant to which Reed Krakoff granted Coach the right to use his name and develop and market lines of products under the name, likeness, image, and/or reputation of Reed Krakoff, including the right to register his name as a trademark in connection with certain specified classes of goods;

WHEREAS, pursuant to a letter agreement dated, August 30, 2013, between Reed Krakoff and Coach, Reed Krakoff and Coach agreed to terminate the Prior Branding Agreement;

WHEREAS, pursuant to that certain Asset Purchase and Sale Agreement (the “APA”), of July 29, 2013 , by and among RK Co., Reed Krakoff and Coach, Coach has agreed to sell to RK Co., and RK Co. has agreed to acquire from Coach, the RK Interests and the Assets (as defined in the APA), on the terms and conditions set forth in the APA;

WHEREAS, RK Co. has been established to engage in the business of designing, marketing, distributing and selling luxury ready-to-wear clothing, handbags, shoes, fragrances, accessories and other products under the Reed Krakoff Brand, and

WHEREAS, it is a condition to closing of the APA that Reed Krakoff and RK Co. enter into this Agreement to set forth the terms pursuant to which RK Co. may develop and market lines of products under the name, likeness, image, and/or reputation of Reed Krakoff;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

I.	DEFINTIONS

In this Agreement, unless the context otherwise requires, the following capitalized terms shall be defined as stated herein:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Fiscal Year” shall mean RK Co.’s accounting year period, which ends on the Saturday closest to June 30 th in each calendar year. For example Fiscal Year 2010 begins on Sunday, June 28, 2009 and ends on Saturday, July 3, 2010.

“Net Sales” shall mean the gross sales of products and services marketed and sold under the Reed Krakoff Brand by or through the division or subsidiary of RK Co. that operates the Reed Krakoff Brand to retailers and end-use consumers, excluding amounts received for shipping charges, sales, excise, or other taxes, and less any allowances, discounts, returns, and amounts for uncollected accounts receivable.

“Nice Classifications” shall mean the classification of goods and services for the purpose of registering trademarks and service marks under the Nice Agreement Concerning the International Classification of Goods and Services for the Purposes of the Registration of Marks.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

The “Reed Krakoff Brand” shall mean the brand of products and services in the Specified Classifications developed and marketed by RK Co. (and its predecessors) under the Reed Krakoff Name, and any derivation and combination thereof, pursuant to this Agreement.

The “Reed Krakoff Name” shall mean the name “Reed Krakoff,” and all derivations and combinations thereof (including, but not limited to, the names “Reed” and “Krakoff” and the initials “RK”).

“Specified Classifications” shall mean the Nice Classifications listed in Section II.2 hereof.

II.	GRANT OF RIGHTS

Reed Krakoff, his affiliates, successors, and assigns, grant RK Co. the following exclusive rights, in perpetuity:

(1)	The right to develop and market one or more lines of products and services in the Specified Classifications under the Reed Krakoff Name;

(2)	The right to register, in RK Co.’s name and solely for RK Co.’s ownership, the Reed Krakoff Name, including REED and the RK Logos, as trademarks and trade dress worldwide in the following Nice Classifications:

Class 3:	Cosmetics, Perfumes, Body and Hair Lotions, Make-Up
Class 4:	Candles
Class 8:	Silverware and Cutlery
Class 9:	Eyewear, Sunglasses, Glasses Frames and Cases
Class 14:	Jewelry, Watches, Keyrings
Class 16:	Paper and Cardboard Products like Stationery, Playing Cards, Daily Planners etc.
Class 18:	All Leather Goods, including Handbags, Briefcases, Travel Bags, Wallets, Purses, Small Leather Goods, etc.
Class 20:	Furniture and Picture Frames
Class 21:	Tabletop Categories, including Glassware, Dinnerware, Ceramics and Woodenware
Class 24:	Fabrics for the manufacture of Clothing, Shoes and Bags, Household Furnishings, Bed and Table Linens and Towels

Class 25:	Men’s, Women’s, and Children’s Clothing, Accessories and Shoes
Class 34:	Smokers Accessories such as Ashtrays and Cigarette Holders
Class 35:	Advertising and Business (Services)
Class 42:	Design Services for others in the field of Fashion
Class 43:	Hotels; Restaurants;

(3)	The right to use the Reed Krakoff Name for all commercial purposes related to the development, promotion, marketing, distribution, sale, and any other use or exploitation of the Reed Krakoff Brand. Reed Krakoff, his affiliates, successors, and assigns will acknowledge that all images and personal likenesses of Reed Krakoff captured and used by RK Co. and its affiliates in connection with the Reed Krakoff Brand while he is employed by RK Co. and its affiliates and all intellectual property created and developed by RK Co. and its affiliates in connection with the Reed Krakoff Brand, will upon creation become the property of RK Co.; and

(4)	The right to take any action in RK Co.’s and/or Reed Krakoff’s name to protect any of the rights granted to RK Co. hereunder.

RK Co. shall not use or authorize the use of the Reed Krakoff name in any indecent or disreputable manner.

Except as provided in the preceding paragraph, RK Co.’s exercise of its rights stated above will be at its sole discretion, and Reed Krakoff shall not assert any claim against RK Co. for any damages, loss of goodwill, loss of profits, or compensation in connection with RK Co.’s exercise of its rights as stated above, and in a manner consistent with that set forth above.

III.	COOPERATION AND FORBEARANCE

Reed Krakoff, his affiliates, successors, and assigns agree to provide RK Co., at no cost, with any and all consents, agreements, assignments, licenses, grants, rights, assistance, appointments, support, and any other means RK Co. may request in connection with the exercise of the rights granted to RK Co. in this Agreement, including but not limited to the following:

(1)	Consents to register in RK Co.’s name and for RK Co.’s sole ownership the Reed Krakoff Name, as trademarks and trade dress, worldwide in the Specified Classifications;

(2)	Agreements not to interpose any objection to the registration, ownership, and use by RK Co. of the Reed Krakoff Name as trademarks, trade dress, and trade names worldwide in the Specified Classifications;

(3)	Powers of Attorney allowing RK Co. to execute on Reed Krakoff’s behalf all documents related to: (i) the administration of the trademarks, trade dress, trade names, copyrights, design patents and all other rights related to the Reed Krakoff Brand, (ii) the development and marketing of the Reed Krakoff Brand; and (iii) the exercise of any and all rights related to the Reed Krakoff Brand;

(4)	Except as provided in Section IV of this Agreement, licenses and assignments to RK Co. of all trademarks, trade dress, trade names and design patents in or for the Specified Classifications bearing the Reed Krakoff Name, that Reed Krakoff, or any business entity which is now or hereafter owned or controlled, directly or indirectly by Reed Krakoff, has developed or owns or may hereafter develop or own;

(5)	Licenses and assignments to RK Co. of all images and likenesses of Reed Krakoff captured and used by RK Co. and its affiliates while he is employed by RK Co. and its affiliates, and all other copyrightable materials created and developed by RK Co. and its affiliates in connection with the development and marketing of the Reed Krakoff Brand;

(6)	Any and all supporting documentation relating to the enforcement of the rights granted to RK Co. hereunder.

Except as permitted by Section IV of this Agreement, Reed Krakoff, his affiliates, successors, and assigns agree to forbear from engaging, directly or indirectly, in any competition with the Reed Krakoff Brand, as follows:

(a)	Using the Reed Krakoff Name in any commercial capacity for products and services in the Specified Classifications;

(b)	Permitting any other person, firm, corporation, or business (other than RK Co.) to use the Reed Krakoff Name in any commercial capacity for products and services in the Specified Classifications.

(c)	The restrictions and forbearance provided for in this Section III shall include coupling the Reed Krakoff Name and the term “by”, “with” or “for” with any other trademark, brand or name.

IV.	permitted uses of reed krakoff name by reed krakoff

Notwithstanding anything to the contrary contained in this Agreement, Reed Krakoff may use his name, either personally or through any other entity with which he is affiliated, (a) for noncommercial purposes, (b) in connection with products and services not in the Specified Classifications, and (c) in advertising materials in connection with products and services in the Specified Classifications, but only (in the case of this clause (c)) if his name is used descriptively, in the context of a complete sentence or descriptive phrase, in a font no larger or more distinct than the surrounding words in that sentence or phrase, and not on clothes, labels, hang-tags, or product packaging.

For the avoidance of doubt, (i) Reed Krakoff exclusively owns and has the exclusive right to register, use and exploit any trademarks, service marks, trade dress, trade names and design patents worldwide consisting of or containing the Reed Krakoff Name that exist as of the date hereof in respect of any goods and services outside the Specified Classifications, (ii) Reed Krakoff has the exclusive right to register, and exclusively own, use and exploit, any trademarks, service marks, trade dress, trade names and design patents worldwide consisting of or containing the Reed Krakoff Name developed after the date hereof in respect of any goods and services outside the Specified Classifications and (iii) in each (i) and (ii), Reed Krakoff has the right to use the Reed Krakoff Name in any commercial capacity in respect of such goods and services.

V.	term and termination

1)	This Agreement shall be effective as of the date hereof and remain in effect until terminated by mutual agreement of the parties.

2)	Effect of Termination. Upon the termination of this Agreement, (i) all rights, consents, licenses, and powers of attorney granted to RK Co. hereunder shall automatically terminate with no further effect and (ii) all right, title and interest assigned to RK Co. hereunder shall revert to Reed Krakoff and, to the extent RK Co. retains any such right, title or interest in any jurisdiction despite such reversion, RK Co. shall assign to Reed Krakoff all such right, title and interest of RK Co. arising under this Agreement, including all intellectual property and other proprietary rights developed by RK Co. or its affiliates in connection with the Reed Krakoff Brand, and all images and likenesses of Reed Krakoff captured and used by RK Co. and its affiliates. Upon the termination date, RK Co. shall deliver promptly to Reed Krakoff or destroy, at Reed Krakoff’s option, all goods and inventory marketed under the Reed Krakoff Brand in RK Co.’s possession or control.

VI.	REPRESENTATIONS AND WARRANTIES

Reed Krakoff hereby represents and warrants that except as provided in the Prior Branding Agreement:

(1)	He is free to enter into and perform fully under this Agreement. There is no agreement or understanding to which he is a party or to which he is bound which conflicts with the provisions of this Agreement.

(2)	He has not previously sold, assigned, licensed or otherwise transferred all or any portion of the rights granted to RK Co. pursuant to this Agreement to any other person.

RK Co. hereby represents and warrants that:

(a)	Authorization. RK Co. has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by RK Co. and (assuming the execution and delivery by Reed Krakoff) this Agreement constitutes the valid and binding obligation of RK Co., enforceable against it in accordance with its terms.

(b)	Organization. RK Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(c)	No Conflicts. None of the execution and delivery by RK Co. of this Agreement, the consummation by RK Co. of the transactions contemplated hereby, or compliance by RK Co. with any of the provisions hereof does or will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under: (i) any provision of the certificate of incorporation or bylaws of RK Co.; (ii) any contract to which RK Co. is a party or by which any of the properties or assets of RK Co. are bound; (iii) any order of any governmental authority applicable to RK Co. or by which any of the properties or assets of RK Co. are bound; or (iv) any applicable law.

(d)	No Consent. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental authority is required on the part of RK Co. in connection with the execution, delivery or performance by RK Co. of this Agreement or the consummation by RK Co. of the transactions contemplated hereby.

VII.	INDEMNIFICATION

Reed Krakoff, his affiliates, successors, and assigns shall protect, indemnify, and save harmless RK Co., its affiliates, officers, directors, employees, agents, successors, and assigns against any and all liabilities, claims, damages, penalties, causes of action, costs, and expenses including reasonable attorneys’ fees, arising out of the breach of any representation, warranty, covenant, or agreement contained herein.

RK Co., its affiliates, successors, and assigns shall protect, indemnify, and save harmless Reed Krakoff and his agents, successors, and assigns against any and all liabilities, claims, damages, penalties, causes of action, costs, and expenses including reasonable attorneys’ fees, arising out of the breach of any representation, warranty, covenant, or agreement contained herein, or in connection with any action brought by a third-party naming or involving Reed Krakoff relating to the Reed Krakoff Brand, and/or RK Co.’s exercise of the rights granted hereunder.

VIII.	REMEDIES FOR BREACH OF CONTRACT

In the event of a breach or threatened breach of any of the covenants or agreements made by Reed Krakoff hereunder, RK Co. shall have the right, without the necessity of proving any actual damages, to obtain temporary or permanent injunctive or mandatory relief in a court of competent jurisdiction, it being the intention of the parties to this Agreement that the covenants and agreements of Reed Krakoff hereunder be specifically enforced to the maximum extent permitted by law.

IX.	ACKNOWLEDGEMENTS AND AGREEMENTS

RK Co. and Reed Krakoff acknowledge and agree as follows:

(3)	All intellectual property, including but not limited to all trademarks, trade dress, trade names, copyrights, and patents developed and created in connection with the Reed Krakoff Brand shall be owned solely by RK Co.; and

(4)	Neither party may transfer, assign, or license any and all of its rights hereunder without the prior written consent of the other party.

X.	NOTICES

All notices or other communications required or contemplated hereunder shall be in writing and shall be deemed given when delivered in person or five (5) days after sent, postage prepaid, by registered mail, as follows:

(a)	If to RK Co., addressed as follows:

Reed Krakoff International LLC.
510 West 34th Street

New York, NY 10001

Attn: Reed Krakoff

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Paul Shim

Fax: (212) 225-3999

(b)	if to Reed Krakoff, addressed first mentioned above.

Reed Krakoff
c/o Coach, Inc.
510 West 34th Street
New York, New York 10001

With a copy to:

Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Attn: Paul Shim

Fax: (212) 225-3999

XI.	BINDING EFFECT

This agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

XII.	ARBITRATION AND EQUITABLE REMEDIES

Any controversy, claim or dispute arising out of or relating to this Agreement or breach thereof shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, by three arbitrators. Each party shall appoint one arbitrator. If within fifteen (15) days after receipt of the first party’s notification of the appointment of an arbitrator, the other party has not notified the first party of the name of the arbitrator it appoints, the second arbitrator shall be appointed by the American Arbitration Association. The two (2) arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal. If they fail to agree on the appointment of such third arbitrator within fifteen (15) days after the appointment of the second arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association as soon as possible thereafter. Judgment upon any award so rendered may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York.

Notice of arbitration shall be sufficient if made or given in accordance with the provisions of Section X of this Agreement. The parties shall each bear their respective costs of making reference to arbitration. The costs of making the arbitral award (including the arbitrators’ fees and expenses) shall be borne equally by the parties; provided, however, that in the event of a postponement, the party requesting the postponement of the arbitration hearing shall bear the postponement fee charge by the arbitral tribunal. Except as otherwise provided for in this Agreement, the parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding all matters arising out of this Agreement, and no recourse shall be made to any court, except to solely enforce a final arbitral award. The party, which by its refusal, obliges the other to go to court for enforcement will bear all costs incurred.

Notwithstanding anything in the foregoing to the contrary, RK Co. shall have the right to bring an action before a court of competent jurisdiction for the purpose of seeking injunctive, mandatory, or other relief with respect to any alleged violation of the provisions of this Agreement, and any ancillary matters related to such claim for relief may similarly be resolved by such court.

XIII.	RELATIONSHIP OF PARTIES

This Agreement shall not create nor be considered to create the relationship of master and servant, principal and agent, partnership or joint venture between the parties hereto, and neither party shall be liable for any obligation, liability, representation, negligent act or omission to act on the part of the other except as expressly set forth herein.

XIV.	GOVERNING LAW

This Agreement shall be construed and governed in accordance with the laws of the State of New York without regard to choice of law provisions. Any and all matters of dispute arising out of, or in any way connected with this Agreement or the relationship between the Parties hereto, are subject to determination only by the Federal or State courts or American Arbitration Association located in the State of New York, within the County of New York. The parties hereby consent and submit to the jurisdiction of such courts or arbitration forums which the parties acknowledge and agree are convenient forums in which to litigate any such action. The parties waive any right to transfer any such action to any other forum or court and agree to be bound by the judgment rendered by such courts or arbitration forums.

XV.	SEVERABILITY

Provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction and shall not in any manner affect such provision, or part thereof, in any other jurisdiction, or any other provision in this Agreement in any jurisdiction.

XVI.	WAIVER

The failure of either party at any time to require the performance by the other of any term, provision, covenant, or condition hereof shall in no way affect its right to enforce the same or any other term, provision, covenant, or condition hereof; nor shall failure of either party to act with respect to any breach or violation of any term, provision, covenant, or condition of this Agreement by the other party be taken, held, or construed to be a waiver of any subsequent breach or violation thereof or as a waiver of the term, provision, covenant, or condition itself.

XVII.	LEGAL FEES

RK Co. shall be responsible for its own legal costs and expenses in connection with the drafting and negotiation of this Agreement and shall reimburse Reed Krakoff for the reasonable fees and expenses of counsel in connection with the drafting and negotiation of this Agreement, any amendment, waiver, or other modification hereof, and any request by RK Co. for any action or consent by Reed Krakoff under this Agreement.

XVIII.	ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and may not be changed or modified other than by a written instrument executed by both parties. Except as stated herein, neither party may, nor shall have the power to assign or transfer this Agreement or any rights or obligations hereunder or claims arising hereunder, without the prior written consent of the other party. Any attempt to assign or transfer this Agreement in violation of this Section shall be void and of no force and effect. The descriptive headings and captions in this Agreement are for convenience only and shall not affect the meaning or construction of any provisions hereof.

XX.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives as of the effective date stated above.

Reed Krakoff Individually

RK Co.

By:
Name:

EXHIBIT D

Form of Transition Services Agreement

Transition Services Agreement

Reed Krakoff Brand

THIS AGREEMENT is made as of the 30th day of August, 2013,

BETWEEN:

(1)	Coach, Inc., a Maryland Company (including its relevant subsidiaries, “Coach”), and

(2)	Reed Krakoff International LLC, a Delaware limited liability company (the “Company”);

WHEREAS:

(A)	Coach is the current owner of the “Reed Krakoff” brand name and related intellectual property and operates the business of such brand (the “Business”).

(B)	On July 29, 2013, Coach, the Company and Reed Krakoff entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”), under which the Company will purchase from Coach certain assets related to the Business (the “Acquisition”) on or about August 31, 2013 (the “Closing Date”).

(C)	Pursuant to the Purchase Agreement, Coach and the Company are entering into this Agreement in order to agree upon Coach providing certain transition services to the Company in connection with the Acquisition for a period of time following the Closing Date.

Coach and the Company or any Person who accedes to this Agreement after the date hereof are, hereafter jointly referred to as “Parties” and individually as a “Party”.

NOW IT IS HEREBY AGREED as follows:

Coach hereby agrees to provide such services to the Company and its subsidiaries as described on Exhibit A (the “Transition Services”) on an as-needed basis; the Company shall reimburse Coach on the terms set forth in this Agreement and in Exhibit A. The Parties acknowledge that the process of determining what services are needed and the costs of providing these services is ongoing and may be amended by mutual agreement of the Parties periodically after the date of this Agreement. From time to time, the Parties may identify additional services that, upon the mutual written agreement of the Parties will become Transition Services. The Parties will amend Exhibit A to add each such additional service.

Services may be provided to the Company by Coach and/or third-party service providers/contractors (“Third-Party Providers”). Where services are to be provided by Third-Party Providers, (i) such services will be consistent with past practice or with the provision from time to time of comparable services within Coach’s own operations, subject always to the terms hereof and to the service levels required hereunder, (ii) Coach will use commercially reasonable efforts to ensure that the Company is charged at the same rates for such services as the rates charged to Coach and (iii) Coach will endeavor to have such Third-Party Providers invoice their services directly to the Company wherever possible, although invoices may be reviewed/approved by employees of Coach. Coach will in all cases directly invoice the Transition Services that it provides to the Company and be paid directly by the Company for such Transition Services (either in cash or through agreed-upon drawdowns under the Loan and Security Agreement between Coach and the Company if entered into in accordance with the Purchase Agreement).

Except as set out in Exhibit A hereto, the Transition Services as agreed upon by the Parties from time to time may be invoiced to the Company by Coach on one of the following bases:

1.	Time spent by employees of Coach on behalf of the Company will generally be charged to the Company in terms of the full-time equivalent costs to Coach for the time spent, in accordance with Coach’s Fiscal Year 2014 Annual Operating Plan and the actual costs incurred by Coach for such services (such costs hereinafter referred to as “FTE”). The parties acknowledge that Coach will use its best estimates to allocate to the Company the actual time spent by its employees providing Transition Services; however, Coach will not require its employees to keep time sheets or similar precise records of time spent. In the event that Coach and the Company disagree about the FTEs being allocated to a particular service or activity, the parties shall cooperate in good faith to agree upon a resolution or adjustment to the FTEs as appropriate.

2.	Services provided by Third-Party Providers will be paid by the Company at their invoiced cost. Out-of-pocket costs incurred by Coach will be invoiced through to the Company or, wherever possible, direct-invoiced to the Company at cost.

3.	Costs such as logistics and certain IS costs from Third-Party Providers will be invoiced through to the Company or its subsidiaries on a per-unit (or per-head) basis at cost. Per-unit rates may vary for volumes above a pre-set number of units/heads.

Coach agrees that it will use its commercially reasonable efforts to perform its Transition Services at the same level of quality and performance which it performed such functions on Coach’s own behalf during its ownership of the Business prior to the Closing Date. In addition, Coach agrees to use its commercially reasonable efforts to perform the Transition Services using the same Coach personnel who were performing such functions as of the Closing Date (subject to such people’s departure from employment with Coach or transfer to another functional role at Coach within the course of their employment). Notwithstanding the foregoing, for all Transition Services that are charged at FTE, Coach shall only be obligated to devote such time to the provision of such Transition Services as is consistent with past practice.

If Coach is notified by the Company that the Transition Services it is providing or any Third-Party Provider is providing are not consistent with such level of quality and performance as described in the immediately preceding paragraph, Coach shall use its reasonable best efforts to correct the deficiency or resolve such deficiency as soon as reasonably possible. In the event that the Parties cannot initially agree on a resolution, the discussion shall be escalated to the General Counsel of Coach and the CEO or CFO of the Company (or another executive of similar level designated by any of the foregoing) for discussion for a period of at least 15 days before either Party may commence legal action against the other.

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Coach agrees that it will use commercially reasonable efforts to promptly obtain the consents, approvals or authorizations of any person as may be necessary for the performance of its obligations pursuant to this Agreement, including obtaining from Third-Party Providers all consents necessary to grant any sublicenses in connection with the performance of the Transition Services. Any fee or extra cost charged by Third-Party Providers in connection with any such requested consents shall be paid by the Company; provided that the Parties shall cooperate and use reasonable best efforts to minimize any such incremental fees or expenses to the fullest extent possible. Notwithstanding anything to the contrary in this Agreement or shown on Exhibit A, Coach shall not have any liability under this Agreement for any Third-Party Provider’s refusal to provide services to the Company or its employees, requirements of additional compensation or other actions of any Third-Party Provider not in Coach’s reasonable control.

Coach hereby grants to the Company a non-exclusive, non-transferable, royalty-free worldwide license to use all hardware, equipment and software reasonably necessary for the Company to use or have the benefit of such Transition Services. Such license is granted for, and shall automatically terminate upon the termination of, the term of this Agreement for the sole purpose of enabling the Company to use such Transition Services. The Company shall not, and shall procure that any of its affiliates shall not, use or disclose such license for any purpose unrelated to use of such Transition Services.

Any materials created by Coach, its employees or Third-Party Providers (either alone or jointly with others) solely for the Company as part of the Transition Services and all intellectual property rights embodied therein (the “Deliverables”) shall be owned exclusively by the Company and Coach hereby assigns (and will cause its employees and agents to assign, as applicable) to the Company, its successors and assigns, all right title and interest in such Deliverables, together with the right to seek protection thereof and to claim all rights or priority therein and all products and proceeds of the Deliverables, including any royalties, claims against third parties for past, present or future infringement of any Deliverables, or past, present or future infringement or dilution claims.

Payment terms: the Transition Services are to be invoiced monthly and paid within 30 days from invoice date.

In the event that the Company shall be in material breach of the Credit Agreement or any of the Company’s payment obligations under this Agreement (except for fees disputed in good faith), Coach shall not be obligated to continue to provide any Transition Services to the Company until such breach has been cured or resolved to Coach’s reasonable satisfaction.

The term of this Agreement shall commence on the Closing Date and shall expire on the following dates:

3

•	With respect to the Company’s use of physical space within Coach’s offices or other facilities, on the date six (6) months after the Closing Date; and

•	With respect to any other Transition Services (including, but not limited to, participation by the Company’s employees in Coach’s health and savings benefit plans), on the date nine (9) months after the Closing Date, unless otherwise specified on Exhibit A.

At any time, if the Company determines that it no longer requires or desires any Transition Services for any reason, the Company may terminate all or any portion of such Transition Services upon 30 days’ advance notice to Coach.

With respect to Business Employees (as defined in the Purchase Agreement) for whom Coach has sponsored visa applications to work in the United States (“Foreign Business Employees”), Coach shall use commercially reasonable efforts to continue its employment of such employees for a reasonable period of time while the Company applies for visas required to employ them (subject to any applicable legal requirements). The Company agrees to apply for and obtain such visas as promptly as practicable and agrees that Coach shall have no liability with respect to ending any such person’s employment prior to or after the Company obtaining a visa for them.

For purposes of this paragraph, “Transferred Business Employees” shall mean any Business Employee who accepts an offer of employment from the Company, notwithstanding that such Business Employee may technically remain an employee of Coach for some period of time after the Closing Date. The Company acknowledges that notwithstanding Coach’s agreement to provide Transition Services hereunder with respect to Transferred Business Employees, the Company shall have all of the duties and responsibilities of their employer from and after the Closing Date. Coach shall have no responsibilities with respect to any Transferred Business Employee from and after the Closing Date except as specifically set forth in this Agreement or another written and signed agreement between the parties. The Company shall indemnify Coach against any and all damages, costs, fees (“Losses”) that may be incurred by Coach with respect to any Transferred Business Employee of the Business relating to any period from and after the Closing Date, except to the extent that such Losses are found to have arisen from Coach’s own gross negligence or willful misconduct.

The Company also acknowledges that Coach is not a professional services provider, is making no profit from providing the Transition Services and is providing the Transition Services and the Deliverables solely for the benefit of the Company and to facilitate a smooth transition of the Business to the Company. Accordingly, the sole liability of Coach and any of its affiliates (whether in contract, tort, negligence, strict liability in tort, by statute or otherwise) for any and all claims in any manner related to this Agreement, including the Transition Services and the Deliverables, will be the payment of direct damages, not to exceed (in the aggregate) the fees received by Coach with respect to the Transition Services involved in the applicable claim except to the extent that such Losses are found to have arisen from Coach’s gross negligence or willful misconduct.

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The Company’s exclusive remedy for any claim arising out of this Agreement (except for claims relating to breaches of confidentiality or breaches of the Company’s intellectual property rights in the Deliverables and except for Losses that are found to have arisen from Coach’s own gross negligence or willful misconduct) will be for Coach, upon receipt of written notice, to use commercially reasonable efforts to cure the breach at its expense, or failing that, to return the fees paid to Coach for the Transition Services related to the breach. Except for damages payable pursuant to a party’s obligation to indemnify as set forth in this Agreement, in no event will either party be liable for any consequential, incidental, indirect, special or punitive Losses (including, but not limited to, business interruption or lost business) even if it has been advised of their possible existence. The allocations of liability in this paragraph are the agreed and bargained-for understanding of the parties, and Coach’s agreement to forego compensation for the Transition Services reflects these allocations.

The terms and conditions set forth in Sections 11.2 through 11.7, 11.9 through 11.14, 11.16 and 11.17 of the Purchase Agreement are hereby incorporated by reference into this Agreement, mutatis mutandis.

[Signature page follows]

5

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

REED KRAKOFF INTERNATIONAL LLC

By:
Name:
Title:

COACH, INC.

By:
Name:
Title:

6

Exhibit A:

Transition Service Categories

CATEGORY	HOW CHARGED

System Needs	Direct charge for user license fees, if any, to be determined.
• PLM o Create style numbers o Create BOMs o House design cards, tech packs o Run where used reports o Assign pricing, sizing and season o Create and assign color codes to styles o Generates UPC codes
• Planning/buy tools o Maintain separate demand streams from buy through warehouse receipt o Ability to select skus by season o Effectively import from excel o Must accommodate a sized business
• Scene 7
• Lectra
• Costing
• System to manage materials components – pricing and inventory
• Shipment tracking
• Wholesale Order management system
• Wholesale Order confirmation system
• EDI capabilities for orders
• EDI capabilities for POS sales data
• Pricing – multiple currencies
• General ledger and reporting
• POS
• Database for client data
• CRM
• Enterprise Resource Planning (ERP)
Reporting/Analysis
• Pull weekly sales reporting	No cost
• Images	No cost
• Pull selling history from a size perspective	No cost

7

E-Commerce
• Distribution center for order fulfillment	Direct charge for reasonable “pick and pack” costs
• Photo Studio	Allocated Cost for internal studios and Direct Charge for external studios
• System Platform(s) o Uploads o Email blasts o Orders o Emails o CRM o Mobile-e-commerce	Direct charge for user license fees, if any, to be determined.
Price Changes	Direct charge for reasonable “pick and pack” costs
• Process and Ownership
• Ticket printing
Operations, Planning and Logistics

•      Requisitions/POs to Factories

o     Major change requesting service providers to pack at customer level for finished goods shipments

o     o      RK to supply SP with bulk PO for Production which prior to delivery will be broken down at the customer level (including bulk stock allocation by US and EU DC).

Direct charge for user license fees, if any, to be determined.

•      Ticketing

o     at Factories/SP – style #, price, UPC code and barcode

o     at distribution center – style #, price, UPC code and barcode in the event of Price changes or re-allocation of goods by client or country

Direct Charge
• Wholesale pricing UW and IW price lists	Direct Charge
• Pro forma invoicing	FTE
• A/R - Credit management	FTE
• Pre-Payment collection	FTE
• Jacksonville warehouse/DC	Direct charge including per-item “pick and pack” costs
• Warehousing for active stock	Direct charge rent comparable to rent the Company would be charged by a third-party for such warehousing
• Warehouse for dead stock	Direct charge for rent comparable to rent the Company would be charged by a third-party for such warehousing

8

• Warehouse for VM	Direct charge for rent comparable to rent the Company would be charged by a third-party for such warehousing
• Packaging for Wholesale shipments	Direct charge
• Customs Compliance o assigning HTS codes o classifying products o update on regulations o customs/fish and wildlife support	Direct charge for third-party service fees at the same rate charged to Coach
• Sample storage for current and archive collections	Direct charge for rent comparable to rent the Company would be charged by a third-party for such storage
• Brokerage for US to Paris and Paris to US for Samples Shipments for Paris market week.	Direct charge for third-party service fees at the same rate charged to Coach
• VM Storage	Direct charge for rent comparable to rent the Company would be charged by a third-party for such storage
• Quality Assurance Testing facility	Direct charge for third-party service fees at the same rate charged to Coach
• Other Value- Added Services	Direct charge (per unit basis) from Coach DC
• Transportation	Direct Charge
Marketing	FTE for marketing management and execution, Direct charge for PR agencies
• Marketing collateral (catalogs, etc.)	FTE and Direct charge (printing, etc.)
• Website (creation, updates)	FTE, Direct charge
• Database management and mailings	FTE, Direct charge
Architecture/Construction/Visual Merchandising	FTE
• Creative Direction for VM	FTE
• Store planning	FTE
• Shop in shop development	FTE
• Construction	FTE
• Maintenance	FTE
• Real estate	FTE
• Permitting	FTE, Direct Charge
Jewelry Development and Production	Direct Charge
Sample Rooms for RTW and Handbags
• Repairs	Direct charge for third-party service fees, if any, at the same rate charged to Coach
• Equipment and maintenance of equipment	Direct charge for third-party service fees, if any, at the same rate charged to Coach
Packaging Materials/Gift Wrap	FTE, Direct Charge
• Sourcing	FTE, Direct Charge

9

• Developing	FTE, Direct Charge
• Ordering	FTE, Direct Charge
• Inventory management	FTE, Direct Charge
Creative Services	FTE
• Development of new artwork, collateral	FTE
• Copywriter	FTE
Legal	FTE and Direct charge from vendors, if any
• Filing and compliance of design patent	FTE and Direct charge from vendors, if any
• SIS Agreements	FTE and Direct charge from vendors, if any
• Concession agreements	FTE and Direct charge from vendors, if any
• Franchise agreements	FTE and Direct charge from vendors, if any
• Showroom leases (Paris Temp)	FTE and Direct charge from vendors, if any
• Review of Foreign client trade agreement letters	FTE and Direct charge from vendors, if any
• Consultant agreements	FTE and Direct charge from vendors, if any
• Insurance Certificates for Paris showroom	FTE and Direct charge from vendors, if any
• Anti-counterfeiting	FTE and Direct charge from vendors
Real Estate/Facilities
• NY Office: o Showroom o NY office space (including workshops and design studios)	Allocated Rent not to exceed $157,500/month
• Facilities services o Maintenance o Housekeeping o Electric/HVAC o Security o Courier service o Messenger service o Mail room
• NJ office space (back of house operations)	Allocated Rent
• Facilities services o Maintenance o Housekeeping o Electric/HVAC o Security o Courier service o Messenger service o Mail room
IS	FTE and Direct charge
• Show Room (including proper model room)	FTE and Direct charge
• Retail Support	FTE
• Application Support	FTE

10

• Infrastructure Support	FTE and Direct charge for licenses
Finance and HR	Aggregate FTE and direct charges for Finance and HR services not to exceed $60,000/month
• Financial accounting & reporting (statutory & management reporting)	FTE
• Tax (PwC), banking (Deutsche Bank), credit card processing, audit (D&T)	FTE and Direct Charge
• Headcount	FTE
• Compensation planning and reporting	FTE
• Org structure to support transition	FTE
• Org structure to support “New World”	FTE
Benefits (dates shown below are estimated and not binding)	FTE, with Direct Charges for services to be provided by Third-Party Providers as follows:

• Medical Insurance • Flex Spending Account • Health Savings Account • International Medical Insurance (AGB)	Aetna to provide until December 31, 2013
• Dental Insurance	Delta Dental to provide until December 31, 2013
• Vision Insurance	EyeMed to provide until December 31, 2013
• Basic and Supplemental Life Insurance	Prudential to provide until February 28, 2014
• Short- and Long-Term Disability	Hartford to provide until February 28, 2014
• Employee Assistance Plan	HRI to provide until February 28, 2014
• Savings and Profit-Sharing Plan (401k)	Fidelity to provide until February 28, 2014
• Other benefits plans	Coach to use reasonable efforts to make additional plans available to employees of the Business; includes Accidental Death and Dismemberment (Prudential),Workers Compensation (through Marsh) and Business Travel Accident (Axis), but excludes FMLA (Hartford, not approved)
License Agreements: Coach to use reasonable best efforts to permit the Company to derive the same services under the following license agreements as derived by the Business prior to the Closing Date.
• Luxottica	Direct charge for user license fees, if any, to be determined.
• Estee Lauder	Direct charge for user license fees, if any, to be determined.
• Movado	Direct charge for user license fees, if any, to be determined.
Retail Operations	FTE, Direct charge
• Retail Administration	FTE

11

• Policies and Procedures	FTE
• Packaging and Supplies	FTE, Direct charge
• Retail Accounting – inventory control	FTE
• Loss Prevention	FTE
Insurance	Direct charge

12

EXHIBIT E

Form of Credit Agreement

EXHIBIT E

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”) is entered into as of August [_____], 2013 between Reed Krakoff Investments LLC, a Delaware limited liability company (the “Borrower”), Reed Krakoff LLC, a Delaware limited liability company (the “Guarantor”, and together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”) and Coach, Inc. (the “Lender”).

The Borrower has requested that the Lender make loans on the terms and conditions set forth herein. The Lender is willing to make the requested loans on the terms and conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS and accounting terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition” means the asset acquisition contemplated by the Acquisition Agreement.

“Acquisition Agreement” means the Asset Purchase and Sale Agreement, dated as of July [___], 2013, among the Borrower, the Lender and Reed Krakoff as the same may be amended, amended and restated, modified or supplemented from time to time in accordance with the provisions thereof.

“Acquisition Agreement Closing Date” means the date, if any, upon which the Acquisition is consummated in accordance with the terms of the Acquisition Agreement.

“Acquisition Agreement Termination Date” means the date, if any, upon which the Acquisition Agreement is terminated in accordance with its terms.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

“Agreement” means this Loan and Security Agreement as the same may be amended, amended and restated, modified or supplemented from time to time in accordance with the provisions hereof.

“Availability Period” means the period from and including the Acquisition Agreement Closing Date to the earliest of (i) an Equity Issuance by a Loan Party and (ii) the Maturity Date.

“Borrowing” means a borrowing of a Loan pursuant to Section 2.01.

“Borrowing Date” has the meaning specified in Section 2.01.

“Borrowing Notice” has the meaning specified in Section 2.02(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Change in Control” shall be deemed to have occurred if (a) RK shall fail to own, directly or indirectly, beneficially and of record, shares representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (b) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than RK, shall own, directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (c) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, (d) any change in control (or similar event, however denominated) with respect to the Borrower shall occur under and as defined in any indenture or agreement in respect of any Indebtedness to which the Borrower is a party or (e) the Borrower shall cease to own, directly or indirectly, beneficially or of record 100% of the issued and outstanding Equity Interests of the Guarantor.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning specified in Section 9.01 of this Agreement.

“Commitment” means an amount equal to (i) TWENTY MILLION DOLLARS ($20,000,000) less (ii) the sum of (a) the Post-Closing Payments and (b) the Transition Payments.

“Copyright Agreement” means a grant of Security Interest in United States Copyrights, substantially in the form of Exhibit B to this Agreement, between a Loan Party and the Lender, as the same may be amended, modified or supplemented from time to time.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to a Loan Party under any Copyright now or hereafter owned by any third party, and all rights of such Loan Party under any such agreement (including, without limitation, any such rights that such Loan Party has the right to license).

“Copyrights” means all of the following now owned or hereafter acquired by a Loan Party: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country including copyrights in Software, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule I.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means 18% (EIGHTEEN PERCENT) per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by a Loan Party.

“Dollars” and “$” means lawful money of the United States of America.

“Equity Interests” means any or all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, and including any debt securities convertible into such Equity Interests.

“Equity Issuance” means (i) any sale or issuance by a Loan Party to any Person of any Equity Interest or (ii) the receipt by a Loan Party of any consideration (cash or otherwise) in connection with any issuance of Equity Interest of such Loan Party, from any Person.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means, with respect to the Lender, taxes imposed on or measured by its overall net income (however denominated) and franchise taxes imposed on it (in lieu of net income taxes), in either case, as a result of the Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such tax.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)          all obligations of such Person for borrowed money;

(ii)         all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)        all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business);

(iv)         all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable and accrued expenses arising in the Ordinary Course of Business and due within six months of the incurrence thereof and (y) accruals for payroll arising in the Ordinary Course of Business);

(v)          all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property;

(vi)         without duplication, all (A) obligations, contingent or otherwise, of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance, bank guaranty or similar instrument and (B) all non-contingent obligations of such Person to reimburse any Person in respect of amounts paid or payable under a performance, payment, stay, customs, appeal or surety bond, performance and completion guaranty or similar instrument;

(vii)        all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person;

(viii)      all guarantees of such Person; and

(ix)         the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person shall not be liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Instrument” has the meaning provided in the UCC.

“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter acquired by a Loan Party, including inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how or other data or information and all related documentation including all registrations and applications for registrations of any of the foregoing.

“Intellectual Property Security Agreements” means collectively, the Patent and Trademark Agreement and the Copyright Agreement.

“Interest Rate” means a rate equal to (i) from the Closing Date to and including July 31, 2014, 8.0% (EIGHT PERCENT) per annum, and (ii) from August 1, 2014 and thereafter, 10.0% (TEN PERCENT) per annum.

“IP Agreements” means all material Copyright Licenses, Patent Licenses, Trademark Licenses, and all other agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any material Intellectual Property to which a Loan Party, now or hereafter, is a party or a beneficiary.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security interest, or preferential arrangement in the nature of a security interest or arising by virtue of a right of subrogation, contribution, reimbursement of similar right, of any kind or nature whatsoever.

“Loan” means an extension of credit by the Lender to the Borrower under Article II.

“Loan Documents” means, collectively, this Agreement, the Intellectual Property Security Agreements, each Borrowing Notice, any other document, filing or registration relating to the Collateral and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as the same may be amended, modified or supplemented from time to time.

“Loan Obligations” means, with respect to the Borrower or the Guarantor, as applicable, without duplication:

(i)          all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to a Loan Party , whether or not allowed or allowable as a claim in any such proceeding) on any Loan under this Agreement;

(ii)         all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by a Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to a Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii)        all expenses of the Lender as to which it has a right to reimbursement under Section 10.04(a), including, without limitation, any and all sums advanced by the Lender to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted hereunder or applicable Law;

(iv)         all amounts paid by the Lender as to which the Lender has the right to reimbursement and/or indemnification under Section 10.04(b); and

(v)          all amounts now or hereafter payable by a Loan Party and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of a Loan Party pursuant to this Agreement or any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Loan Parties” has the meaning set forth in the Preamble.

“Material Adverse Effect” has the meaning of the term “Business Material Adverse Effect” as defined in the Acquisition Agreement.

“Maturity Date” means the earliest to occur of: (i) July 31, 2015, (ii) the date any Equity Interest in a Loan Party are acquired by a party other than the parties holding such Equity Interest on the Closing Date and (iii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Modified Branding Agreement” has the meaning specified in the Acquisition Agreement.

“Net Cash Proceeds” means in connection with each incurrence of Indebtedness, Disposition of assets or Equity Issuance, the proceeds thereof in the form of cash and cash equivalents, net of (i) attorneys’ fees, accountants’ fees and other professional charges (if any) and (ii) taxes paid or reasonably estimated to be payable by a Loan Party or any direct and indirect equity owners of a Loan Party (but only for so long as such Loan Party is classified as a disregarded entity, partnership or other pass-through entity for U.S. federal income tax purposes) as a result thereof (after taking into account any available tax credits or deductions).

“Ordinary Course of Business” means the usual and customary practices of the Business (as defined in the Acquisition Agreement) conducted in a manner consistent with past practices and reasonable extensions thereof and undertaken in good faith.

“Organization Documents” means, with respect to a Loan Party, its certificate or articles of incorporation and bylaws.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Security Interest under, or otherwise with respect to, this Agreement.

“Patent Agreement” means a grant of Security Interest in United States Patents, substantially in the form of Exhibit C to this Agreement, between a Loan Party and the Lender, as the same may be amended, modified or supplemented from time to time.

“Patent License” means any written agreement, now or hereafter in effect, granting to a Loan Party any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including, without limitation, any such rights that such Loan Party has the right to license).

“Patents” means all of the following now owned or hereafter acquired by a Loan Party: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction (including utility models), including those listed on Schedule I, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule I, and (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in- part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import, offer for sale, and/or sell the inventions disclosed or claimed therein.

“Permitted Disposition” means:

(a)          Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the Ordinary Course of Business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Guarantor;

(b)          Dispositions of inventory and goods held for sale in the Ordinary Course of Business;

(c)          Dispositions of property to the extent that the proceeds of such Disposition are promptly applied to the purchase price of replacement property;

(d)          Dispositions of property by the Borrower to the Guarantor or by the Guarantor to the Borrower, as the case may be;

(e)          Dispositions of accounts receivable in connection with the collection or compromise thereof; and

(f)          Dispositions of property (other than the Collateral) by the Borrower not otherwise included in this definition of “Permitted Disposition” for a purchase price not to exceed $500,000 in the aggregate since the Closing Date; provided (i) the Borrower receives consideration at the time of such Disposition at least equal to the fair market value of the assets sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Borrower is in the form of cash.

“Permitted Liens” means:

(a)          Liens created pursuant to any Loan Document;

(b)          Liens solely constituting the right of any other Person to a share of any non-exclusive licensing royalties (pursuant to a non-exclusive licensing agreement or other related agreement entered into by the Borrower or the Guarantor with such Person in the Ordinary Course of Business as permitted by Section 7.01(v) of this Agreement) otherwise payable to the Borrower or the Guarantor, provided that such right shall have been conveyed to such Person for consideration received by the Borrower or the Guarantor on an arm’s-length basis;

(c)          Liens for taxes (i) that are not yet due and payable or (ii) that are being contested in good faith by appropriate actions and for which appropriate reserves have been established by the Borrower or the Guarantor in accordance with GAAP;

(d)           (i) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or the Guarantor;

(e)          Liens arising from judgments or orders for the payment of money not constituting an Event of Default hereunder;

(f)          Non-exclusive licenses or sublicenses granted to others as permitted by Section 7.01(v) of this Agreement in the Ordinary Course of Business which do not (i) interfere in any material respect with the business of the Borrower or (ii) secure any Indebtedness;

(g)          Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the Ordinary Course of Business;

(h)          Liens existing on property at the time of its acquisition after the Closing Date; provided that (i) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof) and (ii) such Lien was not created in contemplation of such acquisition;

(i)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or the Guarantor in the Ordinary Course of Business; and

(j)          Liens (i) of a collection bank arising under Section 4-208 of the UCC on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the Ordinary Course of Business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” has the meaning specified in Section 2.05(c) of this Agreement.

“Post-Closing Payments” means an aggregate amount equal to the product of (x) THREE MILLION DOLLARS ($3,000,000) multiplied by (y) a fraction (i) the numerator of which is the number of days during the period from August 1, 2013 to the Closing Date (including both August 1, 2013 and the Closing Date) and (ii) the denominator of which is thirty one (31).

“Proceeds” has the meaning provided in the UCC.

“Responsible Officer” means the chief executive officer, president or chief financial officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, or any option, warrant or other right to acquire any such dividend or other distribution or payment, excluding, however, any Tax Distributions.

“RK” means Mr. Reed Krakoff.

“Security Interests” means the security interests in the Collateral granted under this Agreement securing the Loan Obligations.

“Software” means computer software and databases, together with, as applicable, object code, source code, firm ware, and embedded versions thereof and documentation related thereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (v) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the Ordinary Course of Business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Tax Distributions” means, for so long as the Borrower is classified as a disregarded entity, partnership or other pass-through entity for U.S. federal income tax purposes, cash distributions by the Borrower to its direct and indirect equity owners in an amount sufficient to enable such direct and indirect equity owners to pay income Taxes incurred by such direct and indirect equity owners which are attributable to the income and/or gain of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trademark Agreement” means a grant of Security Interest in United States Trademarks, substantially in the form of Exhibit D to this Agreement, between a Loan Party and the Lender, as the same may be amended, modified or supplemented from time to time.

“Trademark License” means any written agreement, now or hereafter in effect, granting to a Loan Party any right to use any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Loan Party has the right to license).

“Trademarks” means all of the following now owned or hereafter acquired by a Loan Party: (a) all trademarks, service marks, brand names, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers, designs, other identifiers of source or goodwill and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of Lanham Act has been filed, to extent that any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act), and all renewals thereof, including those listed on the schedule to the Trademark Agreement and (b) all goodwill associated therewith or symbolized thereby.

“Transition Payments” means the amount funded under the Transition Services Agreement.

“Transition Services Agreement” has the meaning specified in the Acquisition Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“VH” means Ms. Valerie Hermann.

Section 1.02 Other Interpretative Provisions. With reference to this Agreement, unless otherwise specified herein:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall be construed to have the same meaning and effect as “and/or.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used herein shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles or Sections shall be construed to refer to Articles and Sections of this Agreement, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through means “to and including.”

(c)          Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

ARTICLE II

THE LOANS

Section 2.01 The Loans. Subject to Section 4.01, Section 4.02, and the other terms and conditions herein, the Lender shall make loans (each, a “Loan”) to the Borrower from time to time on any Business Day (each such day that a Loan is made, a “Borrowing Date”) during the Availability Period, provided, that unless the Lender shall specifically agree otherwise in writing, (i) each Loan (other than any Loan in the nature of an offset for Post-Closing Payments or Transition Payments) shall be in an aggregate principal amount of at least TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) and in integral multiples of $500,000 in excess thereof, (ii) not more than one Loan (other than any Loan in the nature of an offset for Post-Closing Payments or Transition Payments) shall be made to the Borrower within any period of thirty (30) consecutive days and (iii) after giving effect to any Borrowing, the aggregate principal amount of all Loans outstanding hereunder shall not exceed at any time the Commitment, as such amount may be permanently reduced in accordance with Section 2.03. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02 Borrowings of Loans.

(a)          Each borrowing shall, subject to Section 4.01, Section 4.02, and the other terms and conditions herein, be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 12:00 noon (New York time) five (5) Business Days prior to the requested date of any Borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written borrowing notice (in the form attached hereto as Exhibit A; such notice, a “Borrowing Notice”), signed by a Responsible Officer of the Borrower.

(b)          Upon satisfaction of the applicable conditions set forth in Section 4.01, Section 4.02 and the Borrowing Notice, the Lender shall make such funds available to the Borrower on the requested Borrowing Date by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Lender in the Borrowing Notice.

Section 2.03 Prepayments.

(a)          Optional Prepayment. The Borrower may at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty. Amounts repaid under this Section 2.03(a) may not be reborrowed.

(b)          Mandatory Prepayment/Commitment Reduction. If on any date a Loan Party shall receive Net Cash Proceeds from (i) any third party financing (but excluding any working capital financing), including but not limited to the incurrence of Indebtedness or (ii) the Disposition of assets (other than Permitted Dispositions)or any Equity Issuance (A) the Borrower shall in each case apply 100% of such Net Cash Proceeds on such date toward the prepayment of the Loans (together with any accrued interest thereon) or (B) if no Loans are then outstanding (or the Net Cash Proceeds exceeds the principal amount of Loans outstanding), the Commitment shall be permanently reduced by 100% of the amount of such Net Cash Proceeds (or excess, as applicable). Amounts repaid (or reduced, as aforesaid) under this Section 2.03(b) may not be reborrowed.

Section 2.04 Repayment of Loans. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of all Loans outstanding on such date (including all PIK Interest amounts added to the principal balance hereunder), all accrued but unpaid interest (including all accrued PIK Interest amounts not yet added to the principal balance hereunder) and all other amounts owed under this Agreement and the other Loan Documents.

Section 2.05 Interest.

(a)          Stated Interest. Subject to the provisions of Section 2.05(b), each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Interest Rate, such interest to be compounded on a monthly basis, commencing with the last day of the calendar month following the Closing Date.

(b)          Default Interest. While any Event of Default exists and is continuing (after giving effect to the applicable grace periods, if any, in Section 8.01(b)(ii)), the Borrower shall pay interest on the principal amount of all outstanding Loan Obligations hereunder at an interest rate per annum at all times equal to the Default Rate (“Default Interest”), to the fullest extent permitted by applicable Laws; provided that when any Event of Default ceases to exist the Borrower shall no longer be required to pay Default Interest.

(c)          Payments of Interest. Interest on each Loan shall be due and payable in arrears on the last business day of each calendar month (each an “Interest Payment Date”) commencing September 30, 2013. All interest payable with respect to the Loans will be payable by increasing the outstanding principal amount of the Loan on each Interest Payment Date by an amount equal to the Interest Rate for the applicable interest period (“PIK Interest”). All accrued and unpaid interest, including PIK Interest, shall be paid in cash, in Dollars, on the Maturity Date.

Section 2.06 Computation of Interest. All computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan for the day on which the Loan is paid. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.07 Evidence of Debt. The Loans may be evidenced by one or more accounts or records maintained by the Lender in the Ordinary Course of Business, which shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Loan Parties hereunder to pay any amount owing with respect to the Loan Obligations.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of a Loan Party hereunder shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required by applicable Law to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions and withholdings been made, (ii) such Loan Party shall make such deductions and withholdings and (iii) such Loan Party shall timely pay the full amount deducted and/or withheld to the relevant Governmental Authority in accordance with applicable Law.

(b)          Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)          Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by the Lender shall be conclusive absent manifest error.

(d)          Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)          Required Forms. The Lender shall deliver to the Borrower on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax.

Section 3.02 Survival. All of the Loan Parties’ obligations under this Article III shall survive repayment of all Loan Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

Section 4.01 Conditions to Closing. This Agreement shall become effective on the date on which the Lender receives the following (such date, “Closing Date”), each in form and substance satisfactory to the Lender:

(a)          A fully executed copy of this Agreement;

(b)          A fully executed copy of the Acquisition Agreement;

(c)          Fully executed copies of the Intellectual Property Security Agreements;

(d)          A fully executed copy of the Modified Branding Agreement;

(e)          A fully executed copy of the Transition Services Agreement;

(f)          Form of UCC-1 financing statements naming each Loan Party as Debtor and the Lender as Secured Party, for filing with the Office of the Secretary of the State of Delaware, Uniform Commercial Code Division; and

(g)          a copy of the Organization Documents of each Loan Party, certified as of a recent date by the Secretary of State of Delaware, along with (A) good standing certificate of each Loan Party from the Office of the Secretary of State of Delaware dated the Closing Date attaching (1) a true and complete copy of the limited liability company agreement of each Loan Party, (2) a true and complete copy of resolutions duly adopted by the board of directors of each Loan Party authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (3) as to the incumbency and specimen signature of the officer of each Loan Party executing this Agreement and the other Loan Documents.

Section 4.02 Conditions to Each Loan. The obligation of the Lender to honor any borrowing request is subject to the satisfaction of the following conditions precedent:

(a)          Representations and Warranties. The representations and warranties of the Loan Parties contained in Article V shall be true and correct in all material respects on and as of each Borrowing Date; provided, that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of such respective dates.

(b)          No Default. No Default shall exist, or would result from such proposed Loan.

(c)          Borrowing Notice. The Lender shall have received a Borrowing Notice in accordance with the requirements hereof that the conditions herein, and all of the information and each of the conditions specified in the applicable Borrowing Notice, are true, correct and complete as of the proposed Borrowing Date specified therein.

(d)          Acquisition Closing. The Acquisition Agreement Closing Date shall have occurred.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender on the Closing Date and on the date of each Loan that, on behalf of itself and the Guarantor:

Section 5.01 Existence, Qualification and Power. Each Loan Party (i) is duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals (A) to own or lease its assets and carry on its business and (B) to execute, deliver and perform its obligations under this Agreement and the other Loan Documents, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(A) or (iii), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents have been duly authorized by all necessary limited liability company action, and do not and will not (i) contravene the terms of any of such Loan Party’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (A) any contractual obligation to which such Loan Party is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which a Loan Party or its property is subject; or (iii) violate any Law.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, a Loan Party of this Agreement and the other Loan Documents, (ii) the grant by the Borrower of the Liens granted by it pursuant to Article IX herein or the Intellectual Property Security Agreements, (iii) the grant by the Guarantor of the guarantee granted by it pursuant to Article X herein or the Intellectual Property Security Agreements, (iv) the perfection or maintenance of the Liens created herein or the Intellectual Property Security Agreements or (v) the exercise by the Lender of its rights or remedies under this Agreement and the other Loan Documents.

Section 5.04 Binding Effect. This Agreement and the other Loan Documents have been duly executed and delivered by the Loan Parties. This Agreement and other Loan Documents each constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws or similar laws affecting the enforcement of creditors’ rights generally.

Section 5.05 No Material Adverse Effect. There has been no event or circumstance since the Acquisition Agreement Closing Date either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower on behalf of itself and the Guarantor after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, the Guarantor or against any of its properties or revenues that (i) purport to affect or pertain to this Agreement, and of the other Loan Documents or the Acquisition Agreement, or any of the transactions contemplated hereby or thereby or (ii) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default. None of the Loan Parties is in default under or with respect to any contractual obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement.

Section 5.08 Insurance. The properties of each Loan Party are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates.

Section 5.09 Taxes. Each Loan Party has filed all Federal income and other material tax returns and reports required to be filed, and has paid all Federal income and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.10 Subsidiaries. The Borrower has no Subsidiaries, except after the Acquisition Agreement Closing Date, it shall be the 100% owner of the Guarantor.

Section 5.11 Investment Company Act. Neither the Borrower nor the Guarantor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.12 Compliance with Law. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.13 Intellectual Property. As to itself and its Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”):

(i)          Each Loan Party owns, or possess the right to use, all Intellectual Property Collateral that is reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person, except as would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing representation is made to the Borrower’s knowledge with respect to the Closing Date.

(ii)         The Intellectual Property Collateral set forth on Schedule I includes all issued, registered, or applied-for Patents, Trademarks, Copyrights and domain names owned by each Loan Party as of the date hereof and all material IP Agreements to which each Loan Party is a party (as of the Closing Date or the date of the most recent update thereof required pursuant to the terms hereof).

(iii)        To the Borrower’s knowledge, the Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or part, and is valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect. Each Loan Party is not aware of any uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

(iv)         Each Loan Party has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States and such Loan Party has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral, in each case, except as would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing representation is made to the Borrower’s knowledge with respect to the Closing Date.

(v)          With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a Material Adverse Effect: (A) each Loan Party has not received any notice of termination or cancellation under such IP Agreement; (B) each Loan Party has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) neither the Borrower, the Guarantor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

Section 5.14 Title to Collateral. Each Loan Party has good and marketable title to, or valid license or leasehold interests in, all of the Collateral in which it has granted a security interest hereunder, free and clear of any Liens (other than the Permitted Liens).

Section 5.15 Validity, Perfection and Priority of Security Interests.

(a)          The Security Interests constitute valid security interests under the UCC securing the Loan Obligations.

(b)          When UCC-1 financing statements stating that the same covers the Collateral shall have been filed with the Secretary of State of Delaware, the Security Interests will constitute perfected security interests in all right, title and interest of the Loan Parties in the Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all other Liens and rights of others therein, except Liens permitted hereunder.

Section 5.16 Solvency. As of the Closing Date, the Borrower is, together with the Guarantor on a consolidated basis, Solvent.

Section 5.17 Senior Obligations. The Loan Obligations are not subordinated in right of payment to any other Indebtedness of each Loan Party, and thus constitutes Indebtedness that ranks senior to all other subordinated or unsecured Indebtedness of such Loan Party.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as this Agreement shall remain in effect and the principal of and interest on each Loan and all other amounts payable hereunder and under the other Loan Documents shall not have been paid in full, the Borrower shall and shall cause the Guarantor to:

Section 6.01 Information. Promptly deliver to the Lender in form and detail satisfactory to the Lender such information regarding its business, financial, legal or corporate affairs, or compliance with the terms of this Agreement or the other Loan Documents, as the Lender may from time to time reasonably request.

Section 6.02 Notices. Promptly notify the Lender of the occurrence of any Default or Event of Default.

Section 6.03 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including: (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained; (ii) all lawful claims which, if unpaid, would by law become a Lien upon the Collateral; and (iii) all material Indebtedness, as and when due and payable.

Section 6.04 Preservation of Existence Etc. (i) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered Patents, Trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

Section 6.05 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 6.06 Books and Records. (i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and its business and (ii) permit the Lender to visit and inspect any of its books of record and account, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.

Section 6.07 Use of Proceeds. Use the proceeds of the Loans for general corporate purposes not in contravention of any Law, the Acquisition Agreement, this Agreement or each applicable Borrowing Notice.

Section 6.08 Intellectual Property. (a) Not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of its business may become prematurely invalidated, abandoned, lapsed or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b)          Use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of its business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

(c)          Use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of the Borrower’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

(d)          Notify the Lender promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of its business may imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding its ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e)          Either itself or through any agent, employee, licensee or designee, (i) inform the Lender on the last business day of each March, June, September and December, commencing with September 30, 2013 of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of or application to register any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding quarter, in each case to the extent such application or registration relates to Intellectual Property material to the normal course of the Borrower’s business and (ii) upon the reasonable request of the Lender, execute and deliver any and all agreements, instruments, documents and papers as the Lender may reasonably request to evidence the Lender’s security interest in such Patent, Trademark or Copyright.

(f)          Exercise its reasonable business judgment consistent with past practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of the Borrower’s business and maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright, in each case that is material to the normal conduct of its business, including, when applicable and necessary in the Borrower’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if such Loan Party believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)          In the event that a Loan Party knows or has reason to know that any Intellectual Property Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, promptly notify the Lender and shall, if such Loan Party deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

Section 6.09 Further Assurances. Promptly upon request by the Lender (i) correct any material defect or error that may be discovered in this Agreement, any Loan Document or of any related documents or instruments, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may require from time to time in order to (A) carry out more effectively the purposes of this Agreement and the other Loan Documents, (B) to the fullest extent permitted by applicable Law, subject the Collateral to the Liens now or hereafter intended to be covered by this Agreement, (C) perfect and maintain the validity, effectiveness and priority of any of the Liens intended to be created hereunder (subject to the Permitted Liens) and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under this Agreement or under any other instrument executed in connection herewith, including, without limitation, short-form assignments or grants of security interests in intellectual property for filing in the U.S. Patent and Trademark Office, the U.S. Copyright Office, or in similar filing offices; provided that the Borrower shall not be required to perfect the security interest in the Intellectual Property granted hereunder in any jurisdiction other than the United States. To the extent permitted by applicable Law, each Loan Party hereby authorizes the Lender to file, in the name of such Loan Party or otherwise and without the signature or other separate authorization or authentication of such Loan Party appearing thereon, such UCC financing statements as the Lender may reasonably deem necessary or appropriate to further perfect or maintain the perfection of the Security Interests. Each Loan Party agrees that, except to the extent that any filing office requires otherwise, a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Each Loan Party shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other assignment documents concerning the Collateral.

ARTICLE VII

NEGATIVE COVENANTS

So long as this Agreement shall remain in effect and the principal of and interest on each Loan and all other amounts payable hereunder and under the other Loan Documents shall not have been paid in full, the Borrower shall not, and shall not permit the Guarantor to, directly or indirectly:

Section 7.01 Certain Activities. (i) Create, incur, assume or suffer to exist any Lien other than the Permitted Liens upon any of the (A) Collateral whether now owned or hereafter acquired, or (B) Equity Interests of the Borrower or the Guarantor, (ii) merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or any substantial portion of its assets (whether now owned or hereafter acquired) to or in favor of any Person, (iii) declare or make, directly or indirectly, any Restricted Payment (except the Guarantor may declare or pay dividends or make other distributions to the Borrower), (iv) sell, lease, license or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for transactions at prices and on terms and conditions, taken as a whole, not materially less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties and (v) subject to the limitations in the Modified Branding Agreement, grant an exclusive license or sublicense of any Intellectual Property to any Person (it being understood that such Loan Party may grant non-exclusive licenses or sublicenses of Intellectual Property in the Ordinary Course of Business which do not (i) interfere in any material respect with the business of the Borrower or (ii) secure any Indebtedness ).

Section 7.02 Amendment of Organizational Documents, Name of Loan Parties, Etc. Amend any of its Organization Documents, change its name, identity, structure or location (determined as provided in Section 9-307 of the UCC) in any manner.

Section 7.03 Prepayments of Indebtedness, etc. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, except the prepayment of the Loans in accordance with the terms of this Agreement.

Section 7.04 Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of a Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of the Guarantor to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or to guarantee Indebtedness of the Borrower.

ARTICLE VIII

DEFAULTS

Section 8.01 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a)          Non-Payment. The Borrower fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or (ii) pay within three (3) days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) pay within five (5) days after the same becomes due, any other amount payable hereunder.

(b)          Covenants. A Loan Party shall:

(i)          default in the due performance or observance of any term, covenant or agreement contained in Article VI (other than Sections 6.01 and 6.06) or Article VII; or

(ii)         default in the due performance or observance of any term, covenant or agreement (other than those referred to in subsection (a) or (b)(i) of this Section 8.01) contained in this Agreement and such default shall continue unremedied for a period of 30 (thirty) days.

(c)          Representations and Warranties. Any representation, warranty or statement made or deemed to be made by a Loan Party herein or in any statement or certificate delivered or required to be delivered pursuant hereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(d)          Cross-Default. Either Loan Party (A) fails to make payment when due, beyond the applicable grace period, if any (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), regardless of amount, in respect of any Indebtedness (other than in respect of Indebtedness outstanding hereunder) having an aggregate principal amount of more than $500,000 , (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, with the giving of notice if required, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or cash collateral in respect thereof to be demanded or (C) shall be required by the terms of such Indebtedness to offer to prepay or repurchase such Indebtedness prior to the stated maturity thereof; provided that in each case, such failure is unremedied and is not waived by the holders of such Indebtedness.

(e)          Insolvency Proceedings. A Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

(f)          Inability to Pay Debts; Attachment. (i) A Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.

(g)          Judgments. There is entered against a Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $500,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof),, or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(h)          Material Adverse Effect. A Material Adverse Effect has occurred since the Acquisition Closing Date.

(i)          Invalidity of Agreement. Any provision of this Agreement or any other Intellectual Property Security Agreement, other than as expressly permitted hereunder, ceases to be in full force and effect; or the Borrower, the Guarantor or any other Person contests in any manner the validity or enforceability of any provision of this Agreement or any other Intellectual Property Security Agreement; or a Loan Party denies that it has any or further liability or obligation under any provision of this Agreement or any other Intellectual Property Security Agreement, or purports to revoke, terminate or rescind any provision of this Agreement or any other Intellectual Property Security Agreement.

(j)          Non-Competition and Non-Solicitation. The Borrower or the Guarantor shall have violated [Section 5.8 of the Acquisition Agreement].

(k)          Change of Control. A Change of Control shall have occurred.

(l)          Collateral Security. This Agreement or any other Intellectual Property Security Agreement shall for any reason (other than pursuant to the terms hereof or thereof) ceases to create a valid and perfected Lien (other than the Permitted Liens) on the Collateral purported to be covered hereby.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(i)          declare any obligation of the Lender to make Loans to be terminated, whereupon such obligation shall be terminated;

(ii)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(iii)        exercise all rights and remedies available to it hereunder;

(iv)        exercise all rights and remedies of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised;

(v)          the Lender shall give the applicable Loan Party not less than ten (10) days’ prior notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market. Any such notice shall (A) in the case of a public sale, state the time and place fixed for such sale, (B) in the case of a private sale, state the day after which such sale may be consummated, (C) contain the information specified in Section 9-613 of the UCC, (D) be authenticated and (E) be sent to the parties required to be notified pursuant to Section 9-611(c) of the UCC; provided that, if the Lender fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC. The Lender and the Loan Parties agree that such notice constitutes reasonable notification within the meaning of Section 9-611 of the UCC. Except as otherwise provided herein, each Loan Party hereby waives, to the extent permitted by applicable Law, notice and judicial hearing in connection with the Lender’s taking possession or disposition of any of the Collateral;

(vi)         the Lender may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). Each Loan Party will execute and deliver such documents and take such other action as the Lender deems necessary or advisable in order that any such sale may be made in compliance with Law. Upon any such sale, the Lender shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Lender may fix in the notice of such sale. At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as the Lender may determine. The Lender shall not be obligated to make any such sale pursuant to any such notice. The Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned without further notice. In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Lender until the selling price is paid by the purchaser thereof, but the Lender shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice;

(vii)        for the purpose of enforcing any and all rights and remedies under this Agreement, the Lender may, if any Event of Default has occurred and is continuing, (A) require a Loan Party to, and each Loan Party agrees that it will, at its expense and upon the request of the Lender, forthwith assemble, store and keep all or any part of the Collateral as directed by the Lender and make it available at a place designated by the Lender which is, in the Lender’s opinion, reasonably convenient to the Lender and such Loan Party, whether at the premises of such Loan Party or otherwise, it being understood that such Loan Party’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Lender shall be entitled to a decree requiring specific performance by such Loan Party of such obligation; (B) to the extent permitted by applicable Law, enter, with or without process of law and without breach of the peace, any premise where any of the Collateral is or may be located, and without charge or liability to such Loan Party, seize and remove such Collateral from such premises; (C) have access to and use such Loan Party’s books and records relating to the Collateral; and (D) prior to the disposition of the Collateral, store or transfer it without charge in or by means of any storage or transportation facility owned or leased by such Loan Party, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Lender deems appropriate and, in connection with such preparation and disposition, use without charge any Intellectual Property or technical process used by such Loan Party. The Lender may also render any or all of the Collateral unusable at a Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs;

(viii)      the Lender, instead of exercising the power of sale conferred upon it pursuant to this Section 8.02, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction, and may in addition institute and maintain such suits and proceedings as the Lender may deem appropriate to protect and enforce the rights vested in it by this Agreement;

(ix)         the Lender shall, to the extent permitted by applicable Law, without notice to the Borrower or any party claiming through the Borrower, without regard to the solvency or insolvency at such time of any Person then liable for the payment of any of the Loan Obligations, without regard to the then value of the Collateral and without requiring any bond from any complainant in such proceedings, be entitled as a matter of right to the appointment of a receiver or receivers (who may be the Lender) of the Collateral or any part thereof, and of the profits, revenues and other income thereof, pending such proceedings, with such powers as the court making such appointment shall confer, and to the entry of an order directing that the profits, revenues and other income of the property constituting the whole or any part of the Collateral be segregated, sequestered and impounded for the benefit of the Lender, and the Borrower and the Guarantor irrevocably consents to the appointment of such receiver or receivers and to the entry of such order;

(x)          each Loan Party waives, to the extent permitted by Law, presentment, demand, protest and any notice of any kind (except the notices expressly required hereunder) in connection with this Agreement and any action taken by the Lender with respect to the Collateral;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to a Loan Party under the Bankruptcy Code of the United States, any obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

FIRST, to payment of that portion of the Loan Obligations constituting fees, indemnities and expenses (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article III, but other than principal and interest) payable to the Lender;

SECOND, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest on the Loans and other Loan Obligations payable to the Lender;

THIRD, to payment of that portion of the Loan Obligations constituting unpaid principal of the Loans payable to the Lender; and

LAST, the balance, if any, after all of the Loan Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

GRANT OF SECURITY INTERESTS

Section 9.01 Grant of Security Interests. To secure the due and punctual payment of all Loan Obligations of the Borrower and the Guarantor, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms hereof or otherwise, and to secure the performance of all of its obligations hereunder, the Borrower and the Guarantor each hereby grants to the Lender a security interest in, and the Borrower and the Guarantor each hereby pledges and collaterally assigns to the Lender, all of the Borrower’s and Guarantor’s (as applicable) right, title and interest in, to and under the following, whether now owned or existing or hereafter acquired, created or arising, whether tangible or intangible, and regardless of where located (all of which are herein collectively called the “Collateral”):

(i)          all Intellectual Property;

(ii)         all ownership interests in the Guarantor or any other entity owning any Intellectual Property;

(iii)        all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) of the Borrower and the Guarantor pertaining to any of the Intellectual Property;

(iv)         all Proceeds of all or any of the Intellectual Property and;

(v)          all rights, titles and interests of the Borrower under the Modified Branding Agreement.

The Loan Obligations secured by the Security Interests granted pursuant to this Section 9.01 will be senior secured obligations of the Borrower and the Guarantor and are secured on a first priority basis.

Section 9.02 Security Interests Absolute. All rights of the Lender, all security interests hereunder and under the Intellectual Property Security Agreement and all obligations of the Borrower and the Guarantor hereunder are unconditional and absolute and independent and separate from any other security for or guaranty of the Loan Obligations. Without limiting the generality of the foregoing, the obligations of the Borrower and the Guarantor hereunder and under the Intellectual Property Security Agreement shall not be released, discharged or otherwise affected or impaired by:

(i)          any change in the manner, place, time or terms of payment of any Loan Obligation or any other amendment, supplement or modification to this Agreement or any other agreement or instrument evidencing or securing any Loan Obligation;

(ii)         any release, non-perfection or invalidity of any direct or indirect security for any Loan Obligation, any sale, exchange, surrender, realization upon, or offset against or other action in respect of any direct or indirect security for any Loan Obligation;

(iii)        any change in the existence, structure or ownership of the Borrower or the Guarantor, or any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting the Borrower, the Guarantor or their respective assets or any resulting disallowance, release or discharge of all or any portion of any Loan Obligation;

(iv)         the existence of any claim, set-off or other right which the Borrower or the Guarantor may have at any time against any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(v)          any failure by the Lender: (A) to file or enforce a claim against the Borrower or the Guarantor or either of its estate (in a bankruptcy or other proceeding); (B) to give notice of the existence, creation or incurrence by the Borrower or the Guarantor of any new or additional indebtedness or obligation under or with respect to the Loan Obligations; (C) to commence any action against the Borrower or the Guarantor; (D) to disclose to the Borrower or the Guarantor any facts which the Lender may now or hereafter know with regard to the Borrower or the Guarantor; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Loan Obligations;

(vi)         any direction as to application of payment by any other Person; or

(vii)        any other act or omission to act or delay of any kind by the Borrower, the Guarantor or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of the Borrower’s or the Guarantor’s obligations hereunder, except that the Borrower and the Guarantor may assert the defense of final payment in full of the Loan Obligations.

ARTICLE X

guaranty

Section 10.01 Guarantee. The Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Loan Obligations owing by the Borrower. The Guarantor further agrees that the Loan Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Loan Obligation. The Guarantor waives presentment to, demand of payment from and protest to the Guarantor or the Borrower of any Loan Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 10.02 Guarantee of Payment. The Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Lender to any security held for the payment of the Loan Obligations.

Section 10.03 No Limitations, Etc.

(a)          The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Loan Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be discharged, terminated, reduced or impaired or otherwise affected by, whether or not the Guarantor shall have had notice or knowledge of any of them, (i) the failure of the Lender to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any collateral security held by the Lender, (iv) any default, failure or delay, willful or otherwise, in the performance of the Loan Obligations, (v) the existence of any dispute among the Borrower, the Lender, the Guarantor or any other Person with respect to the existence of any Event of Default or (vi) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Loan Obligations). The Guarantor expressly authorizes the Lender to take and hold collateral security for the payment and performance of the Loan Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Loan Obligations, all without affecting the obligations of the Guarantor hereunder.

(b)          To the fullest extent permitted by applicable law, the Guarantor waives (i) any defense based on or arising out of any defense of the Borrower, the Guarantor or any other Person or the unenforceability of the Loan Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, the Guarantor or any other Person, other than the indefeasible payment in full in cash of all the Loan Obligations; (ii) any right to require the Lender, as a condition of payment or performance by the Guarantor, to (A) proceed against the Borrower or any other Person of any Loan Obligations, (B) proceed against or exhaust any security held from the Borrower or any other Person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of the Lender or any other Person, or (D) pursue any other remedy in the power of the Lender whatsoever; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon the Lender’s errors or omissions in the administration of the Loan Obligations; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of the Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Loan Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in this Section 10.03 and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. The Lender may, at its election, foreclose on any security held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Loan Obligations, make any other accommodation with the Borrower, the Guarantor or any other Person or exercise any other right or remedy available to it against the Borrower, the Guarantor or any other Person, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Loan Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, the Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower or any other Person, as the case may be, or any security.

(c)          The Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than the indefeasible payment in full in cash of the Loan Obligations. In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:

(i)          the obligations of the Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(ii)         payment by the Guarantor or any other Person of a portion, but not all, of the Loan Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Loan Obligations which has not been paid; and without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce the Guarantor’s covenant to pay a portion of the Loan Obligations, such judgment shall not be deemed to release the Guarantor from its covenant to pay the portion of the Loan Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by the Guarantor, limit, affect, modify or abridge the Guarantor’s liability hereunder in respect of the Loan Obligations; and

(iii)        the Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of the Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Loan Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Loan Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Loan Obligations and take and hold security for the payment hereof or the Loan Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Loan Obligations, any other guaranties of the Loan Obligations, or any other obligation of any Person (including any other guarantor) with respect to the Loan Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of the Lender in respect hereof or the Loan Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Lender may have against any such security, in each case as the Lender in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower or any security for the Loan Obligations; and

(iv)         the Lender may exercise any other rights or remedies available to it under the Loan Documents.

Section 10.04 Bankruptcy, Etc.

(a)          The obligations of the Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any Debtor Relief Law involving the Borrower or any other guarantor of the obligations of the Borrower or by any defense which the Borrower, any other guarantor of the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding unless also stayed in connection with the insolvency, bankruptcy or reorganization of the Guarantor.

(b)          The Guarantor acknowledges and agrees that any interest on any portion of the Loan Obligations which accrues after the commencement of any Debtor Relief Law involving the Borrower or any other guarantor of the obligations of the Borrower (or, if interest on any portion of the Loan Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Loan Obligations if such case or proceeding had not been commenced) shall be included in the Loan Obligations because it is the intention of the Guarantor, the Borrower and the Lender that the Loan Obligations which are guaranteed by the Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Loan Obligations. The Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

Section 10.05 Reinstatement. The Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Loan Obligation is rescinded or must otherwise be restored by the Lender upon the bankruptcy or reorganization of the Borrower, the Guarantor or otherwise.

Section 10.06 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable Debtor Relief Law, if the obligations of the Guarantor hereunder would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by the Guarantor, the Borrower or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Loan Parties, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.02 Notices; Effectiveness; Electronic Communication.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the applicable address specified on the signature pages hereof.

(b)          Electronic Communications. Notices and other communications may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender and the Borrower.

(c)          Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

Section 11.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 11.04 Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Borrower and Guarantor agree, jointly and severally, to pay all reasonable and invoiced out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)          Indemnification. The Borrower and Guarantor agree, jointly and severally, to indemnify the Lender against, and hold the Lender harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for the Lender) incurred by the Lender or asserted against the Lender by any third party or by a Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement and the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding brought by a third party or by a Loan Party or any of its directors, shareholders or creditors, and regardless of whether the Lender is a party thereto; provided that such indemnity shall not, as to the Lender, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Lender or (y) result from a claim brought by a Loan Party against the Lender for breach in bad faith of the Lender’s obligations hereunder, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)          Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against the Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof. The Lender shall not be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of the Lender as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)          Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(e)          Survival. The agreements in this Section shall survive the repayment, satisfaction or discharge of all the other Loan Obligations.

Section 11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Lender, and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

Section 11.06 Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender.

(b)          Assignments by Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents with the prior written consent of the Borrower; provided that no consent of the Borrower is required for assignments to Affiliates of the Lender; provided, further, that any such Affiliate shall be a Person organized or formed under the laws of the United States, any state thereof or the District of Columbia.

Section 11.07 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid under this Agreement shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Obligations hereunder.

Section 11.08 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof that bears the signature of the Loan Parties. Delivery of an executed counterpart of a signature page of this Agreement and the other Loan Documents by telecopy or electronic transmission (including in .pdf or ..tif format) shall be effective as delivery of a manually executed counterpart thereof.

Section 11.09 Survival of Representations and Warranties. All representations and warranties made hereunder or other document delivered pursuant hereto or in connection herewith shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or notwithstanding that the Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Loan Obligation shall remain unpaid or unsatisfied.

Section 11.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11 Governing Law; Jurisdiction Etc.

(a)          Governing Law. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)          Submission to Jurisdiction. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST A LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)         Waiver of Venue. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 11.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.13 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Lender, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for either Loan Party or any of its Affiliates or any other Person and (B) the Lender has no obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties, and the Lender has no obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Reed Krakoff Investments LLC, as the Borrower

By:
Name:
Title:

Address:	510 West 34th Street
New York, NY 10001
	Attn:	Reed Krakoff
	Fax:	[__]

REED KRAKOFF, LLC, as the Guarantor

By:
Name:
Title:

Address:	510 West 34th Street
New York, NY 10001
	Attn:	Reed Krakoff
	Fax:	[__]

COACH, INC., as the Lender

By:
Name:
Title:

Address:	516 West 34th Street
New York, NY 10001
	Attn:	Todd Kahn, General Counsel and Executive Vice President
	Fax:	(212) 629-2398

EXHIBIT A

FORM OF BORROWING NOTICE

[Date]

To:	Coach, Inc.
as the Lender
Attn:
[address]
via e-mail:

Reference is made to the Loan and Security Agreement, dated as of August [___], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Reed Krakoff Investments LLC, as the borrower (the “Borrower”), Reed Krakoff LLC, as the Guarantor, and Coach, Inc. as the lender (the “Lender”). Each capitalized term used but not defined herein has the meaning ascribed to such term in the Credit Agreement.

Pursuant to Section 4.02(c) of the Credit Agreement, the undersigned, in its capacity as a Responsible Officer of the Borrower and not individually, hereby:

1.	gives you irrevocable notice on behalf of the Borrower that the Borrower hereby requests a Loan to be made to the Borrower, and sets forth below the information relating to such Loan (the “Requested Borrowing”) as required by the Credit Agreement:

(a)	The Business Day of the Requested Borrowing is [DATE];[1]

(b)	The aggregate principal amount of the Requested Borrowing is US$[_______];[2]

2.	Wire Instructions:	Name of Bank:

A/C No.:
ABA No:
Reference:

[1]	Borrowing Requests shall be received by the Lender no later than 12:00 noon (New York time) not less than five (5) Business Days preceding the date of the requested Loan.
[2]	Loans shall be in a principal amount equal to at least $2,500,000.

3.	certifies on behalf of the Borrower that both immediately before and after giving effect to the Advance to be made pursuant to the Requested Borrowing:

(a)	the representations and warranties of the Borrower set forth in Article V of the Credit Agreement or any other Loan Document will be true and correct in all material respects with the same effect as if then made (unless any representation and warranty (i) is stated to relate solely to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date and (ii) is qualified as to “materiality,” “Material Adverse Effect” or similar language, in which case such representation and warranty shall be true and correct (after giving effect to any qualification therein) in all respects on and as of such respective dates);

(b)	no Default exists, or would result from the Requested Borrowing;

(c)	the Maturity Date has not occurred; and

(d)	the Collateral is not subject to any Liens (other than in favor of the Lender);

4.	acknowledges on behalf of the Borrower that, pursuant to Section 4.02 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Requested Borrowing constitutes a representation and warranty by the Borrower that, on the date hereof, all statements set forth in Section 4.02 of the Credit Agreement are, and immediately before and after giving effect to the application of any proceeds of the Loan to be made pursuant to the Requested Borrowing, will be, true and correct in all material respects;

5.	agrees that if, prior to the time of the Requested Borrowing, any matter certified to herein by such Responsible Officer will not be true and correct at such time as if then made, he/she will immediately so notify the Lender. Unless the Lender shall have received written notice to the contrary from the undersigned prior to the time of the Requested Borrowing, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of the Requested Borrowing as if then made;

6.	certifies on behalf of the Borrower that the proceeds of the Requested Borrowing shall be used by the Borrower to (check as applicable)

☐        offset against Post-Closing Payments

☐        offset against Transition Payments

☐        make payments in the Ordinary Course of Business, provided that no portion of the Requested Borrowing shall be used to pay any one or more of the following (each, an “Impermitted Use of Proceeds”):

i.	any Restricted Payment,

ii.	any compensation or other payment to or for the benefit of RK,

iii.	any compensation or other payment to or for the benefit of VH, (other than ordinary (not bonus or special) compensation [not to exceed $[____] in the aggregate during any fiscal quarter).]

iv.	any fees, commissions or other payments made to, or fees, expenses or other amounts reimbursed or paid to or for the benefit of, in each case, any broker, banker, agent or other professional adviser, and/or their respective attorneys, accountants, or other advisers, in respect of any investment, acquisition, Disposition, debt or equity transaction.

7.	certifies on behalf of the Borrower that:

☐            in the case where the outstanding aggregate principal amount of the Loans is between $0 and $15,000,000:

prior to the incurrence of such Requested Borrowing and not including the amounts utilized pursuant to either the first or second election box of paragraph 6 above, the Borrower has utilized at least $15,000,000 of the initial $20,000,000 cash capital contribution in the Borrower by RK for general corporate purposes of the Borrower (for purposes of this certification, such utilization amount to be reduced by the amount, if any: (i) of any cash or cash equivalents returned or repaid to RK, whether in the form of loans, investment, advances or other payments and/or (ii) used for any Impermitted Use of Proceeds).

☐            in the case where the outstanding aggregate principal amount of the Loans exceeds $15,000,000 and is less than $20,000,000:

prior to the incurrence of such Requested Borrowing and not including the amounts utilized pursuant to either the first or second election box of paragraph 6 above, the Borrower has utilized all of the initial $20,000,000 cash capital contribution in the Borrower by RK for general corporate purposes of the Borrower (for purposes of this certification, such utilization amount to be reduced by the amount, if any: (i) of any cash or cash equivalents returned or repaid to RK, whether in the form of loans, investment, advances or other payments and/or (ii) used for any Impermitted Use of Proceeds).

8.	certifies on behalf of the Borrower that:

☐            VH is currently [_] the Chief Executive Officer or [_] the lead non-creative executive of the Borrower

OR

☐            VH is no longer employed by the Borrower and her position has been replaced with [insert name of new personnel] (the “New Personnel”). The New Personnel was the former [Chief Executive Officer]/[division president or the equivalent thereof] of [____], a major luxury accessory or [RTW] company (the “Previous Employment”) from [___] to [___], and during such time New Personnel exercised a substantially similar scope of responsibility and control at the Previous Employment as the scope of responsibility and control VH exercised as the Chief Executive Officer and/or the lead non-creative executive of the Borrower at the Closing Date and immediately thereafter.

9.	all information contained herein is true, correct and complete in all material respects as of the date thereof.

Reed Krakoff Investments LLC,
as Borrower

By:
Name:
Title:

EXHIBIT B

FORM OF COPYRIGHT AGREEMENT

Grant of Security Interest
in United States Copyrights

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Newco] [Reed Krakoff LLC], a Delaware limited liability company (the “Grantor”), having its chief executive office at [Pledgor Notice Address], hereby grants to Coach, Inc., as the Lender (the “Grantee”), with offices at [___], a security interest in all of the Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Copyright Collateral”), whether presently existing or hereafter arising or acquired:

(i)          the United States and foreign copyrights and any renewals thereof, including each Copyright listed on Schedule A hereto;

(ii)         all other United States and foreign Copyrights and any renewals thereof;

(iii)        each Copyright License with respect to any Copyright, including each such license listed on Schedule A hereto;

(iv)        all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, recordings, supplemental, derivative or collective work registrations and pending applications for registrations in the United States Copyright Office;

(v)         all Copyrights in computer programs, web pages, computer data bases and computer program flow diagrams, including all source codes and object codes related to any or all of the foregoing; and

(vi)        all products, proceeds and related accounts of the foregoing, including any claim by the Grantor against third parties for past, present or future infringement of any copyright or any copyright licensed under any copyright license, whether registered or not;

THIS GRANT is granted in conjunction with the security interests granted to the Grantee pursuant to the Loan and Security Agreement dated as of August [__], 2013, among the Grantor and the Grantee, as amended, modified or supplemented from time to time (the “Credit Agreement”). All defined terms not otherwise defined in this Grant shall have the meanings set forth in the Credit Agreement.

The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to those set forth in the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Credit Agreement, the provisions of the Credit Agreement shall govern.

THE GRANTOR authorizes and requests that the Register of Copyrights and any other applicable government officer record this Grant.

Exhibit B to Loan and Security Agreement

COPYRIGHTS AND COPYRIGHT APPLICATIONS

Document Number	Date	Title	Copyright Claimant	Country

COPYRIGHT LICENSES

Licensor	Licensee	Document Number(s)	Date

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the _____ day of August, 2013.

Reed Krakoff Investments LLC, as Grantor

By:
Name:
Title:

COACH, INC., as Grantee

By:
Name:
Title:

Exhibit B to Loan and Security Agreement

EXHIBIT C

FORM OF PATENT AGREEMENT

GRANT OF SECURITY INTEREST

IN UNITED STATES PATENTS

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Newco] [Reed Krakoff LLC], a Delaware limited liability company (the “Grantor”), having its chief executive office at [Pledgor Notice Address], hereby grants to Coach, Inc., as the Lender, (the “Grantee”), with offices at [___], a security interest in all of the Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Patent Collateral”), whether presently existing or hereafter arising or acquired:

(i)          each United States patent and patent application, including each Patent referred to on Schedule A hereto;

(ii)         each Patent License with respect to any Patent, including each Patent License listed on Schedule A hereto; and

(iii)        all products and proceeds of the foregoing, including any claim by the Grantor against third parties for past, present or future infringement of any Patent, including any Patent listed on Schedule A hereto, or under any Patent licensed under any Patent License, including any such Patent License listed on Schedule A hereto, or for injury to the goodwill associated with any License therefor or thereto;

THIS GRANT is granted in conjunction with the security interests granted to the Grantee pursuant to the Loan and Security Agreement among the Grantor and the Grantee and certain other parties, as amended, modified or supplemented from time to time (the “Credit Agreement”). All defined terms not otherwise defined in this Grant shall have the meanings sets forth in the Credit Agreement.

The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to those set forth in the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Credit Agreement, the provisions of the Credit Agreement shall govern.

THE GRANTOR authorizes and requests that the Commissioner of Patents and Trademarks and any other applicable government officer record this Grant.

[remainder of page intentionally left blank]

Exhibit C to Loan and Security Agreement

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the _____ day of August, 2013.

Reed Krakoff Investments LLC, as Grantor

By:
Name:
Title:

COACH, INC., as Grantee

By:
Name:
Title:

Exhibit C to Loan and Security Agreement

Schedule A to Patent Agreement

PATENTS AND PATENT APPLICATIONS

Serial No. or Patent No.	Date	Issue Title	Inventor	Country	Patent Holder

PATENT LICENSES

Licensor	Licensee	Patent Number(s)	Date

Exhibit C to Loan and Security Agreement

EXHIBIT D

FORM OF TRADEMARK AGREEMENT

Grant of Security Interest

in United States Trademarks

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Newco] [Reed Krakoff LLC], a Delaware limited liability company (the “Grantor”), having its chief executive office at [Pledgor Notice Address], hereby grants to Coach, Inc., as the Lender, (the “Grantee”), with offices at [___], a security interest in all of the Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Trademark Collateral”), whether presently existing or hereafter arising or acquired:

(i)          each United States trademark, trademark registration and trademark application, and all of the goodwill of the business connected with the use of, and symbolized by, each trademark, trademark registration and trademark application, including each Trademark referred to in Schedule A hereto;

(ii)         each Trademark License with respect to any Trademark, including each Trademark License referred to in Schedule A hereto; and

(iii)        all products and proceeds of the foregoing, including any claim by the Grantor against third parties for past, present or future infringement or dilution of any Trademark, including any Trademark listed on Schedule A hereto, or under any Trademark licensed under any Trademark License, including any such Trademark License listed on Schedule A hereto, or for injury to the goodwill associated with any Trademark or License therefor or thereto;

THIS GRANT is granted in conjunction with the security interests granted to the Grantee pursuant to the Loan and Security Agreement among the Grantor and the Grantee and certain other parties, as amended, modified or supplemented from time to time (the “Credit Agreement”). All defined terms not otherwise defined in this Grant shall have the meanings sets forth in the Credit Agreement.

The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to those set forth in the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Credit Agreement, the provisions of the Credit Agreement shall govern.

THE GRANTOR authorizes and requests that the Commissioner of Patents and Trademarks and any other applicable government officer record this Grant.

[remainder of page intentionally left blank]

Exhibit D to Loan and Security Agreement

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the _____ day of August, 2013.

Reed Krakoff Investments LLC, as Grantor

By:
Name:
Title:

COACH, INC., as Grantee

By:
Name:
Title:

Exhibit D to Loan and Security Agreement

Schedule A to Patent Agreement

TRADEMARKS

Registration No.	Country	Issue Date	Mark

TRADEMARK APPLICATIONS

Serial No.	Country	Filing Date	Mark

TRADEMARK LICENSES

Grantor	Serial or Registration No.	Country	Issue or Filing Date	Mark

Exhibit D to Loan and Security Agreement

EXHIBIT F

Form of U.S. Patent Assignment

EXECUTION VERSION

PATENT ASSIGNMENT

This PATENT ASSIGNMENT (the “Assignment”) dated as of August 30, 2013 (the “Effective Date”), is entered into by and between Coach, Inc., a Maryland Corporation (“Assignor”), and Reed Krakoff LLC, a Delaware Limited Liability Company (“Assignee”).

WITNESSETH:

WHEREAS, Assignor and Reed Krakoff International LLC (“International LLC”) have entered into an Asset Purchase Agreement, dated July 29, 2013, (the “APA”), pursuant to which Assignor has agreed to sell, and International LLC has agreed to purchase, the patents and patent applications owned by the Assignor and its subsidiaries identified and set forth on Schedule A attached hereto (such patents and patent applications, the “Transferred Patents”); and

WHEREAS, pursuant to and subject to the terms and conditions of the APA, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, all of its right, title and interest in and to the Transferred Patents.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained in this Assignment and in the APA, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Assignment. Pursuant to and subject to the terms and conditions of the APA, Assignor, as of the Effective Date, hereby irrevocably assigns to Assignee, and Assignee hereby accepts, all of Assignor’s right, title, and interest in and to the Transferred Patents, including the designs and inventions claimed therein and any reissues, reexamination, divisions, continuations, continuations-in-part, extensions and counterparts of such Transferred Patents already granted and which may be granted, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns and other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made, together with (A) the right to prosecute, maintain and defend the Transferred Patents before any public or private agency, office or registrar including by filing reissues, reexaminations, divisions, continuations, continuations-in-part, substitutes, extensions and all other applications relating to the Transferred Patents; (B) the right, if any, to claim priority based on the filing dates of any of the Transferred Patents under the International Convention for the Protection of Industrial Property, the Patent Cooperation Treaty, the European Patent Convention, the Paris Convention, and all other treaties of like purposes; and (C) all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Transferred Patents, including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, (iii) any other remedies of any kind (in each of cases (i), (ii) and (iii) for past, current and future infringement), (iv) all rights to collect royalties and other payments under or on account of any of the Transferred Patents and (v) and the right to fully and entirely stand in the place of Assignor in all matters related thereto.

2.            Cooperation. At Assignee’s cost, Assignor shall take reasonable actions and execute and deliver documents that Assignee may reasonably request to effect the terms of this Assignment and to perfect Assignee’s title in and to those Transferred Patents assigned to it hereunder.

3.            Recordation. Assignee shall be solely responsible for all actions and all costs whatsoever, including but not limited to taxes, attorneys’ fees and patent office fees in any jurisdiction, associated with the perfection of Assignee’s right, title and interest in and to the Transferred Patents and recordation and/or registration of this Assignment or any other document evidencing the assignment to Assignee of the Transferred Patents. The Assignor hereby authorizes the Director of Patents and Trademarks in the United States Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign countries or multinational authorities, to record Assignee as the assignee and owner of the Transferred Patents and to deliver to Assignee, and to Assignee’s attorneys, agents, successors or assigns, all official documents and communications as may be warranted by this Assignment, including but not limited to issuing any and all Letters Patents of the United States (or corresponding documents in any applicable foreign countries) on inventions or designs claimed in the Transferred Patents.

1

4.            Governing Law. This Assignment shall be governed by the governing law and venue provisions of Sections 11.3 and 11.11 of the APA.

5.            General Provisions. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Assignment by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Assignment. This Assignment, along with its Schedule and the APA and its Schedules and Exhibits, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between and among the parties with respect hereto. This Assignment may not be supplemented, altered or modified in any manner except by a writing signed by all parties hereto. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions. This Assignment is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed by their respective duly authorized representatives as of the Effective Date.

Assignor

By
Coach, Inc.
Name:
Title:

State of ___________	)
ss.:
County of _________	)

On the ___ day of ______ in the year _____ before me, the undersigned, a Notary Public in and for said State, personally appeared, _________________personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is signed on the preceding instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which this individual acted, executed the instrument.

Notary Public

My commission expires: _______________

Dated: __________

[Signature Page to United States Patent Assignment]

Assignee

By
Reed Krakoff LLC
Name:
Title:

[Signature Page to United States Patent Assignment]

Schedule A

Transferred Patents

1.	United States- “Bag” (Application Number 29/430,959; Application Date 08/31/12)

2.	See attached.

Registered Design Records By Country with Drawing

Short Title Owner Country Filing Date Serial No. Status Agent

Type Of Registered Design Client File Reference Issue Date Issue No. Sub Status Expiration Date

Reed Krakoff Jewelry Reed Krakoff Jewelry Reed Krakoff LLC China Aug 16 2010 201030277186.8 Registered

National 37 May 25 2011 ZL201030277186.8 Aug 15 2020 RK Boxer Bag

RK Boxer Bag Reed Krakoff LLC China Aug 16 2010 201030277130.2 Registered

National 38 Mar 2 2011 ZL201030277130.2 Aug 15 2020 RK Cut Out Heel

RK Cut Out Heel Reed Krakoff LLC China Feb 15 2012 201230028542.1 Registered

National 28 Nov 22 2012 ZL201230028542.1 Feb 15 2022 RK Embossed Tote Bag

RK Embossed Tote Bag Reed Krakoff LLC China Aug 16 2010 201030277128.5 Registered

National 40 Feb 9 2011 ZL201030277128.5 Aug 15 2020 RK Hardware Closure

RK Hardware Closure Reed Krakoff LLC China Aug 16 2010 201030277129.X Registered

National 41 Feb 9 2011 ZL201030277129.X Aug 15 2020 RK Ribbon Bag

RK Ribbon Bag Reed Krakoff LLC China Aug 16 2010 201030276926.6 Registered

National 39 Feb 9 2011 ZL201030276926.6 Aug 15 2020 Reed Krakoff Jewelry

Reed Krakoff Jewelry Reed Krakoff LLC Japan Aug 5 2010 2010-19152 Registered

National 43 Jan 21 2011 1408027 Jan 21 2031 RK Boxer Bag

RK Boxer Bag Reed Krakoff LLC Japan Aug 16 2010 2010-19804 Registered

National 35 Jun 3 2011 1417883 Jun 3 2031 RK Embossed Tote Bag

RK Embossed Tote Bag Reed Krakoff LLC Japan Aug 16 2010 2010-19806 Registered

National 34 Jun 3 2011 1417884 Jun 3 2031 Page 1 / 3

RK Hardware Closure RK Hardware Closure Reed Krakoff LLC Japan Aug 16 2010 201019805 Registered

National 30 Oct 21 2011 1427740 Oct 21 2031 RK Ribbon Bag

RK Ribbon Bag Reed Krakoff LLC Japan Aug 16 2010 2010-19803 Registered

National 36 Jun 3 2011 1417882 Jun 3 2031 Reed Krakoff Jewelry

Reed Krakoff Jewelry Reed Krakoff LLC Republic of Korea (South) Aug 16 2010 2010-35538 Registered

National 29 Nov 17 2011 300622282 Nov 17 2026 RK Boxer Bag RK Boxer Bag Reed Krakoff LLC

Republic of Korea (South) Aug 13 2010 2010-35259 Registered

National 32 Jul 15 2011 30-0606575 Jul 15 2026 RK Embossed Tote Bag RK Embossed Tote Bag Reed Krakoff LLC

Republic of Korea (South) Aug 13 2010 2010-35255 Registered National 31 Jul 15 2011 30-0606586 Jul 15 2026

RK Hardware Closure RK Hardware Closure Reed Krakoff LLC Republic of Korea (South) Aug 13 2010 2010-35257 Registered

National 33 Jul 22 2011 30-0607347 Jul 22 2026 RK Ribbon Bag RK Ribbon Bag Reed Krakoff LLC Republic of Korea

(South) Aug 16 2010 2010-35253 Pending National 42 Reed Krakoff Jewelry Reed Krakoff Jewelry Reed Krakoff LLC

United States of America Nov 4 2009 29/346,653 Registered National 18 Feb 15 2011 D632,603 Feb 15 2025

RK Boxer Bag RK Boxer Bag Reed Krakoff LLC United States of America Feb 16 2010 29/355,865 Registered

National 6 Oct 19 2010 D625,516 Oct 19 2024 Page 2 / 3

RK Cut Out Heel RK Cut Out Heel Reed Krakoff LLC United States of America Aug 16 2011 29/374,464 Registered

National 26 Feb 26 2013 D676,638 RK Embossed Tote Bag RK Embossed Tote Bag Reed Krakoff LLC

United States of America Feb 16 2010 29/355,866 Registered

National 21 Sep 28 2010 D624,311 Sep 28 2024 RK Hardware Closure RK Hardware Closure Reed Krakoff LLC

United States of America Feb 16 2010 29/355,867 Registered

National 14 Sep 21 2010 D623,986 Sep 21 2024 RK Perfume Bottle RK Perfume Bottle Reed Krakoff LLC

United States of America Sep 23 2010 29/375,507 Registered

National 23 Aug 2 2011 D642,476 Aug 2 2025 RK Ribbon Bag RK Ribbon Bag Reed Krakoff LLC

United States of America Feb 16 2010 29/355,863 Registered

National 20 Nov 2 2010 D626,330 Nov 2 2024 RK Ribbon Satchel RK Ribbon Satchel Reed Krakoff LLC

United States of America Aug 25 2010 29/368,548 Registered

National 22 Mar 1 2011 D633,293 Mar 1 2025

TM☐ Administrator - END OF REPORT IPPO WebTMS: printed Apr 24 2013 8:48 Page 3 / 3

EXHIBIT G

Form of U.S. Trademark Assignment

EXECUTION VERSION

TRADEMARK ASSIGNMENT

This TRADEMARK ASSIGNMENT, effective as of August 30, 2013 (“Effective Date”), is between Coach, Inc., a Maryland Corporation (“Assignor”) and Reed Krakoff LLC, a Delaware Limited Liability Company (“Assignee”).

WHEREAS, Assignor and Reed Krakoff International LLC (“International LLC”) have entered into an Asset Purchase Agreement, dated July 29, 2013, (the “APA”), pursuant to which Assignor has agreed to sell, and International LLC has agreed to purchase the trademarks and service marks listed on Schedule A (collectively, the “Transferred Marks”), and all goodwill associated therewith; and

WHEREAS, pursuant to and subject to the terms and conditions of the APA, Assignor agrees to assign to Assignee, and Assignee wishes to acquire from Assignor, Assignor’s entire right, title and interest in the Transferred Marks, and all goodwill associated therewith or symbolized thereby;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained in this Trademark Assignment and in the APA, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Assignment. Pursuant to and subject to the terms and conditions of the APA, Assignor, as of the Effective Date, hereby irrevocably assigns, transfers, sells and conveys to Assignee, its successors and assigns, Assignor’s entire right, title and interest in and to the Transferred Marks, and any renewals thereof, all registrations that have been or may be granted thereon, all common law rights thereto and all goodwill associated therewith or symbolized thereby, together with all income, royalties, damages and payments now or hereafter due or payable with respect to the Transferred Marks, all causes of action (in law and/or equity), the right to sue, counterclaim and recover for past, present and future infringement, misappropriation, dilution and/or other violation of the rights assigned to Assignee hereunder, all rights to recover damages or lost profits in connection therewith and all other rights corresponding thereto throughout the respective countries where Assignor holds rights in the Transferred Marks.

2.           Cooperation. At Assignee’s cost, Assignor shall take reasonable actions and execute and deliver documents that Assignee may reasonably request to effect the terms of this Trademark Assignment and to perfect Assignee’s title in and to those Transferred Marks assigned to it hereunder.

3.           Recordation. Assignee shall be solely responsible for all actions and all costs whatsoever, including but not limited to taxes, attorneys’ fees and trademark office fees in any jurisdiction, associated with the perfection of Assignee’s right, title, and interest in and to the Transferred Marks and recordation and/or registration of this Trademark Assignment or any other document evidencing the assignment to Assignee of the Transferred Marks. The Assignor hereby authorizes the Director of Patents and Trademarks in the United States Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign countries or multinational authorities, to record Assignee as the assignee and owner of the Transferred Marks and to deliver to Assignee, and to Assignee’s attorneys, agents, successors or assigns, all official documents and communications as may be warranted by this Trademark Assignment.

4.           Governing Law. This Trademark Assignment shall be governed by the governing law and venue provisions of Sections 11.3 and 11.11 of the APA.

5.           General Provisions. This Trademark Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Trademark Assignment by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Trademark Assignment. This Trademark Assignment, along with its Schedule and the APA and its Schedules and Exhibits, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between and among the parties with respect hereto. This Trademark Assignment may not be supplemented, altered or modified in any manner except by a writing signed by all parties hereto. The failure of any party to enforce any terms or provisions of this Trademark Assignment shall not waive any of its rights under such terms or provisions. This Trademark Assignment is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed by their respective duly authorized representatives as of the Effective Date.

Assignor

By
Coach, Inc.
Name:
Title:

State of ___________	)
ss.:
County of _________	)

On the ___ day of ______ in the year _____ before me, the undersigned, a Notary Public in and for said State, personally appeared, _________________personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is signed on the preceding instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which this individual acted, executed the instrument.

Notary Public

My commission expires: _______________

Dated: __________

[Signature Page to United States Trademark Assignment]

Assignee

By:
Reed Krakoff LLC
Name:
Title:

[Signature Page to United States Trademark Assignment]

Schedule A

Trademarks

1.	See attached.

2.	The following:

Trademark	Jurisdiction	Serial No.	Registration No.	Owner	Status
REED KRAKOFF	U.S.	77684025	N/A	Reed Krakoff LLC	Abandoned
RK	U.S.	77981956	4039244	Reed Krakoff LLC	Registered
RK (Round Logo)	U.S.	77678215	N/A	Reed Krakoff LLC	Abandoned
RK (Round Logo)	U.S.	77978290	N/A	Reed Krakoff LLC	Abandoned
RK (Square Logo)	U.S.	77978289	N/A	Reed Krakoff LLC	Abandoned
REED	U.S.	77679400	N/A	Reed Krakoff LLC	Abandoned
REED	U.S.	77978729	N/A	Reed Krakoff LLC	Abandoned
REED	U.S.	77843189	N/A	Reed Krakoff LLC	Abandoned
REED	U.S.	77679405	N/A	Reed Krakoff LLC	Abandoned

Trademark Records By Country

Owner Trademark Country Application No. Registration No Registration Date Classes Status

Canada Reed Krakoff LLC REED KRAKOFF

Canada 1476887 844569 Feb 25 2013 Registered

Reed Krakoff LLC RK Canada 1476891 844508 Feb 25 2013 Registered

Reed Krakoff LLC RK ROUND DESIGN Canada 1476958 844504 Feb 25 2013 Registered

Reed Krakoff LLC RK SQUARE DESIGN Canada 1476885 844568 Feb 25 2013 Registered

China Reed Krakoff LLC REED KRAKOFF

China 1014997 1014997 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered

Reed Krakoff LLC RK China 1012301 1012301 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered

Reed Krakoff LLC RK China 1012302 1012302 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered

CTM Reed Krakoff LLC REED KRAKOFF

CTM 1014997 1014997 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered

Reed Krakoff LLC RK CTM 1012301 1012301 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered

Reed Krakoff LLC RK CTM 1012302 1012302 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered

Japan Reed Krakoff LLC REED KRAKOFF

Japan 1014997 1014997 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered Page 1 / 3

Reed Krakoff LLC RK Japan 1012301 1012301 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered

Reed Krakoff LLC RK Japan 1012302 1012302 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered

Republic of Korea (South) Reed Krakoff LLC REED KRAKOFF Republic of Korea (South)

1014997 1014997 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered Reed Krakoff LLC RK Republic of Korea (South)

1012301 1012301 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered Reed Krakoff LLC RK Republic of Korea (South)

1012302 1012302 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered

United States of America Reed Krakoff LLC 510 United States of America 77948283 4183680 Jul 31 2012 18 Registered

Reed Krakoff LLC BOXER United States of America 85337914 4192920 Aug 21 2012 18 Registered

Reed Krakoff LLC REED KRAKOFF United States of America

77843194 4,42 Pending Reed Krakoff LLC REED KRAKOFF United States of America

77981771 3971649 May 31 2011 3,9,14,18,25,35 Registered Reed Krakoff LLC REED KRAKOFF United States of America

77982793 4,096,677 Feb 7 2012 25 Registered Reed Krakoff LLC REED KRAKOFF United States of America

77983057 4191083 Aug 14 2012 9 Registered Reed Krakoff LLC RIBBON United States of America

77910608 3932374 Mar 15 2011 18 Registered RK Page 2 / 3

Reed Krakoff LLC United States of America 77948275 3,25 Pending

Reed Krakoff LLC RK United States of America

77983309 4258045 Dec 11 2012 9,14,18 Registered

Reed Krakoff LLC RK United States of America

77983310 4258046 Dec 11 2012 9,14,18,21,25,35 Registered

Reed Krakoff LLC RK (Square Logo) United States of America

77678206 3971045 May 31 2011 3 Registered

WIPO Reed Krakoff LLC REED KRAKOFF WIPO 1014997 1014997 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered

Reed Krakoff LLC RK WIPO 1012301 1012301 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered

Reed Krakoff LLC RK WIPO 1012302 1012302 Jul 28 2009 3,9,14,16,18,20,21,24,25,35,43 Registered

TM Administrator - END OF REPORT IPPO WebTMS: printed Apr 24 2013 8:42 Page 3 / 3

EXHIBIT H

Form of U.S. Copyright Assignment

EXECUTION VERSION

COPYRIGHT ASSIGNMENT

THIS COPYRIGHT ASSIGNMENT (the “Assignment”) dated as of August 30, 2013 (the “Effective Date”), is made by and between Coach, Inc., a Maryland Corporation (“Assignor”), and Reed Krakoff LLC, a Delaware Limited Liability Company (“Assignee”).

RECITALS

WHEREAS, Assignor and Reed Krakoff International LLC (“International LLC”) have entered into an Asset Purchase Agreement, dated July 29, 2013 (the “APA”; terms used in this Assignment and not herein defined shall have the meanings set forth in the APA), pursuant to which the Assignor has agreed to sell, and International LLC has agreed to purchase, all of Assignor’s right, title and interest in and to the copyright registrations and applications to register set forth in Schedule A, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction, (such copyrights, collectively, the “Transferred Copyrights”);

WHEREAS, pursuant to and subject to the terms and conditions of the APA, Assignor agrees to assign to Assignee, and Assignee wishes to acquire from Assignor, all of Assignor’s right, title and interest in and to the Transferred Copyrights; and

WHEREAS, the parties wish to execute this recordable instrument, assigning all of Assignor’s right, title and interest in and to the Transferred Copyrights to Assignee;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained in this Assignment and in the APA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.           Assignment. Pursuant to and subject to the terms and conditions of the APA, Assignor, as of the Effective Date, hereby irrevocably assigns, transfers, sells and conveys to Assignee, its successors and assigns, all of Assignor’s entire right, title and interest in and to: the Transferred Copyrights, together with all rights derived therefrom, including statutory and/or common law and unregistered rights, the same to be held and enjoyed by Assignee for its own use and enjoyment and the use and enjoyment of its successors and assigns to the end of the term or terms for which the Transferred Copyrights are granted or reissued or extended as fully and entirely as the same would have been held and enjoyed by Assignors if this assignment had not been made, and in and to all income, royalties, damages and payments now or hereafter due or payable with respect to the Transferred Copyrights, including in and under all causes of action (either in law or in equity), together with the right to sue and recover damages for future, present and past infringements of the Transferred Copyrights;

2.           Further Cooperation. At Assignee’s sole cost and expense, Assignor shall take reasonable actions and execute and deliver documents that Assignee may reasonably request to effect the terms of this Assignment and to perfect Assignee’s title in and to the Transferred Copyrights assigned to it hereunder.

3.           Recordation. Assignee shall be solely responsible for all actions and all costs and expenses whatsoever, including but not limited to taxes, attorneys’ fees and copyright office fees in any jurisdiction, associated with the perfection of Assignee’s right, title and interest in and to the Transferred Copyrights and recordation and/or registration of this Assignment or any other document evidencing the assignment to Assignee of the Transferred Copyrights. The Assignor hereby authorizes the Register of Copyrights of the United States, and any official of any country foreign to the United States whose duty it is to register copyrights, to record this assignment and quitclaim and to issue Certificates of Copyright in the Transferred Copyrights to Assignee, its successors, legal representatives and assigns.

5.           Governing Law. This Assignment shall be governed by the governing law and venue provisions of Sections 11.3 and 11.11 of the APA.

6.           General Provisions. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Assignment by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Assignment. This Assignment and its Exhibits, and the APA and its Schedules and Exhibits, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between and among the parties with respect hereto. This Assignment may not be supplemented, altered or modified in any manner except by a writing signed by all parties hereto. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions. This Assignment is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed by their respective duly authorized representatives as of the Effective Date.

Assignor

By
Coach, Inc.
Name:
Title:

State of ___________	)
ss.:
County of _________	)

On the ___ day of ______ in the year _____ before me, the undersigned, a Notary Public in and for said State, personally appeared, _________________personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is signed on the preceding instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which this individual acted, executed the instrument.

Notary Public

My commission expires: _______________

Dated: __________

[Signature Page to United States Copyright Assignment]

Assignee

By
Reed Krakoff LLC
Name:
Title:

[Signature Page to United States Copyright Assignment]

Schedule A

Transferred Copyrights

1.	United States - Reed Krakoff RK square and round logo, VA 1-699-938

2.	See attached

REED KRAKOFF LLC COPYRIGHTS

Owner	Owner Country	Title of Work	Yr. Completed	Type of Work	Registration Date	Registration Number
Reed Krakoff LLC	United States	Reed Scrawl A	2009	Work of the Visual Arts	25-Aug-09	VAu 996-288
Reed Krakoff LLC	United States	Reed Scrawl B	2009	Work of the Visual Arts	25-Aug-09	VAu 1-037-283
Reed Krakoff LLC	United States	Reed Feathers	2009	Work of the Visual Arts	25-Aug-09	VAu 996-292
Reed Krakoff LLC	United States	Reed Jewel	2009	Work of the Visual Arts	25-Aug-09	VAu 996-289
Reed Krakoff LLC	United States	Reed Stripe	2009	Work of the Visual Arts	26-Aug-09	VAu 996-287
Reed Krakoff LLC	United States	Reed Bubbles	2009	Work of the Visual Arts	26-Aug-09	VAu 996-286
Reed Krakoff LLC	United States	Reed Blocks Grey	2009	Work of the Visual Arts	26-Aug-09	VAu 996-282
Reed Krakoff LLC	United States	Reed Beast	2009	Work of the Visual Arts	25-Aug-09	VAu 996-293
Reed Krakoff LLC	United States	Reed Abstract	2009	Work of the Visual Arts	25-Aug-09	VAu 996-294
Reed Krakoff LLC	United States	Reed Blocks	2009	Work of the Visual Arts	26-Aug-09	VAu 996-279
Reed Krakoff LLC	United States	Reed Krakoff Round Logo et. al	2009	Work of the Visual Arts	19-Jan-10	VAu 1-699-938
Reed Krakoff LLC	United States	Reed Krakoff Logo Jewelry Logo Icon	2009	Work of the Visual Arts	19-Jan-10	VAu 1-012-028
Reed Krakoff LLC	United States	Reed Krakoff Torn Pattern	2009	Work of the Visual Arts	19-Jan-10	VAu 1-011-915
Reed Krakoff LLC	United States	Reed Krakoff Chained	2009	Work of the Visual Arts	19-Jan-10	VAu 1-012-169
Reed Krakoff LLC	United States	Reed Krakoff Robot Icon and Half Drop Collection	2009	Work of the Visual Arts	19-Jan-10	VAu 1-011-921
Reed Krakoff LLC	United States	Reed Krakoff Brushes Collection	2009	Work of the Visual Arts	19-Jan-10	VAu 1-012-158
Reed Krakoff LLC	United States	Reed Krakoff Deco and Distressed Stripe Collection	2009	Work of the Visual Arts	19-Jan-10	VAu 1-012-018
Reed Krakoff LLC	United States	Reed Krakoff Broken Glass Collection	2009	Work of the Visual Arts	19-Jan-10	VAu 1-012-168
Reed Krakoff LLC	United States	Reed Krakoff Glass Collection	2009	Work of the Visual Arts	19-Jan-10	VAu 1-011-914
Reed Krakoff LLC	United States	Reed Krakoff Jumble Name Pattern	2009	Work of the Visual Arts	19-Jan-10	VAu 1-012-303
Reed Krakoff LLC	United States	Reed Krakoff Angles Pattern	2009	Work of the Visual Arts	19-Jan-10	VAu 1-011-908
Reed Krakoff LLC	United States	Reed Krakoff Prints Deck - Pre-Spring 2011	2010	Work of the Visual Arts	17-Mar-10	VAu 1-017-124
Coach, Inc.	United States	Reed Krakoff Prints Deck No. 2- Pre-Spring 2011 (B)	2010	Work of the Visual Arts	30-Mar-10	VAu 1-018-790
Coach, Inc.	United States	Reed Krakoff Reed Tape Logo Nubby	2010	Work of the Visual Arts	28-Oct-10	VAu 1-045-291
Coach, Inc.	United States	Reed Krakoff Reed Deconstructed	2010	Work of the Visual Arts	28-Oct-10	VAu 1-045-290
Coach, Inc.	United States	Reed Krakoff Big Knit Collection	2010	Work of the Visual Arts	28-Oct-10	VAu 1-045-289
Coach, Inc.	United States	Reed Krakoff Broken Dot Collection	2010	Work of the Visual Arts	28-Oct-10	VAu 1-045-292
Coach, Inc.	United States	Reed Krakoff Reed Chalk Stripe Collection	2010	Work of the Visual Arts	28-Oct-10	VAu 1-045-293
Reed Krakoff LLC	United States	Reed Krakoff Micro Stripe Caspian	2012	Work of the Visual Arts	8-Aug-12	VAu 1-106-420
Reed Krakoff LLC	United States	Reed Krakoff Stripe Decoy	2012	Work of the Visual Arts	8-Aug-12	VAu 1-106-422
Reed Krakoff LLC	United States	Reed Krakoff Machine Logo	Rejected by U.S. Copyright Office

EXHIBIT I

Form of Domain Name Assignment

EXECUTION VERSION

DOMAIN NAME ASSIGNMENT

This DOMAIN NAME ASSIGNMENT (“Assignment”) dated as of August 30, 2013 (the “Effective Date”), is made by and between Coach, Inc., a Maryland Corporation (“Assignor”), and Reed Krakoff International LLC, a Delaware Limited Liability Company (“Assignee”).

WITNESSETH:

WHEREAS, Assignor and Assignee have entered into an Asset Purchase Agreement, dated July 29, 2013 (the “APA”), pursuant to which Assignor has agreed to sell, and Assignee has agreed to purchase all of Assignor’s right, title and interest in and to the domain name registrations listed in Schedule A (collectively, the “Domain Names”); and

WHEREAS, pursuant to and subject to the terms and conditions of the APA, Assignor agrees to assign to Assignee, and Assignee wishes to acquire from Assignor, Assignor’s entire right, title and interest in the Domain Names;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained in this Assignment and in the APA, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Assignment. Pursuant to and subject to the terms and conditions of the APA, Assignor, as of the Effective Date, hereby irrevocably assigns, transfers, sells and conveys to Assignee, its successors and assigns, and Assignee hereby accepts, Assignor’s entire right, title and interest in, to and under the Domain Names, together with all rights derived therefrom, including statutory and contractual rights, all registrations that have been or may be granted thereon, all applications for registrations thereof, the same to be held and enjoyed by Assignee for its own use and enjoyment and the use and enjoyment of its successors and assigns to the end of the term or terms for which the Domain Names are granted or reissued or extended as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made and in and to all income, royalties, damages and payments now or hereafter due or payable with respect to the Domain Names, including in and under all causes of action (either in law or in equity). For the avoidance of doubt, Buyer shall be responsible for all costs and expenses related to the extension or renewal of terms of the Domain Names following the Closing.

2.            Cooperation. At Assignee’s sole cost and expense, Assignor shall take reasonable actions and execute and deliver documents that Assignee may reasonably request to effect the terms of this Assignment and to assist Assignee in changing the technical and administrative contact information for the Domain Names with the applicable domain name registrars to such information of Assignee’s choice (including, without limitation, by delivering to Assignee any and all applicable user names and passwords for any accounts related to the Domain Names to enable Assignee to assume control of the Domain Names) and to execute and deliver any and all affidavits, testimonies, declarations, oaths, samples, exhibits, specimens and other documentation as may be reasonably required to effect the terms of this Assignment.

1

4.            Governing Law. This Assignment shall be governed by the governing law and venue provisions of Sections 11.3 and 11.11 of the APA.

5.            General Provisions. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Assignment by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Assignment. This Assignment, along with its Schedule and the APA and its Schedules and Exhibits, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between and among the parties with respect hereto. This Assignment may not be supplemented, altered, or modified in any manner except by a writing signed by all parties hereto. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions. This Assignment is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

Remainder of this page intentionally left blank

2

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed by its respective duly authorized representative as of the Effective Date.

Assignor

By
Coach, Inc.
Name:
Title:

Assignee

By
Reed Krakoff International LLC
Name:
Title:

[Signature Page to Domain Name Assignment]

3

STATE OF ____________	)
) ss
COUNTY OF __________	)

On this _____th day of August 2013, before me, the undersigned, a notary public in and for said state and county, personally appeared ___________________, personally known to me (or proved to me on the basis of satisfactory evidence), to be the individual who executed the foregoing instrument on behalf of _________________________ as the _____________________ of such company and acknowledged to me that the execution and delivery of said instrument was duly authorized by said company.

Notary Public

(Affix Seal Below)

[Domain Name Assignment]

STATE OF ____________	)
) ss
COUNTY OF __________	)

On this ____th day of August 2013, before me, the undersigned, a notary public in and for said state and county, personally appeared ___________________, personally known to me (or proved to me on the basis of satisfactory evidence), to be the individual who executed the foregoing instrument on behalf of ______________________________ as the _____________________ of such company and acknowledged to me that the execution and delivery of said instrument was duly authorized by said company.

Notary Public

(Affix Seal Below)

[Domain Name Assignment]

Schedule A

Domain Names

URL	Registrar	TLD
reedkrakoff.com	K. Maloney is administrator	gTLD
READCRACOF.COM	GoDaddy	gTLD
READCRACOFF.COM	GoDaddy	gTLD
READCRECOF.COM	GoDaddy	gTLD
READCRECOFF.COM	GoDaddy	gTLD
READKRAKOF.COM	GoDaddy	gTLD
READKRAKOFF.COM	GoDaddy	gTLD
READKREKOF.COM	GoDaddy	gTLD
RIDCRACOF.COM	GoDaddy	gTLD
RIDCRACOFF.COM	GoDaddy	gTLD
RIDCRECOF.COM	GoDaddy	gTLD
RIDCRECOFF.COM	GoDaddy	gTLD
RIDKRAKOF.COM	GoDaddy	gTLD
RIDKRAKOFF.COM	GoDaddy	gTLD
RIDKREKOF.COM	GoDaddy	gTLD
RIDKREKOFF.COM	GoDaddy	gTLD
RKCHILD.COM	GoDaddy	gTLD
RKFACTORY.COM	GoDaddy	gTLD
RKFACTORYONLINE.COM	GoDaddy	gTLD
RKMENS.COM	GoDaddy	gTLD
RKXXX.COM	GoDaddy	gTLD
READKREKOFF.COM	GoDaddy	gTLD
REDCRACOF.COM	GoDaddy	gTLD
REDCRACOFF.COM	GoDaddy	gTLD
REDCRECOF.COM	GoDaddy	gTLD
REDKCRECOFF.COM	GoDaddy	gTLD
REDKRAKOF.COM	GoDaddy	gTLD
REDKRAKOFF.COM	GoDaddy	gTLD
REDKREKOF.COM	GoDaddy	gTLD
REDKREKOFF.COM	GoDaddy	gTLD
REED-KRAKOF.COM	GoDaddy	gTLD
REEDCRACOF.COM	GoDaddy	gTLD
REEDCRACOFF.COM	GoDaddy	gTLD
REEDCRECOF.COM	GoDaddy	gTLD
REEDCRECOFF.COM	GoDaddy	gTLD
REEDKRACKOF.COM	GoDaddy	gTLD
REEDKRACKOFF.COM	GoDaddy	gTLD
REEDKRAKOF.COM	GoDaddy	gTLD
REEDKRAKOFF-FACTORY.COM	GoDaddy	gTLD
REEDKRAKOFF-OUTLET.COM	GoDaddy	gTLD
REEDKRAKOFFCHILD.COM	GoDaddy	gTLD
REEDKRAKOFFFACTORY.COM	GoDaddy	gTLD
REEDKRAKOFFFACTORYONLINE.COM	GoDaddy	gTLD
REEDKRAKOFFKIDS.COM	GoDaddy	gTLD
REEDKRAKOFFMENS.COM	GoDaddy	gTLD
REEDKRAKOFFOUTLET.COM	GoDaddy	gTLD

6

REEDKRAKOFFXXX.COM	GoDaddy	gTLD
REEDKREKOF.COM	GoDaddy	gTLD
REEDKREKOFF.COM	GoDaddy	gTLD
REEDKRAKOFF.EU	GoDaddy	gTLD
REEDKRAKOFF.XXX	GoDaddy	gTLD
510ny.com	IPM	gTLD
reed-krakoff.asia	IPM	gTLD
reed-krakoff.biz	IPM	gTLD
reed-krakoff.info	IPM	gTLD
reed-krakoff.mobi	IPM	gTLD
reed-krakoff.name	IPM	gTLD
reed-krakoff.net	IPM	gTLD
reed-krakoff.org	IPM	gTLD
reed-krakoff.tel	IPM	gTLD
reed-krakoff-handbags.com	IPM	gTLD
reed-krakoff-shoes.com	IPM	gTLD
reedkorakoffbags.com	IPM	gTLD
reedkrakoff.asia	IPM	gTLD
reedkrakoff.biz	IPM	gTLD
reedkrakoff.info	IPM	gTLD
reedkrakoff.mobi	IPM	gTLD
reedkrakoff.name	IPM	gTLD
reedkrakoff.net	IPM	gTLD
reedkrakoff.org	IPM	gTLD
reedkrakoff.tel	IPM	gTLD
reedkrakoff-perfume.com	IPM	gTLD
reedkrakoff510.com	IPM	gTLD
reedkrakoffclothing.com	IPM	gTLD
reedkrakoffdesign.com	IPM	gTLD
reedkrakoffdesigner.com	IPM	gTLD
reedkrakoffdesigns.com	IPM	gTLD
reedkrakoffeyewear.com	IPM	gTLD
reedkrakofffashion.com	IPM	gTLD
reedkrakofffragrance.com	IPM	gTLD
reedkrakoffglasses.com	IPM	gTLD
reedkrakoffhandbags.com	IPM	gTLD
reedkrakoffnewyork.com	IPM	gTLD
reedkrakoffperfume.com	IPM	gTLD
reedkrakoffshoes.com	IPM	gTLD
reedkrakoffshopping.com	IPM	gTLD
reedkrakoffstore.com	IPM	gTLD
reedkrakoffsunglasses.com	IPM	gTLD
reedkrakoffwatches.com	IPM	gTLD
reedny.com	IPM	gTLD
rk-handbags.com	IPM	gTLD
rk-shoes.com	IPM	gTLD
rk510.com	IPM	gTLD

rkclothing.com	IPM	gTLD
rkeyewear.com	IPM	gTLD
rkfragrance.com	IPM	gTLD
rkglasses.com	IPM	gTLD
rkhandbags.com	IPM	gTLD
rkperfume.com	IPM	gTLD
rkribbon.com	IPM	gTLD
rkshoes.com	IPM	gTLD
rksunglasses.com	IPM	gTLD
rkwatches.com	IPM	gTLD
reed-krakoff.com.ar	IPM	ccTLD
reedkrakoff.com.ar	IPM	ccTLD
reed-krakoff.com.au	IPM	ccTLD
reedkrakoff.com.au	IPM	ccTLD
reed-krakoff.at	IPM	ccTLD
reed-krakoff.co.at	IPM	ccTLD
reedkrakoff.at	IPM	ccTLD
reedkrakoff.co.at	IPM	ccTLD
reed-krakoff.be	IPM	ccTLD
reedkrakoff.be	IPM	ccTLD
reedkrakoff.com.br	IPM	ccTLD
reed-krakoff.ca	IPM	ccTLD
reedkrakoff.ca	IPM	ccTLD
reed-krakoff.cl	IPM	ccTLD
reedkrakoff.cl	IPM	ccTLD
Reedkrakoff.xn—fiqs8s	IPM	ccTLD
reedkrakoff.xn—fiqz9s	IPM	ccTLD
reed-krakoff.cn	IPM	ccTLD
reed-krakoff.com.cn	IPM	ccTLD
reed-krakoff.keyword.cn	IPM	ccTLD
reedkrakoff.keyword.cn	IPM	ccTLD
reed-krakoff.co	IPM	ccTLD
reed-krakoff.com.co	IPM	ccTLD
Reedkrakoff.co	IPM	ccTLD
reedkrakoff.com.co	IPM	ccTLD
reed-krakoff.cz	IPM	ccTLD
reedkrakoff.cz	IPM	ccTLD
reed-krakoff.co.dk	IPM	ccTLD
reed-krakoff.dk	IPM	ccTLD
reedkrakoff.dk	IPM	ccTLD
reed-krakoff.eu	IPM	ccTLD
reed-krakoff.fi	IPM	ccTLD
reedkrakoff.fi	IPM	ccTLD
reed-krakoff.com.fr	IPM	ccTLD
reed-krakoff.fr	IPM	ccTLD
reedkrakoff.com.fr	IPM	ccTLD
reedkrakoff.fr	IPM	ccTLD

reed-krakoff.com.de	IPM	ccTLD
reed-krakoff.de	IPM	ccTLD
reedkrakoff.com.de	IPM	ccTLD
reedkrakoff.de	IPM	ccTLD
reed-krakoff.com.gr	IPM	ccTLD
reed-krakoff.gr	IPM	ccTLD
reedkrakoff.com.gr	IPM	ccTLD
reedkrakoff.gr	IPM	ccTLD
reed-krakoff.com.hk	IPM	ccTLD
reed-krakoff.hk	IPM	ccTLD
reedkrakoff.com.hk	IPM	ccTLD
reedkrakoff.hk	IPM	ccTLD
reed-krakoff.co.hu	IPM	ccTLD
reed-krakoff.hu	IPM	ccTLD
reedkrakoff.co.hu	IPM	ccTLD
reedkrakoff.hu	IPM	ccTLD
reed-krakoff.co.in	IPM	ccTLD
reed-krakoff.in	IPM	ccTLD
reedkrakoff.co.in	IPM	ccTLD
reedkrakoff.in	IPM	ccTLD
Reed-krakoff.ie	IPM	ccTLD
Reedkrakoff.ie	IPM	ccTLD
reed-krakoff.co.il	IPM	ccTLD
reedkrakoff.co.il	IPM	ccTLD
reed-krakoff.co.it	IPM	ccTLD
reed-krakoff.it	IPM	ccTLD
reedkrakoff.co.it	IPM	ccTLD
reedkrakoff.it	IPM	ccTLD
reed-krakoff.jp	IPM	ccTLD
reed-krakoff.com.kz	IPM	ccTLD
reed-krakoff.kz	IPM	ccTLD
reedkrakoff.com.kz	IPM	ccTLD
reedkrakoff.kz	IPM	ccTLD
reed-krakoff.com.kw	IPM	ccTLD
reedkrakoff.com.kw	IPM	ccTLD
reed-krakoff.li	IPM	ccTLD
reedkrakoff.li	IPM	ccTLD
ReedKrakoff.lt	IPM	ccTLD
reed-krakoff.lu	IPM	ccTLD
reedkrakoff.lu	IPM	ccTLD
reed-krakoff.com.my	IPM	ccTLD
reedkrakoff.com.my	IPM	ccTLD
reed-krakoff.com.mx	IPM	ccTLD
reed-krakoff.mx	IPM	ccTLD
reedkrakoff.com.mx	IPM	ccTLD
reedkrakoff.mx	IPM	ccTLD
reed-krakoff.nl	IPM	ccTLD

reedkrakoff.nl	IPM	ccTLD
reed-krakoff.co.nz	IPM	ccTLD
reedkrakoff.co.nz	IPM	ccTLD
reed-krakoff.no	IPM	ccTLD
reedkrakoff.no	IPM	ccTLD
reed-krakoff.com.pk	IPM	ccTLD
reed-krakoff.pk	IPM	ccTLD
reedkrakoff.com.pk	IPM	ccTLD
reedkrakoff.pk	IPM	ccTLD
reed-krakoff.com.pe	IPM	ccTLD
reed-krakoff.pe	IPM	ccTLD
reedkrakoff.com.pe	IPM	ccTLD
reedkrakoff.pe	IPM	ccTLD
reed-krakoff.com.ph	IPM	ccTLD
reed-krakoff.ph	IPM	ccTLD
reedkrakoff.com.ph	IPM	ccTLD
reedkrakoff.ph	IPM	ccTLD
reed-krakoff.com.pl	IPM	ccTLD
reed-krakoff.pl	IPM	ccTLD
reedkrakoff.com.pl	IPM	ccTLD
reedkrakoff.pl	IPM	ccTLD
reed-krakoff.co.pt	IPM	ccTLD
reed-krakoff.com.pt	IPM	ccTLD
reedkrakoff.co.pt	IPM	ccTLD
reedkrakoff.com.pt	IPM	ccTLD
reed-krakoff.com.qa	IPM	ccTLD
reed-krakoff.qa	IPM	ccTLD
reedkrakoff.com.qa	IPM	ccTLD
reedkrakoff.qa	IPM	ccTLD
reed-krakoff.com.ro	IPM	ccTLD
reed-krakoff.ro	IPM	ccTLD
reedkrakoff.com.ro	IPM	ccTLD
reedkrakoff.ro	IPM	ccTLD
reed-krakoff.com.ru	IPM	ccTLD
reed-krakoff.ru	IPM	ccTLD
reedkrakoff.com.ru	IPM	ccTLD
reedkrakoff.ru	IPM	ccTLD
reed-krakoff.com.sg	IPM	ccTLD
reed-krakoff.sg	IPM	ccTLD
reedkrakoff.com.sg	IPM	ccTLD
reedkrakoff.sg	IPM	ccTLD
reed-krakoff.co.za	IPM	ccTLD
reedkrakoff.co.za	IPM	ccTLD
reed-krakoff.co.kr	IPM	ccTLD
reed-krakoff.kr	IPM	ccTLD
reedkrakoff.co.kr	IPM	ccTLD
reedkrakoff.kr	IPM	ccTLD

reed-krakoff.com.es	IPM	ccTLD
reed-krakoff.es	IPM	ccTLD
reedkrakoff.com.es	IPM	ccTLD
reedkrakoff.es	IPM	ccTLD
reed-krakoff.se	IPM	ccTLD
reedkrakoff.se	IPM	ccTLD
reed-krakoff.ch	IPM	ccTLD
reedkrakoff.ch	IPM	ccTLD
reed-krakoff.com.tw	IPM	ccTLD
reed-krakoff.tw	IPM	ccTLD
reedkrakoff.com.tw	IPM	ccTLD
reedkrakoff.tw	IPM	ccTLD
reed-krakoff.tv	IPM	ccTLD
reedkrakoff.tv	IPM	ccTLD
reed-krakoff.com.ua	IPM	ccTLD
reedkrakoff.com.ua	IPM	ccTLD
reed-krakoff.co.uk	IPM	ccTLD
reed-krakoff.gb.com	IPM	ccTLD
reed-krakoff.uk.com	IPM	ccTLD
reedkrakoff.co.uk	IPM	ccTLD
reedkrakoff.gb.com	IPM	ccTLD
reedkrakoff.uk.com	IPM	ccTLD
reed-krakoff.us	IPM	ccTLD
reed-krakoff.us.com	IPM	ccTLD
reedkrakoff.us	IPM	ccTLD
reedkrakoff.us.com	IPM	ccTLD
reed-krakoff.co.ve	IPM	ccTLD
reed-krakoff.com.ve	IPM	ccTLD
reedkrakoff.co.ve	IPM	ccTLD
reedkrakoff.com.ve	IPM	ccTLD
reed-krakoff.com.vn	IPM	ccTLD
reedkrakoff.com.vn	IPM	ccTLD

EXHIBIT J

Form of Branding Agreement Side Letter

EXHIBIT J

July [ • ], 2013

Coach, Inc.

516 West 34th Street

New York, NY 10001

Attn: Todd Kahn, General Counsel and Executive

Vice President

RK Co.

[]

New York, NY []

Attn: []

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is entered into by Coach, Inc. (“Coach”), RK Co. and Reed Krakoff (“Krakoff”) in respect of certain matters more fully described in (i) that certain Loan and Security Agreement entered into on [•], 2013, by RK Co., Reed Krakoff LLC and Coach (“Loan Agreement”), pursuant to which RK Co. granted Coach a security interest in certain intellectual property, including rights in trademarks incorporating the “Reed Krakoff Name” (as such term is defined in the Branding Agreement, as defined below) in exchange for the Loan (as defined in the Loan Agreement) and (ii) that certain Modified Branding Agreement between RK Co. and Krakoff, dated as of [•] (the “Branding Agreement”), pursuant to which Krakoff granted RK Co. the right to develop and market lines of products under the name, likeness, image, and/or reputation of Krakoff. Coach, RK Co. and Krakoff hereby agree as follows:

1)	Krakoff’s Buy-Out Right. Commencing with Fiscal Year 2015, if (i) (x) RK Co. remains a party to the Branding Agreement and becomes an Affiliate (as defined in the Branding Agreement) of Coach, or (y) an Event of Default occurs under the Loan Agreement and, thereafter, Coach or an Affiliate of Coach replaces RK Co. as a party to the Branding Agreement (each, a “Coach Foreclosure”), Reed Krakoff may purchase from RK Co. (or its successor) the rights granted to RK Co. in the Branding Agreement and be released from the forbearance obligations stated in the Branding Agreement (the “Buy-Out Option”), if (A) Net Sales (as defined in the Branding Agreement) of the Reed Krakoff Brand are less than Twenty Five (25) million US Dollars annually for the prior Fiscal Year (as defined in the Branding Agreement), and (B) Net Sales for such Fiscal Year are less than eighty (80) percent of the average Net Sales for the prior three (3) years. The “Purchase Price” will be the higher of (i) two (2) times the prior twelve (12) months Net Sales or (ii) the percentage set forth below of the cumulative operating losses of the Reed Krakoff Brand from commencement of the brand by Coach through the Effective Date (“Cumulative Operating Loss”):

Time From a Coach Foreclosure to Closing of the Buy-Out Option:	Purchase Price:
Within 12 months	100% of Cumulative Operating Loss
After 12 months but before 24 months	75% of Cumulative Operating Loss
After 24 months but before 36 months	50% of Cumulative Operating Loss
After 36 months but before 48 months	25% of Cumulative Operating Loss
After 48 months	0% of Cumulative Operating Loss

2.	Rights under the Branding Agreement. If Krakoff exercises his Buy-Out Option pursuant to Section 1 of this Agreement, RK Co. and Coach agree that, at Krakoff’s option by written notice to Coach and RK Co. (at the notice addresses set forth in Section 3 below), (i) all rights, consents, licenses, and powers of attorney granted to RK Co. and, in the event of Coach Foreclosure, Coach under the Branding Agreement shall automatically terminate with no further effect, (ii) all right, title and interest of RK Co. and, in the event of a Coach Foreclosure, Coach in and to the Collateral that constitutes Intellectual Property (as those terms are defined in the Loan Agreement) shall be assigned to Krakoff and (iii) all right, title and interest assigned to RK Co. and, in the event of Coach Foreclosure, Coach under the Branding Agreement shall revert to Krakoff; and RK Co. and Coach shall assign to Krakoff all such right, title and interest in (x) intellectual property and other proprietary rights developed and created in connection with the Reed Krakoff Brand pursuant to the Branding Agreement and (y) all images and likenesses of Reed Krakoff captured and used by Coach, RK Co. and their predecessors and affiliates; in each case, in connection with the Reed Krakoff Brand (as defined in the Branding Agreement). Upon Krakoff’s exercise of the Buy-Out Option, Coach and RK Co., if applicable, agree to deliver promptly to Krakoff or destroy, at Krakoff’s option, all goods and inventory marketed under the Reed Krakoff Brand in RK Co.’s or Coach’s possession or control.

3.	Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses:

If to Coach:

Coach, Inc.

516 West 34th Street

New York, NY 10001

Attn: Todd Kahn, General Counsel and Executive Vice President

Fax: (212) 629-2398

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver and Jacobson LLP

801 17th Street NW

Washington, DC 20006

Attn: Brian T. Mangino, Esq.

Fax: (202) 639-7003

2

If to RK Co.:

RK Co.

[                                      ]

Attn: [                  ]

Fax:  [                  ]

With a copy (which shall not constitute notice) to:

[                                      ]

Attn: [                  ]

Fax:  [                  ]

If to Krakoff:

Reed Krakoff

[                                      ]

Attn: [                   ]

Fax:  [                   ]

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Paul Shim

Fax: (212) 225-3999

4.	Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies. The parties hereto consent and agree to the exclusive jurisdiction of the courts of the state of New York sitting in New York County and of the federal court in the Southern District of New York and any appellate court from any thereof for all actions necessary to enforce any provision of this Agreement or any award hereunder. The parties hereto hereby waive all objections to such courts with respect to such actions, including objections based on improper venue or inconvenient forum. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 3 hereof.

3

5.	Miscellaneous. This Agreement constitutes the whole and only agreement between the parties hereto relating to the subject matter of this Agreement and supersedes all prior discussions, negotiations and agreements between the parties hereto regarding the subject matter herein. No amendment or waiver of any portion of this Agreement shall be effective unless it is set forth in an instrument in writing signed by the parties hereto.

6.	Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by Coach and RK Co. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission (including in .pdf or .tif format) shall be effective as delivery of a manually executed counterpart thereof.

7.	Third Party Beneficiary Rights. The parties agree that, from the date of this Agreement to the date that is five years from the date hereof, Coach is an intended third party beneficiary of the Branding Agreement with the right to recover from either RK Co. or Krakoff any damages it may suffer as a result of any breach thereof or any failure of the parties to act in accordance with the terms of the Branding Agreement. Accordingly, the parties agree that until the date that is five years from the date hereof, RK Co. and Krakoff will not terminate or amend the Branding Agreement without the prior written consent of Coach. For the sake of clarity, on and following the fifth anniversary of the date hereof, Coach shall have no direct rights over or with respect to the Branding Agreement.

Please sign in the space indicated below to indicate your acceptance of and agreement with the terms of this Agreement.

Very truly yours,

Reed Krakoff

By:

ACCEPTED AND AGREED TO

As of the date first above written:

Coach, Inc.

By:

ACCEPTED AND AGREED TO

As of the date first above written:

RK Co.

By:

4

EXHIBIT K

Form of Branding Agreement Termination Agreement

August 30, 2013

Coach, Inc.

516 West 34th Street

New York, NY 10001

Attention: General Counsel

Reed Krakoff

510 West 34th Street

New York, NY 10001

Re: Termination of the Branding Agreement

Dear Sir or Madam:

This letter agreement (this “Agreement”) is entered into by Coach, Inc. (“Coach”) and Reed Krakoff (“Krakoff”) in respect of that certain Branding Agreement, effective as of August 5, 2010 between Krakoff and Coach (the “Branding Agreement”), pursuant to which Krakoff granted Coach the right to develop and market lines of products under the name, likeness, image, and/or reputation of Krakoff.

In addition to this Agreement, the parties hereto and certain of their affiliates have entered into an Asset Purchase Agreement, dated July 29, 2013, (“APA”) pursuant to which Coach has agreed to transfer certain Assets (as defined in the APA), including assets related to the Reed Krakoff Brand, to Reed Krakoff International LLC, a Delaware Limited Liability Company affiliated with Krakoff.

In connection with the APA, the parties wish to terminate the Branding Agreement (excepting the survival of certain provisions) and, intending to be legally bound, hereby agree to the following:

1.	Unless defined herein, the capitalized terms used in this Agreement shall have the meaning ascribed to such terms in the Branding Agreement.

2.	The parties hereto each agree that the Branding Agreement is hereby terminated, with no further effect.

3.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies. The parties hereto consent and agree to the exclusive jurisdiction of the courts of the state of New York sitting in New York County and of the federal court in the Southern District of New York and any appellate court from any thereof for all actions necessary to enforce any provision of this Agreement or any award hereunder. The parties hereto hereby waive all objections to such courts with respect to such actions, including objections based on improper venue or inconvenient forum. This Agreement constitutes the whole and only agreement between the parties hereto relating to the subject matter of this Agreement and supersedes all prior discussions, negotiations and agreements between the parties hereto regarding the subject matter herein. No amendment or waiver of any portion of this Agreement shall be effective unless it is set forth in an instrument in writing signed by the parties hereto.

Please sign in the space indicated below to indicate your acceptance of and agreement with the terms of this Agreement.

Very truly yours,

Reed Krakoff

By:

ACCEPTED AND AGREED TO

As of the date first above written:

Coach, Inc.

By: